Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-219100

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Ordinary Shares of BBVA Banco Francés S.A., par value Ps.1.00 per share (including ordinary shares represented by American Depositary Shares)(2)(3)	75,781,789	US$5.28	US$400,380,452	US$46,404

(1)	Calculated pursuant to Rule 457(r) under the Securities Act.
(2)	All or part of the ordinary shares being registered hereby may be represented by American Depository Shares (“ADSs”), each of which represents three ordinary shares. ADSs represented by American depositary receipts issuable upon the deposit of ordinary shares registered hereby have been previously registered under a separate registration statement on Form F-6 (File No. 333-188557).
(3)	The registration fee set forth in the table includes (a) the offer and sale of ordinary shares (including ordinary shares represented by ADSs) through the international underwriters and by the issuer in the related rights offering, in each case in the United States and to U.S. persons, (b) the resale in the United States and to U.S. persons of ordinary shares (including ordinary shares represented by ADSs) sold through the international underwriters and the Argentine placement agent and by the issuer in the related rights offering, in each case in transactions exempt from registration pursuant to Regulation S, and (c) ordinary shares (including ordinary shares represented by ADSs) that the underwriters may purchase pursuant to their option to purchase additional ordinary shares.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 30, 2017)

BBVA Banco Francés S.A.

66,000,000 Ordinary Shares

in the Form of Shares or American Depositary Shares

We are offering 65,211,930 ordinary shares, par value Ps.1.00 per ordinary share, or “Shares,” which may be represented by American depositary shares, or “ADSs”, in a global offering which consists of an international offering in the United States and other countries outside Argentina and a concurrent offering in Argentina. Each ADS represents three Shares. The international offering of the ADSs is being underwritten by the international underwriters named in this prospectus supplement. In the Argentine offering, Shares are being offered by us to investors in Argentina through the Argentine placement agent named in this prospectus supplement. The Shares being offered in the global offering may be reallocated between the international offering and the Argentine offering depending on demand and related factors in the Argentine and international markets. The closings of the international offering and the Argentine offering are conditioned upon each other.

Under Argentine law, our existing shareholders are entitled to preemptive and accretion rights to subscribe to our capital increase underlying the global offering. As a result, in connection with this global offering, we commenced on July 6, 2017 a preemptive and accretion rights offering in Argentina to our shareholders of record as of July 5, 2017, who had the opportunity to subscribe for up to 95,000,000 Shares at the price of the Shares offered and sold in the Argentine offering. The subscription period in respect of the rights offering expired immediately prior to the announcement of the public offering price and the allocation of the Shares and ADSs in the global offering. A total of 788,070 Shares were subscribed pursuant to the rights offering. In order to facilitate the execution of the global offering, our controlling shareholders representing 75.42% of our capital stock assigned to BBVA Francés Valores S.A., as subscription agent acting on behalf of the international underwriters, their preemptive and accretion rights in respect of the Shares to be issued pursuant to the global offering. The rights offering was not available to existing holders of ADSs. Subject to the provisions of the deposit agreement, The Bank of New York Mellon, as depositary, sought to sell the rights it received with respect to ADSs and distribute the proceeds, if any, after deducting the depositary’s fees and expenses and any applicable taxes, pro rata to the holders of ADSs as of a record date determined by the depositary. See “Rights Offering in Argentina.”

Our ADSs are listed on the New York Stock Exchange, or “NYSE,” under the symbol “BFR.” The closing price of the ADSs on the NYSE on July 18, 2017 was US$15.88 per ADS. Our Shares are listed on the Argentine Stock Exchange (Bolsas y Mercados Argentinos S.A., or “BYMA”) under the symbol “FRAN” and on the Mercado de Valores Latinoamericanos de la Bolsa de Madrid, or “LATIBEX,” under the symbol “XBFR.” The closing price of the Shares on the BYMA on July 18, 2017 was Ps.92.50 per Share, or US$5.43 per Share (equivalent to a price of US$16.30 per ADS) based on the rate of exchange on that day.

The public offering of our Shares in Argentina has been approved by the Argentine securities regulator (Comisión Nacional de Valores, or “CNV”). Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Shares and the ADSs involves risks. See “Risk Factors” beginning on page 25 of this prospectus supplement and in our 2016 Form 20-F incorporated by reference herein.

	Per ADS		Total
Public offering price	US$	15.85	US$	348,700,000
Underwriting discounts and commissions	US$	0.317	US$	6,974,000
Proceeds, before expenses, to us	US$	15.533	US$	341,726,000

We have granted the international underwriters the right for a period of 30 days from the date of this prospectus supplement to purchase in the aggregate up to an additional 9,781,789 Shares represented by ADSs at the public offering price paid by investors minus any applicable discounts and commissions pursuant to their option to purchase additional Shares. New shareholders that purchased Shares or ADSs in the global offering will not have preemptive or accretion rights with respect to the Shares represented by ADSs sold pursuant to the option to purchase additional Shares.

We expect the ADSs will be ready for delivery on or about July 24, 2017.

Global Coordinators and Joint Bookrunners

Morgan Stanley	Citigroup

Joint Bookrunners

Credit Suisse	BBVA

The date of this prospectus supplement is July 18, 2017.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

We are offering the securities for sale in those jurisdictions in the United States and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the securities and neither we nor the underwriters are soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or from any person to whom it is not permitted to make such offer or sale. We refer you to the information under “Underwriting” in this prospectus supplement. The delivery of this prospectus supplement, at any time, does not create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement is correct as of any time subsequent to that date.

GLOSSARY

In this prospectus supplement, the following terms will have the meanings set forth below, unless otherwise indicated or the context otherwise requires:

•	“ADRs” refers to American depositary receipts evidencing ADSs.

•	“ADSs” refers to American depositary shares, each representing three ordinary shares of BBVA Francés.

•	“Argentina” refers to the Republic of Argentina.

•	“Argentine banks” refers to banks that operate in Argentina.

•	“Argentine government” or the “government” refers to the federal government of Argentina or any Argentine provincial, municipality or city government.

•	“Argentine private banks” refers to banks that are not controlled or owned by the Argentine government.

•	“BBVA” refers to Banco Bilbao Vizcaya Argentaria, S.A.

•	“BBVA Group” refers to BBVA together with its consolidated subsidiaries, which includes BBVA Francés.

•	“Central Bank” refers to the Banco Central de la República Argentina (BCRA), or the Argentine Central Bank.

•	“CNV” refers to the Argentine Comisión Nacional de Valores, or the Argentine securities regulator.

•	“ordinary shares” or “Shares” refers to the ordinary shares of BBVA Francés, par value Ps. 1.00 per ordinary share.

•	“securities” refers to the Shares and the ADSs, collectively.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•	“SME” refers to small and medium-size enterprises.

•	“We”, “us”, “our”, the “Bank”, the “Company” and “BBVA Francés” refer to BBVA Banco Francés S.A. and its consolidated subsidiaries, unless the context otherwise requires.

•	“$”, “US$”, “U.S. dollars” and “dollars” refer to United States dollars.

•	“Ps.” and “pesos” refer to Argentine pesos.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus supplement is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.bbvafrances.com.ar. We are an issuer in Argentina of securities registered with the CNV. Our ordinary shares are traded on BYMA under the symbol “FRAN.” Accordingly, we are currently required to file quarterly and annual reports and issue hechos relevantes (notices of material events) to the CNV, and provide copies of such reports and notices to the Buenos Aires Stock Exchange. All such reports are in Spanish and available at www.cnv.gob.ar and www.bbvafrances.com.ar. The information contained on and linked from our or the CNV’s website is not incorporated by reference into the prospectus supplement and accompanying prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus supplement specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus supplement or another prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

We incorporate by reference in this prospectus supplement the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus supplement) that we file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2016 (the “2016 Form 20-F”) filed with the SEC on April 19, 2017; and

•	our report on Form 6-K as furnished to the SEC on June 30, 2017 (the “Q1 Form 6-K”).

Except for the Reports on Form 6-K specifically listed above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents).

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing to or telephoning us at the following address or telephone number:

BBVA Banco Francés S.A.

Attention: Investor Relations Department

Av. Córdoba 111

C1054AAA Buenos Aires

Republic of Argentina

Telephone number: (54 11) 4341 5036

e-mail: ceciliaviviana.acuna@bbva.com; dcesarini@bbva.com

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in our other documents filed with, or furnished to, the SEC that are incorporated by reference into this prospectus supplement. Forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “expect”, “estimate”, “intend”, “plan”, “may”, “anticipate” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, are not guarantees of future performance and are subject to inherent risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus supplement and certain documents incorporated by reference into this prospectus supplement include forward-looking statements relating but not limited to management objectives, the implementation of our strategic initiatives, trends in results of operations, margins, costs, return on equity and risk management, including our potential exposure to various types of risk such as market risk, interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

We have identified some of the risks inherent in forward-looking statements in “Risk Factors” in this prospectus supplement, “Item 3. Key Information—Risk Factors”, “Item 4. Information on the Company”, “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our 2016 Form 20-F. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus supplement, and you should not consider the factors discussed here or in our 2016 Form 20-F listed above to be a complete set of all potential risks or uncertainties. Other important factors that could cause actual results to differ materially from those in forward-looking statements include, among others:

•	changes in general economic, business or political or other conditions in Argentina or changes in general economic or business conditions in Latin America;

•	changes in capital markets in general that may affect policies towards or lending to Argentina or Argentine companies;

•	increased costs and decreased income related to macroeconomic variables such as exchange rates and the consumer price index in Argentina;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt, equity or wholesale financing on attractive terms or at all; and

•	the factors discussed under “Risk Factors” in this prospectus supplement and “Item 3. Key Information—D. Risk Factors” in our 2016 Form 20-F.

The forward-looking statements made in this prospectus supplement speak only as of the date of this prospectus supplement. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures or to reflect the occurrence of unanticipated events, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature we may make in our other documents filed with, or furnished to, the SEC that are incorporated by reference into this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated by reference herein or therein, carefully, including the “Risk Factors” and “Forward-Looking Information” sections of this prospectus supplement, the “Risk Factors” section of the 2016 Form 20-F and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.

Overview

Our Business

BBVA Francés is a leading Argentine banking institution present in the local financial system since 1886. We are a subsidiary of the BBVA Group, a global financial group with a presence in South America, Europe, the United States, Mexico and Turkey, and our principal shareholder since 1996. We are the third largest Argentine private bank in terms of total deposits, with 5.8% of total banking system deposits (7.3% of private sector deposits), and the fourth largest in terms of private loans, with 6.7% of total banking system loans (10.1% of private sector loans) based on information published by the Central Bank as of March 31, 2017. We maintain a geographic presence in all 23 provinces in Argentina and the City of Buenos Aires, and as of March 31, 2017, we served 2.4 million customers.

As of March 31, 2017, we had total assets of Ps. 184.4 billion, a total loan portfolio of Ps. 82.9 billion, total deposits of Ps. 122.8 billion and total shareholders’ equity of Ps. 17.2 billion, on a consolidated basis. Our consolidated net income for the three months ended March 31, 2017 and for the year ended December 31, 2016 was Ps. 1.6 billion and Ps. 3.6 billion, respectively.

Through our universal banking platform, we provide a broad range of financial solutions to individuals and businesses throughout Argentina and across all segments of the population, including retail and commercial banking, insurance, asset management, securities brokerage and investment banking products and services. We believe that our ability to deliver comprehensive financial solutions to our clients, complemented with our unique strategic alliances and our capacity to leverage the BBVA Group’s global expertise, relationships and technological platform, provides us with significant competitive advantages over other Argentine financial services companies. Such competitive advantages place us in a privileged position to capture opportunities arising from recently implemented macroeconomic policies and reforms, which are expected to stimulate economic growth and reduce inflation, and to capitalize on the consolidation potential of the fragmented banking sector.

We conduct our operations through the following principal business lines:

•

Retail banking, through which we offer financial services to individuals across all income segments. Our main retail banking products include checking and savings accounts, time deposits, credit cards, personal and auto loans, mortgages, insurance and investment products. Despite our historically strong presence within the middle-income and affluent segments of the population, our products and distribution channels are designed to attract clients across all segments. As of March 31, 2017, we had approximately 2.35 million retail banking clients, compared with 2.1 million retail banking clients as of December 31, 2014. Our retail banking strategy is focused on growing our client base; expanding our product offering and services, particularly in underdeveloped products such as mortgages and in products where we see potential to increase our market share such as personal loans; and leveraging our technological platform to enhance our clients’ banking experience. As of March 31, 2017, we had total loans of Ps. 40,182 million and total deposits of Ps. 83,070 million within our retail banking business line, compared with total loans of Ps. 28,013 million and total deposits of Ps. 49,046 million as of March 31, 2016, respectively.

•	Middle market, through which we offer financial services primarily to local private-sector companies. Our main middle market products include financing products, factoring, checking accounts, time deposits, transactional and payroll services, insurance and investment products. As of March 31, 2017, we had approximately 40,000 middle market clients. We believe that SMEs are a key element for economic growth in Argentina and we are focused on expanding the number of clients we serve and on being a strategic ally to our middle market clients, supporting them with tailored products and transactional solutions, as well as with differentiated customer support through 34 of our branches. As of March 31, 2017, we had total loans of Ps. 25,124 million and total deposits of Ps. 27,825 million within our middle market business line, compared with total loans of Ps. 17,654 million and total deposits of Ps. 21,692 million as of March 31, 2016, respectively.

•	Corporate and investment banking, through which we offer financial services to some of the largest Argentine corporations and multinational companies operating in Argentina. In addition to the products we offer to our middle market company clients, we provide our corporate and investment banking clients with global transaction services, global markets solutions such as risk management and securities brokerage, long term financing products including project finance and syndicated loans, and corporate finance services including M&A and capital markets advisory. As of March 31, 2017, we had approximately 770 corporate, institutional and investment banking clients, which includes substantially all of the largest corporates and multinational companies in Argentina. Within our corporate and investment banking business line, we are focused on leveraging the deep expertise of our industry-focused relationship executives, supported by the BBVA Group’s global network, to continue to provide bespoke global financial solutions to our corporate client base. We believe that recently implemented macroeconomic policies and structural reforms have translated into expectations of an Argentine economy with lower inflation and currency volatility and higher economic growth. In this expected new business environment, we are focused on being a trusted partner for our corporate clients as they seek to finance investment opportunities, particularly within certain sectors of the economy where investment has lagged such as telecommunications, energy and infrastructure. As of March 31, 2017, we had total loans of Ps. 17,606 million and total deposits of Ps. 11,927 million within our corporate and investment banking business line, compared with total loans of Ps. 13,616 million and total deposits of Ps. 9,280 million as of March 31, 2016, respectively.

Please see our 2016 Form 20-F for a breakdown of our loans and deposits by the type of branch where the loan or deposit is recorded.

We offer our products and services through our extensive multi-channel distribution network that includes 252 branches, 742 ATMs, 799 self-service terminals, a telephone banking service, a modern, secure and functional Internet banking platform with over one million active users representing over 45% of our total clients, a mobile banking app with over 400,000 downloads and a total of 6,231 employees, each as of March 31, 2017. Our distribution network is complemented by strategic partnerships, including those with LATAM Airlines, soccer clubs Boca Juniors, River Plate and Talleres de Cordoba, car manufacturers Peugeot, Renault and Volkswagen, and insurance companies such as La Caja, that have allowed us to expand our client reach cost efficiently and further expand our points of presence while enhancing our value proposition.

We believe that the investments we have made in our physical and digital distribution channels provide us with a key competitive advantage by enabling us to deliver a differentiated, flexible and convenient banking experience to our clients. Furthermore, we believe that our existing distribution network has the necessary reach and scale to support our future growth while increasing our operating efficiency as we grow the number of clients and products in our platform.

The following table shows certain of our key financial and operational statistics as of and for the periods indicated.

BBVA Francés	As of and for the three months ended March 31,	As of and for the year ended December 31,
	2017	2016	2015	2014
	(in millions of pesos, except percentages and branch data)
Branches	252	251	251	251
Loans	82,912	78,890	56,563	41,443
Retail	40,182	46,978	34,172	24,694
Middle market	25,124	21,768	15,357	10,604
Corporate & Investment	17,606	10,045	6,967	6,090
Public sector	—	99	67	54
Total assets	184,364	151,753	110,736	74,289
Total deposits	122,822	114,622	76,864	51,443
Retail	83,070	93,093	54,778	37,370
Middle market	27,825	14,803	9,509	6,795
Corporate & Investment	11,927	6,726	12,578	7,278
Shareholders’ equity	17,155	16,460	13,716	10,332
Non-performing loans as a percentage of total loans(1)	0.84%	0.77%	0.64%	0.99%
Efficiency(2)	67.4%	57.1%	50.3%	51.1%
Return on average shareholders’ equity(3)	38.2%	24.1%	31.5%	36.6%

(1)	Non-performing loans include all loans to borrowers classified as “Medium Risk”, “Substandard”, “High Risk”, “High Risk of Insolvency”, “Irrecoverable” and “Irrecoverable for Technical Decision” according to the Central Bank debtor classification system.
(2)	Efficiency is calculated as Operating Expenses including depreciations and amortizations / (Financial income – Financial expenses + Service charge income – Service charge expenses).
(3)	Return on average shareholders’ equity is calculated as net income (annualized for the three months ended March 31, 2017) divided by average shareholders’ equity (such average calculated as the average of shareholders’ equity at the end of the current period and at the end of the prior period).

Market Opportunity

We believe that the macroeconomic policies and reforms being implemented by President Macri’s administration (the “Macri Administration”), Argentina’s large and educated middle class, the low penetration of financial services and the stable and well-regulated banking system that remains highly fragmented relative to other countries in the region offer a significant opportunity for us to continue growing our platform, product offering and client base.

Third largest economy in Latin America with a large population and sizeable middle class

With an estimated nominal GDP of US$545 billion in 2016 according to Oxford Economics, Argentina is the third largest economy in Latin America and the second largest in terms of GDP per capita. After having grown at an average annual rate of 0.9% from 2011 to 2016 in real terms, Argentina’s GDP is estimated by the International Monetary Fund (“IMF”) to grow in real terms by 2.2% in 2017 and 2.3% in 2018, driven to a large extent by the measures enacted by the Macri Administration that intend to correct longstanding fiscal and monetary policies that had resulted in recurrent public sector deficits, high inflation, pervasive foreign exchange controls and limited foreign investment. Argentina has a total population in excess of 44 million people and benefits from having a large and educated middle class that is a result of lower income inequality compared with other countries in the region, as measured by the World Bank’s GINI index. Having a large, educated and relatively wealthy middle class makes dissemination of banking and financial products easier and faster as the country returns to sustainable economic growth and inflation stability, since such segment of the population has predominantly formal-sector jobs and banking relationships already in place.

Normalization of the economy and banking sector resulting from recently implemented structural reforms

The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, substantial levels of inflation and currency devaluation. Such volatility, coupled with regulations issued during prior administrations affecting financial institutions, mainly regulating the foreign exchange market, imposing capital requirements and establishing interest rate caps on loans, interest rate floors on deposits and limits on fees, severely affected banking activity and profitability. As a result, bank lending in Argentina suffered a prolonged period of stagnation and the banking sector became primarily transaction-driven.

Since assuming office, the Macri Administration has implemented several significant macroeconomic policies and reforms, including the lifting of practically all foreign exchange controls; the revisions of methodologies used by the Argentine National Statistics and Censuses Institute (the “INDEC”) to measure GDP and inflation and the publication of statistical information conforming to international standards; the settlement of the long-lasting disputes with Argentina’s hold-out creditors and the return to the international financial markets; the gradual dismantling of subsidies and other measures that had practically crippled Argentina’s energy generation through the lack of any significant investment; the program for retirees and pensioners designed to put an end to decades of litigation over pension payments; and a tax amnesty that resulted in the declaration of over US$115 billion of undeclared assets by Argentine residents. The Central Bank has adopted numerous measures to correct economic imbalances and, as regulator of the banking system, is also implementing several measures to normalize the banking regulatory regime, including the elimination of restrictive regulations imposing limits on interest rates and fees. We expect that the new business environment will lead to a normalization of the banking system and, coupled with lower levels of inflation and increased economic growth, enable a strong recovery in lending activity.

Underpenetrated financial system with well-developed infrastructure in place

Argentina has one of the lowest market penetration rates of financial services in Latin America. According to the Central Bank and Oxford Economics, loans as a percentage of GDP were 13% in 2016, significantly below levels of other Latin American countries. Such underpenetration is evident in both the consumer and commercial loan segments. Consumer loans represented 7.2% of GDP in 2016, significantly below the 27-37% of countries with higher penetration of financial services, such as Brazil and Chile. Within the commercial sector, Argentine companies have comparatively low levels of debt leverage, largely due to past economic and inflation volatility, as well as limited access to financing sources. Commercial loans represented 7.6% of GDP in 2016, significantly below the 32-53% levels of Brazil and Chile. Beyond loans, underpenetration is also noticeable in other financial products such as deposits, insurance and investment products.

While the level of penetration of financial services in Argentina is low compared with other countries in the region, the financial services infrastructure already in place in the country is robust. There were 11 bank branches per 100,000 inhabitants in Argentina, compared with 10 in Mexico, 12 in Chile, 13 in Colombia and 7 in Peru. Similarly, there were 47 ATMs per 100,000 inhabitants in Argentina, compared with 37 in Mexico, 43 in Chile, 31 in Colombia and 46 in Peru. The credit card segment further illustrates the gap between infrastructure availability and usage. Argentina has among the highest ratios of credit cards and POS terminals per capita in Latin America, yet lags regional peers in terms of credit card loans relative to GDP and credit card spending relative to personal consumption expenditures. With plastics and POS terminals in place, we believe credit card usage has the potential to increase rapidly in an environment of lower inflation and interest rates.

We believe that the combination of low financial services penetration and the availability of infrastructure creates a unique opportunity for Argentine banks to grow organically as utilization of existing infrastructure improves.

Fragmented banking sector with possibility for further consolidation

The Argentine banking system remains largely unconsolidated, with no Argentine private bank concentrating more than 11% of total assets, loans or deposits as of March 31, 2017. Argentina has 78 financial institutions, versus 47 in Mexico, 25 in Colombia, 23 in Chile, and 16 in Peru. The combined market share of the top five banks based on loans and deposits significantly lags regional averages, suggesting there is still significant room for industry consolidation. As of December 31, 2016, Argentina’s top 5 banks concentrate 60% of deposits and 49% of loans, compared with 80% of deposits and 72% of loans in Brazil, 79% of deposits and 78% of loans in Chile, 68% of deposits and 70% of loans Colombia, 70% of both loans and deposits in Mexico, and 86% of deposits and 87% of loans in Peru.

We believe that having larger banks would improve operating efficiency as cost savings are materialized through the optimization of existing infrastructure. In 2016, Argentina’s banking system had an efficiency ratio of 59.0%, compared with 53.3% in Brazil, 57.7% in Chile, 35.9% in Colombia, 54.9% in Mexico and 40.1% in Peru, according to information published by each country’s banking system regulator. We believe that we are well-positioned to benefit from potential consolidation opportunities in the Argentine banking sector, supported by our scale, market position, brand recognition and access to capital, and we constantly explore acquisition opportunities. See “Use of Proceeds.”

Healthy banking sector with upside potential

Although Argentina’s economy has experienced periods of instability and volatility since the 2001-2002 crisis, the Argentine banking sector has generally maintained strong asset quality coupled with high liquidity and capitalization ratios, well above regulatory minimums. Additionally, the banks have followed sound banking system practices, such as alignment of assets and liabilities, maturities and currency exposure and limited Argentine sovereign debt exposure. During the five-year period ended December 31, 2016, the Argentine banking system had an average non-performing loan ratio of 1.53%, an average coverage ratio (defined as total reserves for loan losses divided by total non-performing loans) of 138% and an average loans to deposits ratio of 67%, based on Central Bank information. As of December 31, 2016, the 10 largest Argentine private banks had an average liquidity ratio of 40.7% and a total capital ratio of 14.4%, which is well above the 10.5% minimum threshold required by the Central Bank including the capital conservation buffer and 11.5% including an additional 1% buffer for financial institutions classified by the Central Bank as systemically important.

During the five-year period ended December 31, 2016, the Argentine banking sector delivered an average ROAE of 31.8% in nominal terms, according to Central Bank information. In real terms, however, bank profitability has been subdued by high levels of inflation. We believe that operating under conditions of lower inflation and increased lending activity would enable banks to improve profitability in real terms in the future.

Our Competitive Strengths

We believe our business model provides us with the following competitive advantages:

Leading universal banking platform well-positioned to capture future growth

We are a leading bank in Argentina focused on offering a broad range of financial services to individuals and businesses across all income segments and throughout all 23 Argentine provinces and the City of Buenos

Aires. Among the Argentine private banks we ranked third in terms of total deposits and fourth in terms of private sector loans as of March 31, 2017. We have particularly strong market positions within certain products that have allowed us to significantly increase our client base, such as auto loans, where we rank first among Argentine banks, and credit cards, where we rank third in financing and second in consumption, in each case as of March 31, 2017, and our universal banking model allows us to offer comprehensive financial solutions to our clients, aiming to be our clients’ first choice across all products. We believe that the investments we have made in our platform and our focus on customer service by leveraging technological innovations have made the BBVA Francés brand highly reputable and has resulted in high levels of client satisfaction. We believe that our universal banking model, scale, market leadership and brand positioning provide us with exceptional competitive advantages and growth opportunities as demand for loans and other financial services increases.

Robust multi-channel network focused on providing a differentiated banking experience

We have an efficient multi-channel distribution and servicing network that combines extensive physical infrastructure with modern, secure and functional digital channels, allowing us to provide a differentiated banking experience to individual and business clients across all income segments, who increasingly demand flexibility and convenience in financial products. Our physical infrastructure, which includes 252 branches, 742 ATMs, and 799 self-service terminals as of March 31, 2017, provides us with a strong presence in all 23 provinces in Argentina and in the City of Buenos Aires and the greater Buenos Aires province, which concentrate 46% of the population and where 67% of our branches and 68% of our ATMs are located. Additionally, we offer comprehensive banking services through our website and mobile banking app, which allow clients to complete a broad range of transactions and obtain credit approvals for certain products online. As of March 31, 2017, 45% of our total clients were active users of our website and our mobile banking app had been downloaded over 400,000 times. While we believe that our well-invested infrastructure is adequate to support our future growth, we will continue to adapt our network to maintain a high level of service and remain at the forefront of our clients’ preferences and needs.

Outstanding client acquisition and affinity-building capabilities through strategic alliances

We have developed unique channels that have allowed us to expand our client base cost-efficiently and increase client affinity for our products and brand. Our strategic partnerships including those with LATAM Airlines, soccer clubs Boca Juniors, River Plate and Talleres de Cordoba, auto distributors Peugeot, Renault and Volkswagen, and insurance companies such as La Caja, have allowed us to increase our points of sale at low fixed costs, enhance our products with unique value propositions and strengthen our brand. Our LATAM Pass credit card, which allows clients to earn miles on LATAM’s frequent-flyer program and other benefits on credit card purchases, represents 65% of our total issued credit cards. Through our partnerships with auto companies, we provide loans for approximately 40% of all financed new car sales in Argentina, making us the leader in this business line. In addition to our strategic partnerships, we have developed other low-cost client acquisition tools such as our online credit approval engine that allows retail clients to obtain instant credit approval for certain products on our website. We believe that our ability to acquire clients and build affinity at low costs is a significant competitive advantage in light of the shifting client preferences that increasingly favor non-traditional banking channels.

Synergies from our affiliation with the BBVA Group

We believe that being part of the BBVA Group, a leading global financial institution, offers us significant competitive advantages, including the ability to (i) access the BBVA Group’s operational expertise and multinational customer base; (ii) selectively replicate the BBVA Group’s product offerings in other countries and offer international solutions for clients’ financial needs; (iii) leverage the BBVA Group’s latest-generation, client-centric technological platform; and (iv) incorporate best practices developed abroad.

Balance sheet strength and profitability supported by a deeply rooted risk management culture

We have developed a strong risk management culture that leverages both our extensive local market knowledge and the BBVA Group’s worldwide expertise which we view as fundamental to our long-term stability and profitability. We typically operate under liquidity and capitalization parameters that exceed those required by local regulators. As a result, we have historically maintained industry-leading asset quality and liquidity metrics. During the three year period ending December 31, 2016, we had an average non-performing loans ratio of 0.73% and an average coverage ratio of 270%, compared with industry averages of 1.59% and 138%, respectively, according to information published by the Central Bank.

As of March 31, 2017, our liquidity ratio, as calculated by the Central Bank, was 46.8%, compared with an industry average of 40.3%.

We have maintained a strong balance sheet while continuing to grow. During the three year period ending December 31, 2016, our loan portfolio and deposits grew at compounded annual growth rates of 29.5% and 37.8%, respectively, compared with industry averages of 27.3% and 37.8%, according to information published by the Central Bank. In addition, we have developed a diversified and low-cost funding base with checking and savings account deposits representing 66% (57% in the local currency business) of our total sources of funding (total sources of funding includes checking accounts, saving accounts and other deposits) as of March 31, 2017. Our asset quality and solid balance sheet have contributed to our average nominal ROAE of 31.8% during the three year period ending December 31, 2016.

Experienced management team with an established track record in Argentina

We are led by a highly experienced senior management team, with an average of 19 years of experience in the Argentine financial services industry and strong capabilities in retail and commercial banking, risk management, finance, capital markets, M&A and corporate governance. We believe that our ability to grow and remain profitable despite significant periods of instability and volatility since the 2001-2002 crisis is due to a large extent to our management team’s expertise and ability to adapt to changing economic conditions.

Our Strategy

We seek to become the main bank for individuals and businesses in Argentina by delivering comprehensive financial solutions and a differentiated banking experience to our clients. We believe that a reduction of inflation, increased macroeconomic stability and real GDP growth in Argentina will create significant opportunities within a financial services industry that in recent years has become, to a large extent, a transaction focused business and where credit has remained notoriously underdeveloped compared with other countries in the region. In such new environment, we intend to leverage our multi-channel platform and nationwide presence to expand our product offering and client base across all segments, from low-income individuals and SMEs to affluent individuals and multinational corporates. The key components of our strategy include:

Grow our client base, product portfolio and market share by leveraging our universal banking platform

In light of the significant opportunities we see in the Argentine banking sector, we are focused on growing our client base, both in individual and business clients, on increasing our market share across products, and on achieving higher product penetration within our current customer base. To achieve this, we intend to leverage our universal banking model, robust physical infrastructure and non-traditional channels to expand our client reach in a cost efficient manner. Our robust platform is supported by the BBVA Francés brand that is highly reputable in Argentina and by our solid balance sheet structure, with a large base of deposits, high levels of liquidity and capitalization and low loans to deposits ratio. We believe that the combination of our platform, brand, balance sheet and human capital places us in an advantaged position to expand our business organically and to benefit from economies of scale as we continue to grow.

While we believe that the Argentine financial services industry has significant organic growth potential, our growth strategy also involves selectively pursuing acquisition opportunities that complement and enhance our business and where we can derive value from synergies. We believe that we are well-positioned to benefit from consolidation opportunities in Argentina and we regularly explore acquisition opportunities. See “Use of Proceeds.”

Accelerate our transformation process and develop new customer acquisition models

We are transforming our distribution and servicing channels, technological infrastructure and processes to ensure that they are aligned with our clients’ evolving preferences and needs. In this respect, maintaining a cutting-edge digital banking platform has been a key element of our strategy as clients increasingly value the flexibility and convenience of digital channels. As of March 31, 2017, 45% of our total clients were active users of our website and/or our mobile banking app compared with 36% as of December 31, 2014. We have established an internal goal of having 100% of our clients using digital channels within three years and of originating a significant portion of our sales online. In addition to being convenient for our clients, digital channels yield other benefits for us such as improving our operating efficiency, reducing capacity utilization and resources used at our physical channels and producing business intelligence with respect to our clients’ behaviors and needs that facilitates innovation.

We are also focused on developing new, cost-efficient ways to acquire clients. For example, we have implemented a robust online engine that allows our retail clients to obtain instant credit approval for certain products on our website, which we are adapting for business clients as well. Additionally, we will continue to leverage our partnerships as a unique, low-cost client acquisition channel. In 2016 we acquired 200,000 new clients through our alliances with LATAM Airlines, Peugeot, Renault, Volkswagen and La Caja. Our partnership model allows us to expand our customer reach without having to invest significantly in physical infrastructure.

Provide a differentiated client service and user experience

We are committed to providing a differentiated service and user experience for our clients at our branches and throughout our entire distribution network. We believe that customer service is highly valued by users of financial services in Argentina and that providing a high quality service is an important way of distinguishing ourselves from our competitors. In this respect, we constantly monitor our performance through client surveys and other feedback mechanisms to ensure that we consistently provide a high quality user experience. We will continue to be focused on deploying technology innovations and adapting our processes to reduce customer wait times at branches and improve the productivity of our workforce.

Digital channels constitute a key element of our strategy to enhance client experience, as they provide flexibility and convenience to our clients, while allowing us to reduce the number transactions executed at physical channels, optimizing resources and increasing our level of service at branches. The BBVA Group has declared its digital platform a strategic priority worldwide and has made significant investments globally to remain at the forefront of digital banking trends. We significantly benefit from our ability to leverage the BBVA Group’s global technological systems and expertise and will continue to make significant investments in our technological platform to enhance our client service and user experience, driving differentiation from our competitors.

Capitalize on our risk management and cost-oriented culture to achieve profitable growth

As we pursue our growth and profitability objectives, we will continue to carefully monitor the credit quality of our asset portfolio, with a focus on maintaining our industry-leading asset quality metrics. We will also emphasize maintaining high liquidity and capitalization ratios, as well as a stable, low-cost funding base composed primarily of current and savings account deposits, as we believe that a solid balance sheet is fundamental to our long-term success.

Maintaining a cost-oriented culture is our priority and we will therefore remain focused on utilizing cost-efficient client acquisition models, optimizing operating processes, migrating clients to digital channels and monitoring administrative and promotional expenses in order to achieve profitable growth.

Attract, develop and retain the best human capital

Having a deep pool of talent and developing a strong employee culture is one of our top strategic priorities. We have implemented thorough training and development programs to ensure that our team’s skillset is aligned with the changing preferences and needs of our clients. We complement the promotion of professionals within our organization with efforts to attract top talent from other companies that can expand our capabilities. Since 2014, we have been among the top ten companies in Argentina in the Great Place to Work ranking and in 2016 we were ranked third among business students by Universum, an independent survey of university students aimed at identifying the most attractive employers for young professionals in Latin America.

Our Corporate Structure

The BBVA Group is our controlling shareholder and owns, directly or indirectly, 75.95% of our capital stock as of March 31, 2017. The BBVA Group, among the largest financial institutions in the global financial industry, is a highly diversified financial group founded in 1857 with a presence in South America, Europe, the United States, Mexico and Turkey and over 133 thousand employees and 70 million customers worldwide. Within Latin America, the BBVA Group is one of the largest banking groups with 1,657 bank branches and 12 million active customers in the region. The BBVA Group’s participation in BBVA Francés as a shareholder is both long term and strategic and provides us with significant competitive advantages.

The following chart presents our corporate structure, indicating our principal subsidiaries and respective ownership interests as of March 31, 2017.

(1)	Undergoing liquidation proceedings.

	Country of incorporation/ Residence	BBVA Francés Ownership and Voting Power	Principal activity	Stockholders’ Equity
		(%)		(in millions of pesos)(1)(2)
Subsidiary or Affiliate Company:
PSA Finance Argentina Cía. Financiera S.A.(3)	Argentina	50.00	Financial institution	529.3
BBVA Francés Asset Management S.A.(3)(4)	Argentina	99.85	Investment fund manager	277.9
BBVA Francés Valores S.A.(3)	Argentina	97.00	Stock exchange brokerage	110.7
Consolidar AFJP S.A. (undergoing liquidation proceedings)(3)	Argentina	53.89	Pension fund manager	8.5
Volkswagen Financial Services S.A.(3)	Argentina	51.00	Financial institution	544.5

(1)	Total stockholders’ equity as of March 31, 2017.

(2)	Statutory Stockholders’ Equity, adjusted for purposes of consolidation so as to apply an accounting criterion being uniform with that BBVA Francés, if applicable.
(3)	For information regarding the number of shares we hold in such entities, see Note 2 to the consolidated financial statements incorporated by reference herein.
(4)	The Bank has a direct 95.00% ownership interest in the capital stock of the company and has an indirect 4.8498% interest through BBVA Francés Valores, S.A.

We were one of the first companies listed on the BYMA, where we have been quoted since 1888 (ticker: FRAN). Our ordinary shares have been listed on the New York Stock Exchange in the form of American depositary shares since 1993 (ticker: BFR) and on the Madrid-based LATIBEX (Mercado de Valores Latinoamericanos) since December 1999 (ticker: XBFR). As of March 31, 2017, our market capitalization was Ps. 51.1 billion.

Recent Developments

Recent developments in connection with our calculation of income tax for the year ended December 31, 2016

We announced our results of operations for the three months ended March 31, 2017 on May 11, 2017. As discussed in the Q1 Form 6-K, which is incorporated by reference herein, our consolidated net income for the period increased by 37.8% to Ps.1,605.8 million in the three months ended March 31, 2017 as compared to Ps.1,165.1 million in the three months ended March 31, 2016. This increase was due in significant part to an increase in Other Income in the three months ended March 31, 2017 as a result of Ps.1,185.8 million recorded by us during the period, arising from our application of an extraordinary inflation adjustment in the calculation of our income tax for the year ended December 31, 2016. On May 12, 2017, based on certain judicial precedents, we filed a request for declaratory judgment with the Contentious Administrative Federal Court No. 12, Secretariat No. 23, seeking that such court declare unconstitutional certain provisions of Argentine law that prevented us from applying such inflation adjustment mechanism. The basis for this legal action was premised on the fact that the lack of application of the inflation adjustment mechanism would have a confiscatory effect on us. On May 12, 2017, we filed our income tax return for 2016 giving effect to this adjustment for inflation.

On May 29, 2017, the Argentine Central Bank, without ruling on the merits of our application of the inflation adjustment mechanism nor on our right to initiate the above legal action, issued a formal notice requiring us to record a provision of Ps.1,185.8 million in our statements of operations for the six-month period ended June 30, 2017, in order to recognize a regulatory reserve against what the Central Bank considers possible contingencies arising from the tax position we assumed. In response to this formal notice, we filed a petition providing documentation supporting our assessment and requesting that the order from the Central Bank be reviewed. As of the date of this prospectus supplement, we had not been notified of the Central Bank’s response to this petition. On June 7, 2017, we recorded this provision for Ps.1,185.8 million following the Central Bank’s request, which will be reflected in our statements of operations for the six-month period ended June 30, 2017. We expect that this provision will materially and adversely affect our results of operations for the six-month period ended June 30, 2017 and for our 2017 year-end results, and may materially and adversely affect the trading prices of our ordinary shares and ADSs. This provision will also affect the comparability of our results of operations for the six-month period ended June 30, 2017, as compared with our results for other periods. In addition, based on legal precedents applicable to this case, we have not modified our income tax return for the year ended December 31, 2016, as we intend to continue to pursue a declaratory judgment from the court. We cannot predict the outcome of this legal action or whether we will be required to amend our income tax return for 2016 in the future. If we are required to amend our income tax return for 2016, we may be required to pay interest and charges to the Argentine tax authorities, and may be subject to an investigation or legal action by such authorities. We cannot predict the outcome of any such investigation or legal action or whether it would have a material adverse effect on our results of operations or the trading prices of our ordinary shares and ADSs.

See “Risk Factors—We may suffer adverse consequences related to our calculation of income tax for the year ended December 31, 2016.”

Recent developments in connection with our second quarter 2017 financial results

Our results for the second quarter of 2017 are not yet available as of the date of this prospectus supplement. We expect to finalize our condensed consolidated interim financial statements as of and for the six-month period ended June 30, 2017 (the “First Half 2017 Financial Statements”) after this offering is completed, and we expect to report our results to the SEC thereafter consistent with past practice.

Based upon the preliminary information available to us as of the date of this prospectus supplement, we expect our results from financial transactions to be reflected in the statements of operations in our First Half 2017 Financial Statements to be substantially consistent with the trends and performance reflected in the financial information included in or incorporated by reference into this prospectus supplement and with the financial information reported for the corresponding period in 2016. We believe that certain negative conditions present in the first quarter of 2017, such as abnormally high cash positions and the appreciation of the Argentine peso, are beginning to subside. However, as a result of the provision recorded in our statement of operations as discussed above, we expect a substantial reduction in our results from non-financial transactions and our net income for the period, as compared to the results from non-financial transactions and net income for the period reflected in the financial information included in or incorporated by reference into this prospectus supplement and with the financial information reported for the corresponding period in 2016.

The information above is based on our reasonable estimates and preliminary information available as of the date of this prospectus supplement. Internal reviews and procedures necessary to complete our First Half 2017 Financial Statements are ongoing as of the date of this prospectus supplement. We cannot ensure, therefore, that the results set forth in our First Half 2017 Financial Statements will be consistent with the trends and financial and operating performance shown in the financial information included in or incorporated by reference into this prospectus supplement or with the financial information reported for the corresponding period in 2016, or that the results set forth in our First Half 2017 Financial Statements (or the market perception of such results) will not adversely affect the trading prices of our ordinary shares or ADSs.

SUMMARY FINANCIAL INFORMATION

The historical financial information set forth below as of and for the years ended December 31, 2016, 2015 and 2014, as of March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016, has been selected from, and should be read together with, the consolidated financial statements and condensed consolidated interim financial statements incorporated by reference herein. For information concerning the preparation and presentation of the consolidated financial statements, see “Presentation of Financial Information” included in our 2016 Form 20-F. See also “Risk Factors” included in our 2016 Form 20-F and in this Prospectus Supplement.

Our consolidated financial statements and condensed consolidated interim financial statements, from which the below information has been derived, are prepared in conformity with Central Bank rules, which differ in certain respects from U.S. GAAP. For the periods presented below, inflation adjustments have not been applied to our consolidated financial statements under Central Bank rules. In reviewing our financial statements, investors should consider that, in recent years, there have been significant changes in the prevailing prices of certain inputs and economic indicators, such as salary cost, interest and exchange rates, however, local regulations have not required the application of inflation adjustments to our consolidated financial statements or our condensed consolidated interim financial statements.

Our condensed consolidated interim financial statements do not include a reconciliation to U.S. GAAP of our total assets, total stockholders’ equity, net income or net income per ordinary share as of March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016. There are no material differences between Central Bank accounting standards and US GAAP identified during the period that have not been described in the annual financial statements as of and for the year ended December 31, 2016 included in our 2016 Form 20-F, incorporated by reference herein.

As a result of Central Bank requirements, we expect to prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”), with certain criteria of measurement and exposure specifically established by the Central Bank, commencing on January 1, 2018. Following our adoption of IFRS, our results of operation may differ significantly from previous amounts reported under Central Bank Rules.

	For the three months ended March 31,		For the year ended December 31,
	2017	2016	2016	2015	2014
	(in thousands of pesos)(1)
CONSOLIDATED STATEMENT OF OPERATIONS
Amounts in accordance with Argentine Banking GAAP
Financial income	5,283,771	5,498,718	22,679,938	16,564,779	13,276,999
Financial expenses	(2,217,322)	(2,515,026)	(10,255,842)	(7,121,001)	(5,660,119)

Gross intermediation margin	3,066,449	2,983,692	12,424,096	9,443,778	7,616,880
Allowances for loan losses	(323,969)	(161,351)	(1,054,828)	(637,017)	(574,663)
Service charge income	2,515,223	1,725,652	8,255,907	6,095,836	4,678,533
Service charge expenses	(1,281,121)	(794,569)	(3,933,108)	(2,420,780)	(1,329,085)
Operating expenses	(2,899,037)	(2,101,298)	(9,557,633)	(6,595,146)	(5,607,097)
Results on minority interests in subsidiaries	(29,009)	(38,735)	(106,220)	(136,071)	(103,663)

Net other income and other expenses	874,626	101,996	65,328	84,357	194,315

Income before income tax	1,923,162	1,715,387	6,093,542	5,834,957	4,875,220
Income tax	(317,392)	(550,303)	(2,449,870)	(2,050,470)	(1,670,724)

Net income for the period/year	1,605,770	1,165,084	3,643,672	3,784,487	3,204,496

Net operating revenue(2)	4,300,551	3,914,775	16,746,895	13,118,834	10,966,328
Net operating income(3)	1,077,545	1,652,126	6,134,434	5,886,671	4,784,568

Net income per ordinary share(4)(5)	2.99	2.17	6.79	7.05	5.97
Net income per ADS(4)(5)	8.97	6.51	20.37	21.15	17.91
Dividends per ordinary share(5)(6)	—	—	1.69685	1.67636	0.74505
Dividends per ADS(5)(6)	—	—	5.09055	5.02908	2.23515
Net operating income per ordinary share(4)(5)	2.01	3.08	11.43	10.96	8.91
Net operating income per ADS(4)(5)	6.02	9.23	34.29	32.88	26.73
Average ordinary shares outstanding (000s)(5)	536,878	536,878	536,878	536,878	536,878

Amounts in accordance with U.S. GAAP:
Net income			4,242,163	3,429,835	3,157,758

Net income per ordinary share(4)(5)			7.90	6.39	5.88
Net income per ADS(4)(5)			23.70	19.17	17.64

	As of March 31,	As of December 31,
	2017	2016	2015	2014
CONSOLIDATED BALANCE SHEET
Amounts in accordance with Argentine Banking GAAP
Cash and due from banks	41,149,363	48,226,107	27,970,286	12,560,154
Government and corporate private securities	24,238,431	12,738,809	14,422,191	11,633,489
Loans, net of allowances	82,911,605	78,889,921	56,563,321	41,442,840
Other assets	36,064,848	11,897,874	11,780,400	8,652,423

Total assets	184,364,247	151,752,711	110,736,198	74,288,906

Deposits	122,822,030	114,621,753	76,864,493	51,442,877
Other liabilities and minority interest in subsidiaries	44,387,412	20,670,923	20,155,342	12,514,153

Total liabilities and minority interest in subsidiaries	167,209,442	135,292,676	97,019,835	63,957,030

Capital stock	536,878	536,878	536,878	536,878
Issuance premiums	182,511	182,511	182,511	182,511
Adjustments to stockholders’ equity	312,979	312,979	312,979	312,979
Retained earnings	14,516,667	11,783,995	8,899,508	6,095,012
Unappropriated earnings	1,605,770	3,643,672	3,784,487	3,204,496

Total stockholders’ equity	17,154,805	16,460,035	13,716,363	10,331,876

Amounts in accordance with U.S. GAAP
Total assets		155,974,903	111,713,362	76,039,348
Total stockholders’ equity		17,609,603	14,203,995	10,834,230

(1)	Except per ordinary share and per ADS data and financial ratios.
(2)	Includes: financial income, financial expenses, services charge income and service charge expenses.
(3)	Includes: financial income, financial expenses, allowances for loan losses, services charge income, service charge expenses and operating expenses.
(4)	Based on the average number of ordinary shares outstanding during the year.
(5)	The average number of ordinary shares outstanding during a period was computed as the average number of ordinary shares outstanding during the period taking into account the outstanding amounts as of the end of each month during the period.
(6)	For the year ended December 31, 2016, the dividends in cash authorized at the ordinary and extraordinary shareholders’ meeting on March 30, 2017 were Ps.911 million (see Note 14.b) to the consolidated financial statements incorporated by reference herein). For the year ended December 31, 2015, the dividends in cash authorized at the ordinary and extraordinary shareholders’ meeting on April 26, 2016 were Ps.900 million. For the years ended December 31, 2014, the dividends in cash authorized at the ordinary and extraordinary shareholders’ meeting on April 7, 2015 were Ps.400 million. (See “Item 8. Financial Information—Dividends” in our 2016 Form 20-F). Dividends per ordinary share for each year are calculated taking into account dividends declared in such year and the number of outstanding shares at the end of such year.

SUMMARY OF THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of our Shares and ADSs, see “Description of Ordinary Shares” and “Description of American Depositary Shares” contained in the accompanying prospectus.

Issuer	BBVA Banco Francés S.A.

Global offering	We are offering 65,211,930 ordinary shares par value Ps.1.00, or the “Shares,” including in the form of American depositary shares, or “ADSs,” representing 12.29% of our capital stock (assuming no exercise by the international underwriters of their option to purchase additional Shares) and 14.12% of our capital stock (assuming the international underwriters exercise their option to purchase additional Shares in full) in a global offering. The global offering consists of the offering of 65,208,729 Shares in the form of ADSs in the international offering and 3,201 Shares in the Argentine offering. The Shares being offered in the global offering may be reallocated between the international offering and the Argentine offering depending upon demand and related factors in the Argentine and international markets. The closings of the international offering and the Argentine offering are conditioned upon each other.

Shares in the international offering are offered in the form of ADSs through the international underwriters in the United States and in other countries outside the United States and Argentina. Concurrently with the international offering, Shares in the Argentine offering are offered through the Argentine placement agent in Argentina.

The Shares offered in the global offering, including Shares that may be offered pursuant to the international underwriters’ option to purchase additional Shares, are (i) Shares that became available as a result of the decision of our controlling shareholders not to exercise their preemptive and accretion rights to subscribe to our capital increase underlying the global offering and the subsequent assignment to BBVA Francés Valores S.A., as subscription agent on behalf of the international underwriters and (ii) additional Shares that the international underwriters may acquire from us or that we may offer and sell in the Argentine offering relating to preemptive rights not exercised by holders of preemptive and accretion rights.

See “—Rights Offering in Argentina.”

ADSs	Each ADS represents three Shares. The ADSs may be evidenced by American depositary receipts, or “ADRs.” The ADSs will be issued from time to time under a deposit agreement among us, The Bank of New York Mellon, as depositary, and the owners and holders of ADSs, dated as of December 1, 1993, as amended as of August 12, 1997 and as further amended and restated as of May 28, 2013.

Listing	Our ADSs are listed on the NYSE under the symbol “BFR.” Our Shares are listed on BYMA under the symbol “FRAN” and on the LATIBEX under the symbol “XBFR.”

Offering price	The public offering price of the ADSs in the international offering is US$15.85 per ADS, and the offering price of the Shares in the Argentine offering is US$5.28 per Share.

Share capital before and after global offering	As of the date of this prospectus supplement, we had 536,877,850 ordinary shares outstanding and our controlling shareholders, Banco Bilbao Vizcaya Argentaria S.A. and BBV América SL, or our “controlling shareholders,” as well as two other subsidiaries of BBVA, together owned ordinary shares representing 75.95% of our total capital stock. Immediately after the global offering and the rights offering in Argentina, we will have 612,659,639 ordinary shares outstanding, and the BBVA Group will beneficially own ordinary shares representing 66.55% of our total capital (in each case assuming the sale of all the Shares offered by us in the global offering and the rights offering in Argentina, including the Shares subject to the international underwriters’ option to purchase additional Shares).

Conflicts of Interest	Because BBVA Securities Inc., a member of the U.S. Financial Industry Regulatory Authority (“FINRA”) and an underwriter in this offering, is an affiliate of, and under common control with us, BBVA Securities Inc., is deemed to have a conflict of interest under FINRA Rule 5121. Accordingly, the offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting-Conflicts of Interest.”

Use of proceeds	The net cash proceeds to us from the global offering and the rights offering in Argentina are estimated to be approximately US$339.3 million, or US$390.0 million if the international underwriters exercise their option to purchase additional Shares in full, in each case after deducting discounts, commissions and estimated offering expenses.

Our management currently intends to use the net proceeds of the global offering and the rights offering in Argentina to take advantage of growth opportunities in the Argentine financial sector, including growing organically through loan growth, customer acquisition and the enhancement of our technological platform and inorganically through participation in the ongoing consolidation of the sector. See “Use of Proceeds.”

Option to purchase additional Shares	We have granted to the international underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase on a pro rata basis in the aggregate up to 9,781,789 additional Shares in the form of ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions.

New shareholders that purchased Shares or ADSs in the global offering will not have preemptive or accretion rights with respect to the Shares in the form of ADSs sold pursuant to the option to purchase additional Shares.

Rights offering in Argentina	At the extraordinary shareholders’ meeting held on June 13, 2017, our shareholders approved a capital increase pursuant to which we are offering up to 95,000,000 Shares (which include the Shares to be offered in the global offering, the additional Shares that may be sold pursuant to the international underwriters’ option to purchase additional Shares and the Shares subject to the rights offering in Argentina).

Under Argentine law, our existing shareholders are entitled to preemptive rights to subscribe for the Shares subject to the capital increase underlying the global offering in a number sufficient to maintain their proportionate holdings in our total capital stock. In addition, our existing shareholders have accretion rights, which allow them to subscribe for Shares that are not otherwise subscribed by other existing shareholders, in proportion to the percentage of Shares for which subscribing existing shareholders have exercised their preemptive rights.

As a result, in connection with this global offering, we commenced on July 6, 2017 a preemptive and accretion rights offering in Argentina to our shareholders of record as of July 5, 2017, who had the opportunity to subscribe for Shares at the price of the Shares offered and sold to the public in the Argentine offering. The subscription period in respect of the rights offering expired immediately prior to the announcement of the public offering price and the allocation of the Shares and ADSs in the global offering.

In order to facilitate the execution of the global offering, our controlling shareholders assigned their preemptive rights to subscribe up to 71,649,000 Shares, or 75.42% of the capital increase underlying the global offering, and the related accretion rights to BBVA Francés Valores S.A., as the subscription agent acting on behalf of the international underwriters. Subject to closing conditions set forth in the international underwriting agreement, the international underwriters may, to the extent necessary to ensure the availability of a sufficient number of Shares to consummate the global offering, exercise such preemptive and accretion rights to purchase the Shares to be offered and sold in the global offering.

The remaining 24.58% of the Shares to be issued pursuant to our capital increase, or 23,351,000 Shares, were available to be subscribed by holders of preemptive and accretion rights. A total of 788,070 Shares were subscribed pursuant to the rights offering.

The rights offering was not available to existing holders of ADSs. The preemptive and accretion rights have not been and will not be registered under the Securities Act and, accordingly may not be offered to our shareholders in the United States or to holders of the ADSs. Subject to the provisions of the deposit agreement, The Bank of New York Mellon, as depositary, sought to sell the rights it receives with respect to ADSs and distribute the proceeds, if any, after deducting the depositary’s fees and expenses and any applicable taxes, pro rata to the holders of ADSs as of a record date determined by the depositary. An ADS holder who wished to exercise preemptive and accretion rights corresponding to the Shares underlying its ADSs must have made the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying Shares in an Argentine account.

Voting rights	All holders of ordinary shares are entitled to one vote per ordinary share. Subject to Argentine Law No. 19,550, as amended, our bylaws and the terms of the deposit agreement, holders of ADSs will be entitled to instruct the depositary how to vote the number of Shares represented by such ADSs. Non-Argentine legal entities that directly own Shares are required to register in Argentina in order to exercise their voting rights. See “Description of Ordinary Shares” and “Description of American Depositary Shares” contained in the accompanying prospectus.

Dividends	Subject to Argentine law, foreign exchange regulations and the terms of the deposit agreement, owners of the ADSs will be entitled to receive, from the date they become owners, dividends, if any, declared and paid on the Shares represented by such ADSs to the same extent as holders of Shares. See “Dividends and Dividend Policy” and “Exchange Rates and Exchange Controls” in this prospectus supplement and “Description of American Depositary Shares—Dividends, Other Distributions and Rights” in the accompanying prospectus.

Declaration and payment of dividends, to the extent that funds are legally available, is determined by our shareholders at the annual shareholders’ meeting. It is the responsibility of our board of directors, to make a recommendation to our shareholders with respect to the amount of dividends to be distributed. Additionally, pursuant to Communication “A” 6013 of the Central Bank, any such distribution must have the prior authorization of the Central Bank.

Shareholders

The following table summarizes the percentage of our outstanding Shares that will be held by our existing shareholders after giving effect to the sale of all the Shares offered by us in the global offering and the rights offering in Argentina, assuming no exercise of the option to purchase additional Shares and that the option to purchase additional Shares is exercised in full, respectively. The first four shareholders listed in the below table are members of the BBVA Group.

	Option to purchase additional Shares is
Shareholders	not exercised	exercised in full
Banco Bilbao Vizcaya Argentaria S.A.	40.62%	39.97%
BBV América SL	26.55%	26.13%
Corporación General Financiera, S.A.	0.42%	0.41%
Ciervana, S.L.	0.05%	0.05%
Administración Nacional de Seguridad Social	7.04%	6.93%
Public float	25.32%	26.51%

International underwriters	Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

BBVA Securities Inc.

Argentine placement agent	BBVA Banco Francés S.A.

Depositary	The Bank of New York Mellon

Taxation	For a discussion of the material U.S. and Argentine tax considerations relating to an investment in our Shares or the ADSs, see “Material Argentine Tax Considerations” and “United States Federal Income Tax Considerations.”

Lock-up agreements	We, our controlling shareholders, and all our directors, members of committees of our board of directors and members of senior management, have agreed with the international underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Shares or ADSs, or securities convertible into or exercisable or exchangeable for any, Shares or ADS, during the 90-day period following the date of this prospectus supplement without the prior written consent of the representatives. See “Underwriting.”

Risk factors	See “Risk Factors” beginning on page 23, the section entitled “Risk Factors” in the 2016 Form 20-F, which is incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should consider before deciding to invest in the ADSs.

Jurisdiction and arbitration	Pursuant to article 46 of Law No. 26,831, companies whose shares are listed on any authorized market (including the BYMA), such as our Shares, are subject to the jurisdiction of the arbitration court of such authorized market for all matters concerning such companies’ relationship with shareholders and investors, without prejudice to the right of shareholders and investors to submit their claims to the courts of the City of Buenos Aires. For all matters relating to the deposit agreement and the ADSs, we have submitted to the jurisdiction of the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan.

Unless otherwise indicated, all information contained in this prospectus supplement assumes that:

•	the international underwriters exercise their option to purchase additional Shares in full; and

•	all Shares are sold in the form of ADSs.

RISK FACTORS

We have set forth risk factors in the accompanying prospectus and our 2016 Form 20-F, which is incorporated by reference in the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby. We may include further risk factors in subsequent reports on Form 6-K or other filings with the SEC that may be incorporated by reference in the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and in the accompanying prospectus.

Risks Relating to our ordinary shares and American depositary shares

Holders of our ordinary shares located in the United States and holders of ADSs may not be able to exercise preemptive rights.

Under Argentine Corporate Law, if we issue new ordinary shares as part of a capital increase, our shareholders have the right to subscribe for a proportional number of ordinary shares to maintain their existing ownership percentage. Rights to subscribe for ordinary shares in these circumstances are known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed ordinary shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights. Upon the occurrence of any future increase in our capital stock, United States holders of ordinary shares will not be able to exercise the preemptive and related accretion rights for such ordinary shares unless a registration statement under the Securities Act is effective with respect to such rights and ordinary shares or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to those rights and ordinary shares. We may not file such a registration statement, or an exemption from registration may not be available. Under the terms of the deposit agreement under which the ADSs are issued, we are not required to make pre-emptive or accretion rights available to holders of ADSs and, in any event, we would not do so unless we register the ordinary shares to which the rights relate under the Securities Act or an exemption from the registration requirements of that Act is available. To the extent that holders of ordinary shares or ADSs do not, or cannot, exercise pre-emptive rights, their equity ownership percentage in the United States would be diluted proportionately upon future capital increases.

Non-Argentine companies that own our ordinary shares directly and not as ADSs may not be able to exercise their rights as shareholders unless they are registered in Argentina.

Under Argentine law, foreign companies that own ordinary shares in an Argentine corporation are required to register with the Inspección General de Justicia (Superintendency of Legal Entities, or the “IGJ”), in order to exercise certain shareholder rights, including voting rights. If you own ordinary shares directly (rather than ADSs) and you are a non-Argentine company and you are not registered with the IGJ, your ability to exercise your rights as a holder of our ordinary shares may be limited.

Your voting rights with respect to the ADSs are limited by the terms of the deposit agreement.

Holders may exercise voting rights with respect to the ordinary shares underlying ADSs only in accordance with the provisions of the deposit agreement. There are no provisions under Argentine law or under our bylaws that limit ADS holders’ ability to exercise their voting rights through the depositary with respect to the underlying ordinary shares, except if the depositary is a foreign entity and it is not registered with the IGJ, and in this case, the depositary is registered with the IGJ. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, Law No. 26,831 requires us to notify our shareholders by publications in certain official and private newspapers at least 20 and no more than 45 days in advance of any shareholders’ meeting. ADS holders will not receive any notice of a shareholders’ meeting directly from us. In accordance with the deposit agreement, we will provide the notice to the depositary, which will in turn, if we so request, as soon as practicable thereafter provide to each ADS holder:

•	the notice of such meeting;

•	voting instruction forms; and

•	a statement as to the manner in which instructions may be given by holders.

To exercise their voting rights, ADS holders must then provide instructions to the depositary how to vote the ordinary shares underlying their ADSs. Because of the additional procedural step involving the depositary, the process for exercising voting rights will take longer for ADS holders than for holders of ordinary shares.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell ordinary shares underlying the ADSs at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States. The Argentine securities market is substantially smaller, less liquid and more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets. There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States. As of December 31, 2016, the ten largest Argentine companies in terms of market capitalization represented approximately 89.5% of the aggregate market capitalization of the Mercado de Valores de Buenos Aires, or the “MERVAL” (currently succeeded by BYMA). Accordingly, although you are entitled to withdraw the ordinary shares underlying the ADSs from the depositary, your ability to sell such ordinary shares at a price and time at which you wish to do so may be substantially limited. Furthermore, new capital controls imposed by the Central Bank could have the effect of further impairing the liquidity of BYMA by making it unattractive for non-Argentines to buy ordinary shares in the secondary market in Argentina. See “Exchange Rates and Exchange Controls.”

Risks Related to the Offering

Our controlling shareholders may have conflicts of interest relating to our business.

BBVA beneficially owns 75.95% of BBVA Francés’ share capital, and following completion of the global offering and the rights offering, BBVA will beneficially own 66.55% of BBVA Francés’ share capital (assuming that the international underwriters exercise their option to purchase additional Shares in full). Our controlling shareholders have the power to determine the outcome of most material matters that require shareholders’ votes, such as the election of the majority of our board members and, subject to contractual and legal restrictions, the distribution of dividends. Our controlling shareholders also can exercise influence over our operations and business strategy. Their interests may in some cases differ from those of our other shareholders. For further information of our controlling shareholders, please refer to “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders”, in the 2016 Form 20-F, which is incorporated herein by reference.

Foreign exchange risks may adversely affect our results, and the U.S. dollar value of dividends payable to ADS holders.

Trading of our ordinary shares underlying our ADSs is conducted in Argentine pesos. Our depositary will receive cash distributions that we make with respect to the ordinary shares underlying the ADSs in Argentine pesos. The depositary will convert such Argentine pesos to U.S. dollars at the then-prevailing exchange rate to make dividend and other distribution payments in respect of ADSs. If the Argentine peso depreciates against the U.S. dollar, the value of the ADSs and any U.S. dollar distributions ADS holders receive will decrease.

Future preemptive and accretion rights may be unavailable to ADS holders.

Argentine securities laws require that whenever we issue new ordinary shares for cash, we are required by law to grant preemptive and accretion rights to all holders of our ordinary shares (including to the depositary on behalf of holders of ADSs), giving them the right to purchase a sufficient number of ordinary shares to maintain their existing ownership percentage and to subscribe for any new ordinary shares that are not subscribed for by other shareholders, in proportion with the percentage of ordinary shares for which the subscribing shareholder has exercised rights. We have elected not to offer ordinary shares to U.S. holders of ADSs pursuant to preemptive and accretion rights granted to our shareholders in connection with the Rights Offering and we may make a similar election in connection with any future issuance of ordinary shares. We intend to evaluate at the time of any future rights offering the costs and potential liabilities associated with any such offering including with respect to the filing of a registration statement, as well as the indirect benefits to us of enabling U.S. holders of ADSs to exercise rights and any other factors that we consider appropriate at the time, and then make a decision as to whether to file such registration statement.

To the extent holders of ADSs are unable to exercise preemptive rights issued in the future, the depositary will, in accordance with the terms and conditions set forth in the Deposit Agreement, attempt to sell such holders’ preemptive rights and distribute the resulting net proceeds if a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. If such rights cannot be sold, they will expire and holders of ADSs will not realize any value from the grant of such preemptive rights. In any such case, such holder’s equity interest in our company would be diluted proportionately. See “Description of Ordinary Shares—Preemptive Rights” and “Description of American Depositary Shares—Dividends, Other Distributions and Rights” in the accompanying prospectus.

You may have fewer and less well-defined shareholders’ rights than with shares of a company in the United States.

Our corporate affairs are governed by our estatutos sociales, or bylaws, and the laws of Argentina. Under such laws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. Holders of ADSs are not entitled to attend shareholders’ meetings, and, if given the right to vote, they may only vote through the depositary.

Under Argentine law, a shareholder is required to be registered in our shareholders’ registry at least three business days before a shareholders’ meeting in order to vote at such meeting. A holder of ADSs will not be able to meet this requirement and accordingly is not entitled to vote at shareholders’ meetings because the shares underlying the ADSs will be registered in the name of the depositary. While a holder of ADSs is entitled to instruct the depositary as to how to vote the shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement, a holder of ADSs will not be able to vote its shares directly at a shareholders’ meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may vote our shares underlying the ADSs if a holder of ADSs does not instruct the depositary with respect to voting.

Holders of our ordinary shares and the ADSs may not receive any dividends.

Dividend distributions by the Bank are subject to prior approval by the Superintendency of Financial and Exchange Entities (Superintendencia de Entidades Financieras y Cambiarias, or “Superintendency”). The Superintendency will review the ability of a financial institution to distribute dividends upon request for approval. The Superintendency may authorize the distribution of dividends if during the month preceding the request, the following requirements were met: the financial institution (i) is not subject to a liquidation procedure; (ii) is not receiving financial assistance from the Central Bank; (iii) is in compliance with its reporting obligations with the Central Bank; (iv) is in compliance with minimum capital and cash requirements, among others; and (v) the financial institution is not subject to any significant fines—exceeding 25% of the last RPC informed by such financial institution—, debarment, suspension, revocation or prohibition imposed in the last five years by the Central Bank, the UIF, the CNV, and/or the National Superintendency of Insurance (Superintendencia de Seguros de la Nación), except when such financial institution has implemented corrective measures that are satisfactory to the Superintendency (such corrective measures would also be brought to the attention of the regulatory body that originally imposed the sanction). The Superintendency also takes into consideration information that it receives from, and/or sanctions imposed by, equivalent foreign agencies or authorities. When weighing the significance of the sanctions, the Superintendency takes into account the type of sanctions, the underlying reason for such sanctions and the amount of sanctions imposed on the financial institution. Additionally, the Superintendency factors in the degree of participation in the events leading up to the sanction, the economic effects of the violation, the degree of damage caused to third parties, the economic benefit that the sanctioned party received from the violation, the sanctioned party’s operating volume, its liability and the title or function that such party holds.

Although distribution of dividends by the Bank has been authorized by the Central Bank in the past, it is possible that in the future the Central Bank may not continue to grant the Bank the authorization to distribute dividends approved by its shareholders at the annual ordinary shareholders’ meeting or such authorization may not be for the full amount of distributable dividends.

Our shareholders may be subject to liability for certain votes of their securities.

Our shareholders are not liable for our obligations. Instead, shareholders are generally liable only for the payment of the ordinary shares they subscribe. However, shareholders who have a conflict of interest with us and who do not abstain from voting may be held liable for damages to us, but only if the transaction would not have been approved without such shareholders’ votes. Furthermore, shareholders who willfully or negligently vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine Corporate Law or our bylaws may be held jointly and severally liable for damages to us or to other third parties, including other shareholders.

Future sales of ordinary shares by us or our shareholders may adversely affect the price of our shares and ADSs.

Future sales of substantial amounts of our ordinary shares by us or our shareholders, or the perception that such future sales may occur, may depress the price of our ordinary shares and our ADSs. We cannot assure you that the price of our ordinary shares and our ADSs would recover from any such decline in value.

Lawsuits against us brought outside of Argentina, or complaints against us based on foreign legal concepts, may be unsuccessful.

Most of our assets are located outside of the United States. All of our directors and all of our officers reside outside of the United States as well. If any shareholder were to bring a lawsuit against our directors, officers or experts in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons or to enforce against them, in United States or Argentine courts, judgments obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. In addition, there is doubt as to whether an action could be brought successfully in Argentina on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws.

The tax treatment of capital gains received by non-resident holders is uncertain under Argentine law.

Capital gains derived by non-Argentine resident individuals or non-Argentine entities from the sale, exchange or other disposition of equity interests in Argentine companies are subject to income tax at a rate of 15% either (i) on the net amount resulting from deducting from the sale price the cost and the expenses incurred in Argentina necessary for obtaining, maintaining and conserving this asset, as well as any deductions permitted by the Argentine income tax law or (ii) on the presumed net income determined under the Income Tax Law (i.e.,

90%), which results in an effective rate of 13.5% of the sale price. There is currently no regulation under Argentine law with respect to how to elect the method for determining this income tax. When both the seller and the buyer are non-residents, the person liable to pay the tax is the buyer of the equity interests transferred. Should a sale of ADSs be deemed to give rise to Argentine-source income, no regulations have been issued as of the date of this prospectus regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties, and no administrative or judicial rulings have clarified this ambiguity in the law.

Such tax may be imposed while there is no clarity on how to pay it. Therefore, holders of our ordinary shares or the ADSs are encouraged to consult with their tax advisors as to the Argentine income tax consequences of them owning our ADSs.

Exchange controls and restrictions on capital inflows and outflows could have a material adverse effect on Argentine public sector activity, and, as a result, our business.

In 2001 and 2002, following a run on the financial sector triggered by the public’s lack of confidence in the continuity of the convertibility regime that resulted in massive capital outflows, the government introduced exchange controls and restrictions on the transfer of foreign currency in an attempt to prevent capital flight and a further depreciation of the peso. These exchange controls substantially limited the ability of issuers of debt securities, among others, to accumulate or maintain foreign currency in Argentina or make payments abroad.

Although several of such exchange controls and transfer restrictions were subsequently suspended or terminated, in June 2005 the government issued a decree that established new controls on capital flows, which resulted in a decrease in the availability of international credit for Argentine companies.

In addition, from 2011 until the Macri Administration took office in December 2015, the government increased controls on the sale of foreign currency and the acquisition of foreign assets by local residents, limiting the possibility of transferring funds abroad. Together with regulations established in 2012 that subjected certain foreign exchange transactions to prior approval by Argentine tax authorities or the Central Bank, these measures significantly curtailed access to the foreign exchange market. In response, an unofficial U.S. dollar trading market developed in which the peso-U.S. dollar exchange rate differed substantially from the official peso-U.S. dollar exchange rate.

The Macri Administration has substantially eliminated all foreign exchange restrictions that developed under previous administrations. Notwithstanding the measures recently adopted by the Macri Administration, if in the future the Central Bank and/or the government re-introduce exchange controls and impose restrictions on transfers abroad, such measures may negatively affect Argentina’s international competitiveness, discourage foreign investments and increase foreign capital outflows, which could have an adverse effect on economic activity in Argentina.

The Argentine government could take further restrictive measures in the future. If this occurs, the depositary for the ADSs may be prevented from converting any pesos it may receive in Argentina for the benefit of the ADS holders. If the exchange rate fluctuates significantly during a time when the depositary cannot convert the pesos as described, you may lose some or all of the value of the dividend distribution. Also, if payments cannot be made in U.S. dollars abroad, the repatriation of any funds collected by foreign investors in pesos in Argentina may be subject to restrictions. See “Exchange Rates and Exchange Controls”.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition or the value of our ordinary shares or ADSs.

Our ordinary shares are traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move ordinary shares for trading between such markets.

Following this offering, our ordinary shares will continue to be listed in Argentina and the Madrid-based LATIBEX, and the ADSs will trade on the New York Stock Exchange. Trading in the ADSs or our ordinary shares on these markets will take place in different currencies (U.S. dollars on the New York Stock Exchange, euros on the LATIBEX and pesos on BYMA), and at different times (resulting from different time zones, different trading days and different public holidays in the United States, Spain and Argentina). The trading prices of these securities on these markets may differ due to these and other factors. Any decrease in the price of our ordinary shares on BYMA could cause a decrease in the trading price of the ADSs. Investors could seek to sell or buy our ordinary shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both our ordinary share prices on one exchange, and the ADSs available for trading on the other exchange. In addition, holders of ADSs will not be immediately able to surrender their ADSs and withdraw the underlying ordinary shares for trading on the other market without effecting necessary procedures with the depositary. This could result in time delays and additional cost for holders of ADSs.

Risks Related to Our Business

Our plan to grow our business depends on our ability to manage our relationships with partners and grow our deposit base.

We plan to grow our business by, among other means, increasing our client base. Our strategic partnerships are important components of our client acquisition strategy. We have various strategic partnerships, including those with LATAM Airlines, soccer clubs Boca Juniors, River Plate and Talleres de Cordoba, car manufacturers Peugeot, Renault and Volkswagen, and insurance companies such as La Caja, which we depend on to expand our client reach cost efficiently, further expand our points of presence and enhance our value proposition. Any deterioration in our relationship with our strategic partners could adversely affect our strategy and materially and adversely affect our business, results of operations and financial condition.

In addition, the successful growth of our business depends on our ability to grow our deposit base. A tax amnesty law introduced in Argentina in July 2016 resulted in the declaration of over US$115 billion of undeclared assets by Argentine residents, improving our deposit base. Political, economic or legal developments in Argentina or other factors could lead customers to withdraw funds from the Argentine financial system, adversely affecting us. Moreover, we expect improvements in the Argentine economy, including lower inflation and increased bancarization and lending activity in the Argentine banking sector, to contribute to the growth of our business and profitability. If our assumptions prove to be incorrect, it could have a material and adverse effect on our business, results of operations and financial condition.

We may enter into one or more acquisitions which could adversely affect the value of the ordinary shares and the ADSs

We regularly explore consolidation opportunities in the ordinary course of business and believe there are significant opportunities to expand our footprint in the Argentine banking sector. In the event that we choose to make an acquisition in the future, any such transaction would involve a number of risks and uncertainties, including:

•	the possibility that we pay more than the value we will derive from any such transaction;

•	the possibility that Argentine economic and political conditions will not develop in the manner we expect;

•	the possibility that the Argentine financial services market will not develop in the manner we expect;

•	a reduction in our cash available for operations and other uses;

•	the potential incurrence of indebtedness to finance any such transaction;

•	delays in achieving or our failure to achieve successfully achieve the anticipated benefits of any acquisition;

•	difficulties in integrating any business acquired, including difficulties in harmonizing the companies’ operating practices, technology platforms, internal controls and other policies, procedures and processes;

•	diversion of management time and resources in coordinating a larger or more geographically dispersed organization;

•	the quality of the assets of the acquired business may be lower than we anticipate; and

•	the assumption of certain liabilities, whether known or unknown.

Any of the foregoing or other risks and uncertainties related to any acquisition could have a material adverse effect on our business, results of operations and financial condition, or the trading prices of our ordinary shares or ADSs.

We may suffer adverse consequences related to our calculation of income tax for the year ended December 31, 2016

As discussed in the Q1 Form 6-K, our consolidated net income for the period increased by 37.8% to Ps.1,605.8 million in the three months ended March 31, 2017 as compared to Ps.1,165.1 million in the three months ended March 31, 2016. This increase was due in significant part to an increase in Other Income in the three months ended March 31, 2017 as a result of Ps.1,185.8 million recorded by us during the period, arising from our application of an extraordinary inflation adjustment in the calculation of our income tax for the year ended December 31, 2016. On May 12, 2017, we filed a request for declaratory judgment with the Contentious Administrative Federal Court No. 12, Secretariat No. 23, seeking that such court declare unconstitutional certain provisions of Argentine law that prevented us from applying such inflation adjustment mechanism. On May 12, 2017, we filed our income tax return for 2016 giving effect to this adjustment for inflation.

On May 29, 2017, the Argentine Central Bank, without ruling on the merits of our application of the inflation adjustment mechanism nor on our right to initiate the above legal action, issued a formal notice requiring us to record a provision of Ps.1,185.8 million in our statements of operations for the six-month period ended June 30, 2017, in order to recognize a regulatory reserve against what the Central Bank considers possible contingencies arising from the tax position we assumed. In response to this formal notice, we filed a petition providing documentation supporting our assessment and requesting that the order from the Central Bank be reviewed. As of the date of this prospectus supplement, we had not been notified of the Central Bank’s response to this petition. On June 7, 2017, we recorded this provision for Ps.1,185.8 million following the Central Bank’s request, which will be reflected in our statements of operations for the six-month period ended June 30, 2017. We expect that this provision will materially and adversely affect our results of operations for the six-month period ended June 30, 2017 and for our 2017 year-end results, and may materially and adversely affect the trading prices of our ordinary shares and ADSs. This provision will also affect the comparability of our results of operations for the six-month period ended June 30, 2017, as compared with our results for other periods.

In addition, based on legal precedents applicable to this case, we have not modified our income tax return for the year ended December 31, 2016, as we intend to continue to pursue a declaratory judgment from the court. We cannot predict the outcome of this legal action or whether we will be required to amend our income tax return for 2016 in the future. If we are required to amend our income tax return for 2016, we may be required to pay interest and charges to the Argentine tax authorities, and may be subject to an investigation or legal action by such authorities. We cannot predict the outcome of any such investigation or legal action or whether it would have a material adverse effect on our results of operations or the trading prices of our ordinary shares and ADSs.

DILUTION

At March 31, 2017, we had a net tangible book value of Ps.17,362,537 thousand (our total tangible assets minus our total liabilities), corresponding to a net tangible book value of Ps.32.34 per ordinary share or Ps.97.02 per ADS (US$1.90 per ordinary share or US$5.70 per ADS, using the reference exchange rate published by the Central Bank at July 18, 2017 for pesos into U.S. dollars of Ps.17.0267 to US$1.00 and the ratio of three ordinary shares to one ADS). Net tangible book value per ordinary share represents the amount of our total tangible assets, minus our total liabilities, divided by the total number of our ordinary shares outstanding at March 31, 2017.

After giving effect to the sale of 66,000,000 ordinary shares, and assuming (i) an offering price of US$5.28 per Share (and assuming its equivalent per ADS), and (ii) that the underwriters have not exercised the option to purchase additional Shares, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us of US$9.4 million or US$0.02 per ordinary share, which represents 2.69% of the gross proceeds to us, our estimated book value at March 31, 2017 would have been approximately Ps.23,140 million, representing US$2.25 per ordinary share, or US$6.76 per ADS. This represents an immediate increase in net tangible book value of US$0.35 per ordinary share, or US$1.06 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$3.03 per ordinary share, or US$9.09 per ADS, to new investors purchasing ordinary shares or ADSs in the global offering. Dilution for this purpose represents the difference between the price per ordinary share or ADS paid by these purchasers and net tangible book value per ordinary share or ADS immediately after the completion of the global offering and the rights offering in Argentina. Amounts in this paragraph are calculated using the reference exchange rate published by the Central Bank at July 18, 2017 for pesos into U.S. dollars of Ps.17.0267 to US$1.00.

The following table illustrates this dilution to new investors purchasing ordinary shares, including ordinary shares represented by ADSs, in the global offering:

	As of March 31, 2017
	Ordinary shares (in Ps.)	ADSs (in US$)
Net tangible book value per ordinary share or ADS	32.34	5.70
Increase in net tangible book value per ordinary share of ADS attributable to new investors	6.04	1.06
Pro forma net tangible book value per ordinary share or ADS after the global offering and the rights offering in Argentina	38.38	6.76
Dilution per ordinary share or ADS to new investors	51.57	9.09
Percentage of dilution in net tangible book value per ordinary share or ADS to new investors(1)	57%	57%

(1)	Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors by the price of the offering.

We may decide to carry out additional issuance of ordinary shares or issue convertible securities in the future. If a share capital increase is effected, our shareholders could be diluted were they not to exercise their preemptive rights or if such share capital increase excluded preferential subscription rights for existing shareholders in accordance with Argentine law.

CAPITALIZATION

The following table sets forth the capitalization of BBVA Francés on an unaudited consolidated basis in accordance with the accounting rules established by the Central Bank as of March 31, 2017, and as adjusted to give effect to the sale of the Shares and ADSs in the global offering and the rights offering in Argentina (but not the use of proceeds thereof), assuming no exercise by the international underwriters of their option to purchase additional Shares and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2017
	Actual	As adjusted
	(thousands of Argentine pesos except ratios)
Deposits from customers:
Checking accounts	20,416,288	20,416,288
Time deposits	39,715,880	39,715,880
Saving deposits	46,969,928	46,969,928
Investments account	85,194	85,194
Other	13,015,773	13,015,773
Interest and foreign currency exchange accrued payable	794,704	794,704
Deposits from government sector	1,679,298	1,679,298
Deposits from financial sector	144,965	144,965

Total deposits	122,822,030	122,822,030

Argentina Central Bank—other	20,179	20,179
Banks and International Institutions	276,407	276,407
Unsubordinated corporate bonds	2,001,050	2,001,050
Amounts payable for spot and forward purchases to be settled	6,926,091	6,926,091
Instruments to be delivered for spot and forward sales to be settled	17,762,150	17,762,150
Financing received from Argentine financial institutions	1,051,039	1,051,039
Non-deliverable forward transaction balances to be settled	4,867	4,867
Other	9,681,784	9,681,784
Interest and foreign currency exchange differences accrued payable	167,746	167,746
Minority interest in subsidiaries	539,151	539,151

Total deposits and debt	161,252,494	161,252,494

Stockholders’ equity	17,154,805	22,932,407

Regulatory capital:
Ordinary capital level 1 before deductible concepts	17,674,907	23,452,509
Deductible concepts level 1 (COn1)	(465,879)	(465,879)
Additional capital level 1 (CAn1)	465,093	465,093
Capital level 2	1,169,850	1,169,850
Regulatory capital	18,843,971	24,621,573
Total capital ratio(1)	17.67%	23.09%
Regulatory ratio(2)	13.77%	17.99%

(1)	Regulatory capital as a percentage of credit risk-weighted assets.
(2)	Regulatory capital as a percentage of risk weighted assets considering total capital requirements.

In the second quarter of 2017, we expect our capitalization to be negatively impacted by the provision recorded on June 7, 2017 in relation to the inflation adjustment we took in the calculation of our income tax for the year ended December 31, 2016. See “Prospectus Supplement Summary—Recent Developments” for additional information.

DIVIDENDS AND DIVIDEND POLICY

The Bank has in place an earnings distribution policy in line with the Bank’s vocation for sustained stockholder value, that at the same time allows the Bank’s financial condition to perform favorably so as to strive for business growth and the maintenance of consistently high liquidity and solvency standards in compliance with currently applicable rules and regulations. According to Communication “A” 6013 dated July 12, 2016 of the Central Bank, such distribution must have the prior authorization of the Central Bank and none of the following situations may have occurred during the month immediately preceding the request for authorization made to the Superintendence:

•	The Bank falls under the provisions of Articles 34 “Regularization and restructuring” and 35 bis “Restructuring of the entity for the protection of credit and bank deposits” of the Financial Institutions Law;

•	The Bank has received financial assistance from the Central Bank, other than assistance received for lack of liquidity in terms of Decree Nr. 739/03 and its regulatory provisions (Communication “A” 3941 and complementary provisions), within the framework of article 17 of this Bank’s Charter, and in terms of the transactions foreseen by Communication “A” 4268;

•	The Bank incurs delays or noncompliance with respect to the information system set forth by the Central Bank;

•	The Bank shows deficiencies as to the payment of its minimum capital, either individually or on a consolidated basis (without computing for such purpose the effects of individual franchises granted by the Superintendence) or as regards its average minimum cash requirements in Argentine pesos or foreign currencies or government securities; or

•	The Bank recorded sanctions equivalent to 25% of its computable equity liability, disqualifications, restrictions, prohibitions or revocations on the last five years by the Central Bank, the Financial Information Unit (“UFI”), the CNV and/or the National Superintendence of Insurance qualified as material sanctions under applicable laws and regulations; provided, however, that corrective actions may have been implemented by the financial institution to the satisfaction of the Superintendence, upon prior consultation with the entity imposing such sanction.

Communications “A” 5272 dated February 1, 2012 and “A” 5827 dated November 10, 2015 of the Central Bank increased the capital requirements for financial institutions that carry out activities in Argentina. These Communications require certain capital levels in order to support operational risks, and require for the distribution of dividends an additional conservation buffer of 2.5% to 3.5% of risk weighted assets.

In accordance with the above mentioned Communications, a dividend distribution of Ps. 911 million for fiscal year 2016 was approved by the shareholders’ meeting held on March 30, 2017 subject to the prior authorization by the Central Bank, which has been requested but not yet obtained as of the date hereof. Purchasers of Shares and ADSs in the global offering are expected to be entitled to such dividend distribution with respect to the Shares and ADSs purchased in the global offering and the rights offering in Argentina. For a description of the dividends that we have paid on our ordinary shares and ADSs for the years 2012 to 2016, see “Item 3. Key Information—Declared Dividends” in our 2016 Form 20-F.

USE OF PROCEEDS

The net cash proceeds to us from the global offering and the rights offering in Argentina are estimated to be approximately US$339.3 million, or US$390.0 million if the international underwriters exercise their option to purchase additional Shares in full, in each case after deducting discounts, commissions and estimated offering expenses.

Our management currently intends to use the net proceeds of the global offering and the rights offering in Argentina to take advantage of growth opportunities in the Argentine financial sector, including growing organically through loan growth, customer acquisition and the enhancement of our technological platform and inorganically through participation in the ongoing consolidation of the sector. Although we currently expect to use the proceeds to us from the global offering and the rights offering in Argentina to grow organically, we also regularly explore consolidation opportunities in the ordinary course of business and believe there are significant opportunities to expand our footprint in the Argentine banking sector. While we are not currently involved in any active acquisition process, in the event we undertake such an acquisition in the future, we may use some or all of the proceeds to us from the global offering and the rights offering in Argentina to fund some or all of the acquisition price, which proceeds we expect will otherwise be used to grow organically as described above.

OUR BUSINESS

Overview

Our Business

BBVA Francés is a leading Argentine banking institution present in the local financial system since 1886. We are a subsidiary of the BBVA Group, a global financial group with a presence in South America, Europe, the United States, Mexico and Turkey, and our principal shareholder since 1996. We are the third largest Argentine private bank in terms of total deposits, with 5.8% of total banking system deposits (7.3% of private sector deposits), and the fourth largest in terms of private loans, with 6.7% of total banking system loans (10.1% of private sector loans), based on information published by the Central Bank as of March 31, 2017. We maintain a geographic presence in all 23 provinces in Argentina and the City of Buenos Aires, and as of March 31, 2017, we served 2.4 million customers.

As of March 31, 2017, we had total assets of Ps. 184.4 billion, a total loan portfolio of Ps. 82.9 billion, total deposits of Ps. 122.8 billion and total shareholders’ equity of Ps. 17.2 billion, on a consolidated basis. Our consolidated net income for the three months ended March 31, 2017 and for the year ended December 31, 2016 was Ps. 1.6 billion and Ps. 3.6 billion, respectively.

Through our universal banking platform, we provide a broad range of financial solutions to individuals and businesses throughout Argentina and across all segments of the population, including retail and commercial banking, insurance, asset management, securities brokerage and investment banking products and services. We believe that our ability to deliver comprehensive financial solutions to our clients, complemented with our unique strategic alliances and our capacity to leverage the BBVA Group’s global expertise, relationships and technological platform, provides us with significant competitive advantages over other Argentine financial services companies. Such competitive advantages place us in a privileged position to capture opportunities arising from recently implemented macroeconomic policies and reforms, which are expected to stimulate economic growth and reduce inflation, and to capitalize on the consolidation potential of the fragmented banking sector.

We conduct our operations through the following principal business lines:

•	Retail banking, through which we offer financial services to individuals across all income segments. Our main retail banking products include checking and savings accounts, time deposits, credit cards, personal and auto loans, mortgages, insurance and investment products. Despite our historically strong presence within the middle-income and affluent segments of the population, our products and distribution channels are designed to attract clients across all client segments. As of March 31, 2017, we had approximately 2.35 million retail banking clients, compared with 2.1 million retail banking clients as of December 31, 2014. Our retail banking strategy is focused on growing our client base; expanding our product offering and services, particularly in underdeveloped products such as mortgages and in products where we see potential to increase our market share such as personal loans; and leveraging our technological platform to enhance our clients’ banking experience. As of March 31, 2017, we had total loans of Ps. 40,182 million and total deposits of Ps. 83,070 million within our retail banking business line, compared with total loans of Ps. 28,013 million and total deposits of Ps. 49,046 million as of March 31, 2016, respectively.

•

Middle market, through which we offer financial services primarily to local private-sector companies. Our main middle market products include financing products, factoring, checking accounts, time deposits, transactional and payroll services, insurance and investment products. As of March 31, 2017, we had approximately 40,000 middle market clients. We believe that SMEs are a key element for economic growth in Argentina and we are focused on expanding the number of clients we serve and on being a strategic ally to our middle-market clients, supporting them with tailored products and transactional solutions, as well as with differentiated customer support through 34 of our branches. As of March 31, 2017, we had total loans of Ps. 25,124 million and total deposits of Ps. 27,825 million within our middle market business line, compared with total loans of Ps. 17,654 million and total deposits of Ps. 21,692 million as of March 31, 2016, respectively.

•	Corporate and investment banking, through which we offer financial services to some of the largest Argentine corporations and multinational companies operating in Argentina. In addition to the products we offer to our middle market company clients, we provide our corporate and investment banking clients with global transaction services, global markets solutions such as risk management and securities brokerage, long term financing products including project finance and syndicated loans, and corporate finance services including M&A and capital markets advisory. As of March 31, 2017, we had approximately 770 corporate, institutional and investment banking clients, which includes substantially all of the largest corporates and multinational companies in Argentina. Within our corporate and investment banking business line, we are focused on leveraging the deep expertise of our industry-focused relationship executives, supported by the BBVA Group’s global network, to continue to provide bespoke global financial solutions to our corporate client base. We believe that recently implemented macroeconomic policies and structural reforms have translated into expectations of an Argentine economy with lower inflation and currency volatility and higher economic growth. In this expected new business environment, we are focused on being a trusted partner for our corporate clients as they seek to finance investment opportunities, particularly within certain sectors of the economy where investment has lagged such as telecommunications, energy and infrastructure. As of March 31, 2017, we had total loans of Ps. 17,606 million and total deposits of Ps. 11,927 million within our corporate and investment banking business line, compared with total loans of Ps. 13,616 million and total deposits of Ps. 9,280 million as of March 31, 2016, respectively.

We offer our products and services through our extensive multi-channel distribution network that includes 252 branches, 742 ATMs, 799 self-service terminals, a telephone banking service, a modern, secure and functional Internet banking platform with over one million active users representing over 45% of our total clients, a mobile banking app with over 400,000 downloads and a total of 6,231 employees, each as of March 31, 2017. Our distribution network is complemented by strategic partnerships, including those with LATAM Airlines, soccer clubs Boca Juniors, River Plate and Talleres de Cordoba, car manufacturers Peugeot, Renault and Volkswagen, and insurance companies such as La Caja, that have allowed us to expand our client reach cost efficiently and further expand our points of presence while enhancing our value proposition.

We believe that the investments we have made in our physical and digital distribution channels provide us with a key competitive advantage by enabling us to deliver a differentiated, flexible and convenient banking experience to our clients. Furthermore, we believe that our existing distribution network has the necessary reach and scale to support our future growth while increasing our operating efficiency as we grow the number of clients and products in our platform.

The following table shows certain of our key financial and operational statistics as of and for the periods indicated.

BBVA Francés	As of and for the three months ended March 31,	As of and for the year ended December 31,
	2017	2016	2015	2014
	(in millions of pesos, except percentages and branch data)
Branches	252	251	251	251
Loans	82,912	78,890	56,563	41,443
Retail	40,182	46,978	34,172	24,694
Middle market	25,124	21,768	15,357	10,604
Corporate & Investment	17,606	10,045	6,967	6,090
Public sector	—	99	67	54
Total assets	184,364	151,753	110,736	74,289
Total deposits	122,822	114,622	76,864	51,443
Retail	83,070	93,093	54,778	37,370
Middle market	27,825	14,803	9,509	6,795
Corporate & Investment	11,927	6,726	12,578	7,278
Shareholders’ equity	17,155	16,460	13,716	10,332
Non-performing loans as a percentage of total loans(1)	0.84%	0.77%	0.64%	0.99%
Efficiency(2)	67.4%	57.1%	50.3%	51.1%
Return on average shareholders’ equity(3)	38.2%	24.1%	31.5%	36.6%

(1)	Non-performing loans include all loans to borrowers classified as “Medium Risk”, “Substandard”, “High Risk”, “High Risk of Insolvency”, “Irrecoverable” and “Irrecoverable for Technical Decision” according to the Central Bank debtor classification system.
(2)	Efficiency is calculated as Operating Expenses including depreciations and amortizations / (Financial income–Financial expenses + service charge income–service charge expenses).
(3)	Return on average shareholders’ equity is calculated as net income (annualized for the three months ended March 31, 2017) divided by average shareholders’ equity (such average calculated as the average of shareholders’ equity at the end of the current period and at the end of the prior period).

Market Opportunity

We believe that the macroeconomic policies and reforms being implemented by the Macri Administration, Argentina’s large and educated middle class, the low penetration of financial services and the stable and well-regulated banking system that remains highly fragmented relative to other countries in the region offer a significant opportunity for us to continue growing our platform, product offering and client base.

Third largest economy in Latin America with a large population and sizeable middle class

With an estimated nominal GDP of US$545 billion in 2016 according to Oxford Economics, Argentina is the third largest economy in Latin America and the second largest in terms of GDP per capita. The below table sets forth Argentina’s GDP in 2016 compared to selected neighboring countries.

Argentina Comparative GDP (US$Bn)

Source: Central Banks, World Bank, IADB.

After having grown at an average annual rate of 0.9% from 2011 to 2016 in real terms, Argentina’s GDP is estimated by the IMF to grow in real terms by 2.2% in 2017 and 2.3% in 2018, driven to a large extent by the measures enacted by the Macri Administration that intend to correct longstanding fiscal and monetary policies that had resulted in recurrent public sector deficits, high inflation, pervasive foreign exchange controls and limited foreign investment. We believe these reforms, while considered necessary to address the country’s challenges, exacerbated the recession that started in 2015, but set forth the foundations for stronger, more sustainable growth in the future. From December 2016 to December 2018, according to the IMF, Argentina is expected to grow from 2016 to 2018 at a compounded annual growth rate of 2.2%, compared to 3.6% for Peru, 2.6% for Colombia, 2.0% for Chile, 1.8% for Mexico and 0.9% for Brazil. The below chart sets forth Argentina’s GDP evolution over recent years compared with that of certain selected neighboring countries.

Comparative Real GDP Growth (%)

Source: World Bank, IADB.

Argentina has a total population in excess of 44 million people and benefits from having a large and educated middle class that is a result of lower income inequality compared with other countries in the region, as measured by the World Bank’s GINI index. In 2016, the GINI Index for Argentina was 42.7% compared with an average of 49.6% for peer countries. The chart below sets forth GINI Index of each of the peer countries.

GINI INDEX

(Most Recent Available 2010-2015)

Source: World Bank.

Having a large, educated and relatively wealthy middle class makes dissemination of banking and financial products easier and faster as the country returns to sustainable economic growth and inflation stability, since such segment of the population has predominantly formal-sector jobs and banking relationships already in place. The below chart sets forth the breakdown of formal and informal employment in Argentina and certain selected countries.

Formal vs. Informal Employment

Source: INEGI, INEI, Ipeadata, DANE.

Normalization of the economy and banking system resulting from recently implemented structural reforms and policies

The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, substantial levels of inflation and currency devaluation. Such volatility, coupled with regulations issued during prior administrations affecting financial institutions, mainly regulating the foreign exchange market, imposing capital requirements and establishing interest rate caps on loans, interest rate floors on deposits and limits on fees, severely affected banking activity and profitability. As a result, bank lending in Argentina suffered a prolonged period of stagnation and the banking sector became primarily transaction-driven.

Since assuming office, the Macri Administration has implemented several significant macroeconomic policies and reforms, including the lifting of practically all foreign exchange controls; the revisions of methodologies used by the Argentine National Statistics and Censuses Institute (the “INDEC”) to measure GDP and inflation and the publication of statistical information conforming to international standards; the settlement of the long-lasting disputes with Argentina’s hold-out creditors and the return to the international financial markets; the gradual dismantling of subsidies and other measures that had practically crippled Argentina’s energy generation through the lack of any significant investment; the program for retirees and pensioners designed to put an end to decades of litigation over pension payments; and a tax amnesty that resulted in the declaration of over US$115 billion of undeclared assets by Argentine residents.

We believe lower inflation will lead to a normalization of the banking system. As a result of the government inflation plan, expectations for future inflation are firmly anchored towards a downward trend. The below charts set forth recent inflation levels as well as inflation expectations and targets.

CPI of Buenos Aires

Source: Oxford Economics, IMF.

The Central Bank has adopted numerous measures to correct economic imbalances and, as regulator of the banking system, is also implementing several measures to normalize the banking regulatory regime, including the elimination of restrictive regulations imposing limits on interest rates and fees. The table below sets forth some of the major regulation changes promoted by the Central Bank in recent years:

Regulation	Change
Rate Restrictions	Removal of minimum and maximum rates on deposits and loans

Capital Requirement	Adapted capital requirements in line with Basel III regulation

Branch Openings	Increased flexibility to expand branch network

Fee Rates	Removal of restrictions on fee rates, with full liberty commencing in September 2016

SEDESA	Mandatory insurance on deposits (SEDESA) reduced to 0.015% from 0.06%

Dividend Restrictions	Removal of 75% extra capital limitation for dividend distribution

We expect that the new business environment will lead to a normalization of the banking system and, coupled with lower levels of inflation and increased economic growth, enable a strong recovery in lending activity.

Underpenetrated financial system with well-developed infrastructure in place

Argentina has one of the lowest market penetration rates of financial services in Latin America. According to the Central Bank and Oxford Economics, loans as a percentage of GDP were 13% in 2016, significantly below levels of other Latin American countries. The below chart sets forth the levels of credit penetration compared with GDP in Argentina and certain selected countries for 2016.

Credit Penetration vs. GDP per Capita

Source: Central Banks, World Bank, IADB.

Such underpenetration is evident in both the consumer and commercial loan segments. For example, as set forth in the chart below, consumer loans in Argentina represented 7.2% of GDP in 2016, significantly below the 27-37% of countries with higher penetration of financial services, such as Brazil and Chile:

Consumer Loans to GDP

Source: Central Banks, World Bank, IADB.

Certain consumer loan products, such as mortgages, have experienced even more pronounced levels of stagnation. The following chart sets forth the level of mortgage penetration measured as a percentage of GDP in 2016:

Mortgage Loans to GDP

Source: Central Banks, World Bank, IADB.

Argentina is also significantly underbanked, with deposits reaching 23% of GDP in 2016, as shown in the following chart:

Deposits as a Percentage of GDP

Source: Central Banks, Oxford Economics.

The proportion of the population that is middle and high income is significantly higher in Argentina compared with its peers, which shows an even lower consumer credit penetration when adjusting for consumer wealth. The credit card segment further illustrates the gap between infrastructure availability and usage. The below charts set forth the proportion of population classified as middle and high income, and the number of credit cards issued per capita, in Argentina and selected neighboring countries.

Proportion of Population Middle and High Income	Credit Cards Issued per Capita

Source: IADB, Central Banks.

Within the commercial sector, Argentine companies have comparatively low levels of debt leverage, largely due to past economic and inflation volatility, as well as limited access to financing sources. As reflected in the chart below, according to central banks and Oxford Economics average net debt to EBITDA in 2016 commercial loans represented 7.6% of GDP in 2016, significantly below the rest of Latin America:

Commercial Loans as a Percentage of GDP

Source: Wall Street Research.

Beyond loans, underpenetration is also noticeable in other financial products such as deposits, insurance and investment products.

Similarly, Argentina’s insurance market remains underpenetrated compared with other Latin American countries. According to each country’s insurance regulator, premiums written in Argentina represented 3.0% GDP in 2016, compared with 1.6% in Brazil, 5.0% in Chile, 3.2% in Colombia, and 1.5% in Peru, as shown in the chart below.

Insurance Penetration

While the level of penetration of financial services in Argentina is low compared with other countries in the region, the financial services infrastructure already in place in the country is robust. There were 11 bank branches per 100,000 inhabitants in Argentina, compared with 10 in Mexico, 12 in Chile, 13 in Colombia and 7 in Peru, as shown in the chart below.

Branches / 100K Population

Source: Central Banks, World Bank, IADB.

Similarly, there were 47 ATMs per 100,000 inhabitants in Argentina, compared with 37 in Mexico, 43 in Chile, 31 in Colombia and 46 in Peru.

Argentina has among the highest ratios of credit cards and POS terminals per capita in Latin America, yet lags regional peers in terms of credit card loans relative to GDP and credit card spending relative to personal consumption expenditures. With plastics and POS terminals in place, we believe credit card usage has the potential to increase rapidly in an environment of lower inflation and interest rates.

We believe that the combination of low financial services penetration and the availability of infrastructure creates a unique opportunity for Argentine banks to grow organically as utilization of existing infrastructure improves.

Fragmented banking sector with possibility for further consolidation

The Argentine banking system remains largely unconsolidated, with no Argentine private bank concentrating more than 11% of total assets, loans or deposits as of March 31, 2017. As of December 31, 2016, according to the respective financial regulatory agencies, there were 78 financial institutions in Argentina, much higher than in its peer countries, as shown in the chart below:

Number of Banks per Country (2016)

Source: Central Banks.

As shown in the chart below, combined market share of the top five banks in Argentina, based on loans and deposits, significantly lags regional averages, suggesting there is still significant room for industry consolidation:

Market Share of Top 5 Banks

Source: Central Banks.

We believe that having larger banks would improve operating efficiency as cost savings are materialized through the optimization of existing infrastructure. According to information published by each relevant country’s regulator, in 2016, Argentina’s banking sector had an efficiency ratio of 59.0%, which was higher than those of its regional peers, as shown in the chart below:

Efficiency Ratio

We believe that we are well-positioned to benefit from potential consolidation opportunities in the Argentine banking sector, supported by our scale, market position, brand recognition and access to capital, and we regularly explore acquisition opportunities. See “Use of Proceeds.”

Healthy banking sector with upside potential

Although Argentina’s economy has experienced periods of instability and volatility since the 2001-2002 crisis, the Argentine banking sector has generally maintained strong asset quality coupled with high liquidity and capitalization ratios, well above regulatory minimums. Additionally, the banks have followed sound banking system practices, such as alignment of assets and liabilities, maturities and currency exposure and limited Argentine sovereign debt exposure. During the five-year period ended December 31, 2016, the Argentine banking system had an average non-performing loan ratio of 1.53%, an average coverage ratio (defined as total reserves for loan losses divided by total non-performing loans) of 138% and an average loans to deposits ratio of 67%, based on Central Bank information. As of December 31, 2016, the 10 largest Argentine private banks had an average liquidity ratio of 40.7% and a total capital ratio of 14.4%, which is well above the 10.5% minimum threshold required by the Central Bank including the capital conservation buffer and 11.5% including an additional 1% buffer for financial institutions classified by the Central Bank as systemically important.

During the five-year period ended December 31, 2016, the Argentine banking sector delivered an average ROAE of 31.8% in nominal terms, according to Central Bank information. In real terms, however, bank profitability has been subdued by high levels of inflation. We believe that operating under conditions of lower inflation and increased lending activity would enable banks to improve profitability in real terms in the future.

We believe that lower expected inflation and increasing scale driven by lending activity and bancarization may contribute to improvements in profitability in real terms in the future.

The below table sets forth certain key banking metrics at December 31, 2016 for each of the Peer Countries.

Key Metrics of Latin American Banking Systems

As of December 2016, includes all banks in local banking system

	Argentina	Brazil	Chile	Colombia	Mexico	Peru
Efficiency Ratio	59.0%	53.3%	57.7%	35.9%	54.9%	40.1%
Operating Expenses/Assets (bps)	63	145	212	257	351	285
NPL Ratio	1.7%	3.9%	1.8%	3.1%	2.2%	4.3%
ROA	3.8%	0.5%	0.9%	2.1%	1.3%	2.0%
ROE	31.0%	6.0%	11.0%	15.9%	12.6%	18.4%
Equity/Assets	11.2%	9.1%	8.4%	13.3%	10.0%	11.0%
Tier 1 Ratio	15.2%	13.7%	10.9%	11.4%	13.5%	11.0%

Source: Central Banks, IMF.

Our Competitive Strengths

We believe our business model provides us with the following competitive advantages:

Leading universal banking platform well-positioned to capture future growth

We are a leading bank in Argentina focused on offering a broad range of financial services to individuals and businesses across all income segments and throughout all 23 Argentine provinces and the City of Buenos Aires. Among the Argentine private banks, we ranked third in terms of total deposits and fourth in terms of private sector loans as of March 31, 2017. We have particularly strong market positions within certain products that have allowed us to significantly increase our client base, such as auto loans, where we rank first among Argentine banks, and credit cards, where we rank third in financing and second in consumption, in each case as of March 31, 2017, and our universal banking model allows us to offer comprehensive financial solutions to our clients, aiming to be our clients’ first choice across all products. We believe that the investments we have made in our platform and our focus on customer service by leveraging technological innovations have made the BBVA Francés brand highly reputable, and has resulted in high levels of client satisfaction. We believe that our universal banking model, scale, market leadership and brand positioning provide us with exceptional competitive advantages and growth opportunities as demand for loans and other financial services increases.

Robust multi-channel network focused on providing a differentiated banking experience

We have an efficient multi-channel distribution and servicing network that combines extensive physical infrastructure with modern, secure and functional digital channels, allowing us to provide a differentiated banking experience to individual and business clients across all income segments, who increasingly demand flexibility and convenience in financial products. Our physical infrastructure, which includes 252 branches, 742 ATMs, and 799 self-service terminals as of March 31, 2017, provides us with a strong presence in all 23 provinces in Argentina and in the City of Buenos Aires and the greater Buenos Aires province, which concentrate 46% of the population and where 67% of our branches and 68% of our ATMs are located.

Additionally, we offer comprehensive banking services through our website and mobile banking app, which allow clients to complete a broad range of transactions and obtain credit approvals for certain products online. As of March 31, 2017, 45% of our total clients were active users of our website and our mobile banking app had been downloaded over 400,000 times. While we believe that our well-invested infrastructure is adequate to support our future growth, we will continue to adapt our network to maintain a high level of service and remain at the forefront of our clients’ preferences and needs.

Outstanding client acquisition and affinity-building capabilities through strategic alliances

We have developed unique channels that have allowed us to expand our client base cost-efficiently and increase client affinity for our products and brand. Our strategic partnerships including those with LATAM Airlines, soccer clubs Boca Juniors, River Plate and Talleres de Cordoba, auto distributors Peugeot, Renault and Volkswagen and insurance companies such as La Caja, have allowed us to increase our points of sale at low fixed costs, enhance our products with unique value propositions and strengthen our brand. Our LATAM Pass credit card, which allows clients to earn miles on LATAM’s frequent-flyer program and other benefits on credit card purchases, represents 65% of our total issued credit cards. Through our partnerships with auto companies, we provide loans for approximately 40% of all financed new car sales in Argentina, making us the leader in this business line. In addition to our strategic partnerships, we have developed other low-cost client acquisition tools such as our online credit approval engine that allows retail clients to obtain instant credit approval for certain products on our website. We believe that our ability to acquire clients and build affinity at low costs is a significant competitive advantage in light of the shifting client preferences that increasingly favor non-traditional banking channels.

Synergies from our affiliation with the BBVA Group

We believe that being part of the BBVA Group, a leading global financial institution, offers us significant competitive advantages, including the ability to (i) access the BBVA Group’s operational expertise and multinational customer base; (ii) selectively replicate the BBVA Group’s product offerings in other countries and offer international solutions for clients’ financial needs; (iii) leverage the BBVA Group’s latest-generation, client-centric technological platform; and (iv) incorporate best practices developed abroad.

Balance sheet strength and profitability supported by a deeply rooted risk management culture

We have developed a strong risk management culture that leverages both our extensive local market knowledge and the BBVA Group’s worldwide expertise which we view as fundamental to our long-term stability and profitability. We typically operate under liquidity and capitalization parameters that exceed those required by local regulators. As a result, we have historically maintained industry-leading asset quality and liquidity metrics. During the three year period ending December 31, 2016, we had an average non-performing loans ratio of 0.73% and an average coverage ratio of 270%, compared with industry averages of 1.59% and 138%, respectively, according to information published by the Central Bank.

As of March 31, 2017, our liquidity ratio, as calculated by the Central Bank, was 46.8%, compared with an industry average of 40.3%.

We have maintained a strong balance sheet while continuing to grow. During the three year period ending December 31, 2016, our loan portfolio and deposits grew at compounded annual growth rates of 29.5% and 37.8%, respectively, compared with industry averages of 27.3% and 37.8%, according to information published by the Central Bank. In addition, we have developed a diversified and low-cost funding base with checking and savings account deposits representing 66% (57% in the local currency business) of our total sources of funding (total sources of funding includes checking accounts, savings accounts and other deposits) as of March 31, 2017. Our asset quality and solid balance sheet have contributed to our average nominal ROAE of 31.8% during the three year period ending December 31, 2016.

Experienced management team with an established track record in Argentina

We are led by a highly experienced senior management team, with an average of 19 years of experience in the Argentine financial services industry and strong capabilities in retail and commercial banking, risk management, finance, capital markets, M&A and corporate governance. We believe that our ability to grow and remain profitable despite significant periods of instability and volatility since the 2001-2002 crisis is due to a large extent to our management team’s expertise and ability to adapt to changing economic conditions.

Our Strategy

We seek to become the main bank for individuals and businesses in Argentina by delivering comprehensive financial solutions and a differentiated banking experience to our clients. We believe that a reduction of inflation, increased macroeconomic stability and real GDP growth in Argentina will create significant opportunities within a financial services industry that in recent years has become, to a large extent, a transaction focused business and where credit has remained notoriously underdeveloped compared with other countries in the region. In such new environment, we intend to leverage our multi-channel platform and nationwide presence to expand our product offering and client base across all segments, from low-income individuals and SMEs to affluent individuals and multinational corporates. The key components of our strategy include:

Grow our client base, product portfolio and market share by leveraging our universal banking platform

In light of the significant opportunities we see in the Argentine banking sector, we are focused on growing our client base, both in individual and business clients, on increasing our market share across products, and on achieving higher product penetration within our current customer base. To achieve this, we intend to leverage our universal banking model, robust physical infrastructure and non-traditional channels to expand our client reach in a cost efficient manner. Our robust platform is supported by the BBVA Francés brand that is highly reputable in Argentina and by our solid balance sheet structure, with a large base of deposits, high levels of liquidity and capitalization and low loans to deposits ratio. We believe that the combination of our platform, brand, balance sheet and human capital places us in an advantaged position to expand our business organically and to benefit from economies of scale as we continue to grow.

While we believe that the Argentine financial services industry has significant organic growth potential, our growth strategy also involves selectively pursuing acquisition opportunities that complement and enhance our business and where we can derive value from synergies. We believe that we are well-positioned to benefit from consolidation opportunities in Argentina and we regularly explore acquisition opportunities. See “Use of Proceeds.”

Accelerate our transformation process and develop new customer acquisition models

We are transforming our distribution and servicing channels, technological infrastructure and processes to ensure that they are aligned with our clients’ evolving preferences and needs. In this respect, maintaining a cutting-edge digital banking platform has been a key element of our strategy as clients increasingly value the flexibility and convenience of digital channels. As of March 31, 2017, 45% of our total clients were active users of our website and/or our mobile banking app, compared with 36% as of December 31, 2014. We have established an internal goal of having 100% of our clients using digital channels within three years and of originating a significant portion of our sales online. In addition to being convenient for our clients, digital channels yield other benefits for us such as improving our operating efficiency, reducing capacity utilization and resources used at our physical channels and producing business intelligence with respect to our clients’ behaviors and needs that facilitates innovation.

The below chart sets forth our retail client onboardings in 2014-2016 by sales channel.

New Retail Clients

(in thousands)

We are also focused on developing new, cost-efficient ways to acquire clients. For example, we have implemented a robust online engine that allows our retail clients to obtain instant credit approval for certain products on our website, which we are adapting for business clients as well. Additionally, we will continue to leverage our partnerships as a unique, low-cost client acquisition channel. In 2016 we acquired 200,000 new clients through our alliances with LATAM Airlines, Peugeot, Renault, Volkswagen and La Caja. Our partnership model allows us to expand our customer reach without having to invest significantly in physical infrastructure.

Provide a differentiated client service and user experience

We are committed to providing a differentiated service and user experience for our clients at our branches and throughout our entire distribution network. We believe that customer service is highly valued by users of financial services in Argentina and that providing a high quality service is an important way of distinguishing ourselves from our competitors. In this respect, we constantly monitor our performance through client surveys and other feedback mechanisms to ensure that we consistently provide a high quality user experience. We will continue to be focused on deploying technology innovations and adapting our processes to reduce customer wait times at branches and improve the productivity of our workforce.

Digital channels constitute a key element of our strategy to enhance client experience, as they provide flexibility and convenience to our clients, while allowing us to reduce the number transactions executed at physical channels, optimizing resources and increasing our level of service at branches. The BBVA Group has declared its digital platform a strategic priority worldwide and has made significant investments globally to remain at the forefront of digital banking trends. We significantly benefit from our ability to leverage the BBVA Group’s global technological systems and expertise and will continue to make significant investments in our technological platform to enhance our client service and user experience, driving differentiation from our competitors.

The below chart sets forth our total numbers of digital clients as of December 31, 2014, 2015 and 2016, and March 31, 2017:

Total Digital Clients

(in thousands)

Capitalize on our risk management and cost-oriented culture to achieve profitable growth

As we pursue our growth and profitability objectives, we will continue to carefully monitor the credit quality of our asset portfolio, with a focus on maintaining our industry-leading asset quality metrics. We will also emphasize maintaining high liquidity and capitalization ratios, as well as a stable, low-cost funding base composed primarily of current and savings account deposits, as we believe that a solid balance sheet is fundamental to our long-term success.

Maintaining a cost-oriented culture is our priority and we will therefore remain focused on utilizing cost-efficient client acquisition models, optimizing operating processes, migrating clients to digital channels and monitoring administrative and promotional expenses in order to achieve profitable growth.

Attract, develop and retain the best human capital

Having a deep pool of talent and developing a strong employee culture is one of our top strategic priorities. We have implemented thorough training and development programs to ensure that our team’s skillset is aligned with the changing preferences and needs of our clients. We complement the promotion of professionals within our organization with efforts to attract top talent from other companies that can expand our capabilities. Since 2014, we have been among the top ten companies in Argentina in the “Great Place to Work” ranking and in 2016 we were ranked third among business students by Universum, an independent survey of university students aimed at identifying the most attractive employers for young professionals in Latin America.

Our Business Lines

Our business operations are organized into three principal business lines:

•	Retail banking, which focuses on individuals,

•	Middle market, which focuses primarily on small and mid-sized companies, both in the private and public sectors. It also focuses on the agricultural sector and covers some large corporations not served by the Corporate and investment banking business line; and

•	Corporate and investment banking (“C&IB”), serves approximately 770 clients, which includes substantially all of the largest corporates and multinational companies in Argentina.

Retail Banking

The Bank has a very strong presence in the retail banking segment where it offers a comprehensive set of financial services across all income segments and provides services to employees (payroll), professionals and merchants.

We offer our products and services through our extensive multi-channel distribution network that includes 252 branches, 742 ATMs, 799 self-service terminals, a telephone banking service, a modern, secure and functional internet banking platform with over one million active users representing over 45% of our total clients, a mobile banking app with over 400,000 downloads and a total of 6,231 employees, each as of March 31, 2017. Our distribution network is complemented by strategic partnerships that have allowed us to expand our client reach cost efficiently.

Our partnerships, which include for example LATAM Airlines, major soccer clubs such as Boca Juniors, River Plate and Talleres de Cordoba, car manufacturers such as Peugeot, Renault and Volkswagen, and insurance companies such as La Caja, allow us to not only offer an attractive and differentiated value proposition to our 2.4 million customers but also expand our customer base.

We have made our digital strategy a priority. In this respect, maintaining a cutting-edge digital banking platform has been a key element of our strategy as clients increasingly value the flexibility and convenience of digital channels. As of March 31, 2017, almost half of our total clients were active users of our website and/or our mobile banking app. We have established an ambitious internal goal of all of our clients experiencing our digital channels within three years and of originating a significant portion of our sales online. In addition to being convenient for our clients, digital channels yield other benefits for us such as improving our operating efficiency, reducing capacity utilization and resources used at our branches and other physical channels and generating business intelligence with respect to our clients’ behaviors and needs that facilitates innovation.

We are also committed to providing a differentiated and high quality service and user experience for our clients at our branches and throughout our entire distribution network. We believe that customer service is highly valued by users of financial services in Argentina and that providing high quality service is an important way of distinguishing ourselves from our competitors. In this respect, we constantly improve our branches and digital applications to further enhance our customers’ experience. In addition, we monitor regularly our performance through client surveys and other feedback mechanisms to ensure that we consistently provide a high quality experience. We will continue to be focused on deploying technology innovations and adapting our processes to reduce customer wait times at branches and improve the productivity of our workforce.

With the objective of providing the best possible value proposition to all our customers, we have segmented our retail business in the following groups:

•	Premium World (Affluent). This group includes our wealthiest customers and as of March 31, 2017 accounted for approximately 56,000 clients, a 68% increase from the previous year.

•	Premium (Mass Affluent). As of March 31, 2017 this group accounted for approximately 143,000 clients, a 20% increase from the previous year.

•	Classic (Mass). As of March 31, 2017 this group accounted for approximately 1,492,000 clients, a 4% increase from the previous year.

•	Financial Inclusion (Express). As of March 31, 2017 this group accounted for approximately 661,000 clients, a 32% increase from the previous year. This group is defined by the limited interactions they currently have with us; however they also represent an attractive cross-selling opportunity. They usually have a single savings account and sometimes one credit card.

We strive to be our clients’ principal bank, and to that end have teams that actively work across each of these customer groups to obtain our customers’ payroll deposits. As of March 31, 2017 we had 532,538 customers with their payroll direct deposited with the Bank, implying a market share of 8.53%.

We continue to show strong consumer credit risk ratios. As of February, 2017, our NPL ratio for retail lending was 1.73%, compared with an average of 2.85% in the Argentine banking system as a whole, based on system-wide data for February 2017.

Our main retail banking products include the following:

Consumer Lending

Our consumer lending operations consist primarily of general consumer loans and auto loans. As of March 31, 2017, general consumer loans accounted for 12.4% of our loan portfolio. With 171,000 clients and a 4.2% market share, we consider it to be a loan segment with high growth potential.

We are leaders in the auto loan business, with Ps.15,066 million in loans and a market share of 24.2% as of March 31, 2017, including our joint ventures. This represents a significant increase of more than 5% from our share 12 months ago. We believe that our substantial growth in this business is due to our ability to offer customized loan products to each client based on their specific needs, through our alliances with Peugeot, Citroen, Renault and Volkswagen, our car loan products are offered in car dealerships in Argentina. We require individuals who take out auto loans with us or our joint venture partnerships to maintain a credit card with us, and monthly payments are collected through the credit card account.

Mortgage Lending

The mortgage lending market is still highly underpenetrated in Argentina when compared with other neighboring countries, and we expect significant growth in the segment in coming years, partly due to the introduction of mortgages linked to inflation. We are very focused on further developing this line of products since we consider it to be key in developing stronger and lasting relationships with our clients, and we believe this product is showing strong momentum.

Credit and Debit Cards

Credit cards and debit cards are the primary point of contact between consumers in Argentina and the banking sector, with credit card financing having shown the most robust growth during the last decade. Our credit card offerings provide our primary means of engaging new customers, who are later offered a broader selection of banking products.

We are leaders in card issuances, with a credit card portfolio of 2.9 million credit cards and 2.2 million issued debit cards as of March 31, 2017. As of that date we had a 12.2% market share of transactions paid with credit cards, a 9.2% market share of transactions paid with debit cards, and a 9.3% market share of credit card financing. Moreover, such credit card financing represented 27.3% of our loan portfolio, or Ps.23,077 million, as of March 31, 2017. We have fostered our presence in the cards market by making strong alliances with partners including LATAM Airlines, major soccer clubs such as Boca Juniors, River Plate and Talleres de Cordoba, and our joint venture partners. Most of our cards are linked to loyalty programs with these partners. Our LATAM Pass credit card, which allows clients to earn miles on LATAM’s frequent flyer program, represents 65% of our total issued credit cards. In addition, we offer credit cards to our corporate banking customers and issue a variety of Visa and MasterCard credit cards, including Classic, Gold and Platinum cards (and Black cards, in the case of MasterCard, and the Visa Signature card).

Deposits and Investments

We offer our clients various account and investment services, with broad offering of investment products and various types of accounts. Our retail customers have the option to maintain savings accounts not only in Argentine pesos, but also in U.S. dollars or euros. Our checking accounts allow our clients to send payments electronically as well as issue checks. As of March 31, 2017, our peso-denominated savings accounts had a 7.3% market share, an increase of 0.9 percentage points from one year earlier, while foreign-denominated accounts held over 12% of the market, an improvement of more than 2 percentage points since March 31, 2016. As of March 31, 2017, our market share of time deposits of less than one million pesos was 7.9%, an improvement of 0.5 percentage point from March 31, 2016.

Given that we expect retail deposits to become a core funding source in coming years, in 2016 we launched a broader set of products, such as inflation-indexed and floating-rate deposits, as well as a new group of mutual funds. Mutual funds are offered through our subsidiary BBVA Asset Management, which provides asset management services to our clients in the form of investment advice and management of retirement and mutual fund assets and other investments. As of March 31, 2017, our funds accounted for 5.5% of the mutual funds market, an improvement of 0.08 percentage points from one year prior. We believe the asset management industry is strong in Argentina, with Ps. 447 billion of assets under management as of March 31, 2017, an increase of 115% compared with one year earlier, and accounting for nearly 5% of Argentine GDP for 2016. We believe that this industry has strong prospects for growth in the new economic environment and following the tax amnesty completed in March 2017.

Middle Market

BBVA Francés maintains a leadership presence among corporations, agricultural producers and other institutions and continues working to maintain a strategic alliance with this sector in Argentina. We are the number four Argentine private bank in terms of loans in this market with a portfolio of Ps. 22.5 billion as of March 31, 2017, which represents a market share of approximately 6.5% of the total market and 9.8% among Argentine private banks. We have approximately 40,000 clients in this business area and have the best penetration among the largest corporations in Argentina. In addition, we have recently made changes to our strategy to focus on capturing more small business clients. Our commercial lending portfolio NPL ratio, including our corporate lending portfolio, was 0.14% as of March 31, 2017.

We offer a wide range of products covering the needs of this client segment, including a digital platform that allows our clients to process all types of transfers, billing, payments and foreign trade activity online. We are working to develop a system that would allow our clients to deposit checks via our smart phone apps, producing benefits both for our clients and for the Bank. We recently developed a loan simulator that allows companies that are not yet clients of the Bank to obtain a credit rating online that is automatically sent to a manager at one of our branches. We have 34 branches dedicated to companies and other institutions distributed throughout the country, and we are currently planning to redesign our customer service model in the third quarter of this year in order to offer services to these customers in 252 branches of our network including 25 new business centers with managers fully dedicated to this client segment.

Among our principal lending products are cash advances, overdraft protection, financial loans and foreign trade, which together amounted to 85% of our lending portfolio as of March 31, 2017. In addition, we offer services such as leasing and differentiated corporate and agriculture credit cards, among others. We also offer checking accounts and time deposits as well as investment management services through our mutual funds, transaction services, cash management solutions, collection services and payment services.

In recent years, we launched an integral program called “On the road to success,” which includes a digital platform where an SME gets access to a community and receives free of charge online training on finance, business administration, leadership and personal management.

Corporate and Investment Banking (“C&IB”)

Through our corporate and investment banking business we offer banking services to approximately 770 multinational companies and local private-sector and state-owned enterprises. As of March 31, 2017, our C&IB group had a portfolio of Ps. 11.2 billion in loans and Ps. 11.3 billion in deposits.

In our corporate business line, we leverage the BBVA Group’s global presence and interconnected structure with over 3,000 employees covering the corporate business line across the globe. Our corporate and investment banking products include checking, savings, time deposits and bilateral loan products that allow for structured finance for our global clients. In addition, as part of our investment banking services, we offer advisory services on mergers and acquisitions and initial public offerings and corporate- and project financing.

In Argentina we cover local clients and international clients, and have designed the “Plan Argentina BBVA” to target the financing of the most relevant investments that we expect to be made in Argentina in the telecommunications, energy and infrastructure sectors (US$80 billion of expected investments between 2016 and 2018).

Through our treasury unit we also offer trading services, we are also engaged in capital markets, money markets and foreign exchange markets, brokerage services in connection with fixed-income securities, derivatives, leasing and trust services.

Income from services continues to evolve favorably given the strengthening of transactional services and consolidating our relationship with clients. This strategy was the key to doubling payment volumes and significantly increasing collection volumes during 2016.

In recent years we have focused on gaining the client’s loyalty through a continuous development of non-credit products. Tools such as Francés Net Cash made it possible to improve the payments and collections system and integrate the relationship with Global and Distribution Markets, multiplying the offer of spot products and derivatives. The synergies with other areas of the Bank were also strengthened in order to give a boost to transactions in the middle market and retail business lines.

Risk Management

The Risk Department is made up by the following divisions: Retail Banking, Enterprise and Wholesale Banking and recoveries. Within the purview of the retail banking and the enterprise and wholesale banking divisions, there are the areas in charge of admission, follow-up and policies and tools. In turn, the recoveries division includes areas specializing in severity mitigation, further split into legal actions for debt recovery, personalized debt recovery efforts, special proceedings and policies, tools and follow-up.

Approvals are processed by virtue of the loan-granting powers conferred upon the positions responsible for admission and the Risk Management Committee. In addition, the commercial areas rely on a smaller number of delegated loan-granting powers based on the amount of the transaction and on the opinion yielded by the set of evaluation tools known as “SAVERF” (for retail) and “Rating” (for wholesale). Any application that receives a “study/reject” opinion from any of the evaluation tools must be analyzed by the central admission specialists.

Any exceptions to the policies currently in force are addressed by the Risk Management Committee and/or by the technical Committee of Local Operations.

The assessment methodology is based on internally designed scoring and rating models applied to the Retail Banking and Enterprise and Wholesale Banking portfolios management, respectively. The application of this methodology leads to the calculation of the probability of default and in addition, to a historical control over expected losses and loss given default of such losses in each portfolio. The scoring and rating tools are re-estimated periodically.

During 2016, the division in charge of assessing retail risk put in place a new pro-active scoring system which is applied to mass campaigns targeted to customers, which resulted in improved risk differentiation and, hence, in an increase in the number and quality of the offerings.

The Bank has started to offer inflation-adjusted mortgage loans pro-actively to a selection of customers, a product that gained momentum by the end of 2016.

The Bank has supported the boost of digital sales of credit cards by developing online evaluation engines and features to enter into loan agreements offered to its customers by Internet.

Distribution Channels

We follow a multichannel distribution strategy by using multiple distribution channels, such as branches, ATMs, internet banking, mobile banking and contact centers, tailored to each of our customer segments and designed to reach a broad spectrum of clients efficiently. The main purpose of our comprehensive multichannel distribution strategy is to benefit from the synergies of offering several channels and to direct customers to the most effective channel for each of their specific transactions.

As of March 31, 2017, our extensive physical distribution network comprises 252 branches and more than 1,500 ATMs and self-service terminals throughout the country, complemented with a state-of-the-art digital platform.

Physical distribution network

Our branch network offers all of our products and services to our customers. As of March 31, 2017 we have 252 retail branches, of which 30 incorporate premium spaces for our Affluent and Mass Affluent clients. There are an additional 34 branches specialized in the middle-market segment and on institutions. Fifteen of these branches are located on-site in the offices of other companies, with others affiliated with certain of our retail branches.

Our network also includes as of March 31, 2017, 742 ATMs and 799 self-service terminals, including those located in our branches and on-site service units. Our customers may use these ATMs to access their accounts and conduct banking transactions.

Important actions are being carried out regarding ATMs, devices and new technologies in order to differentiate us from our competitors. With the aim of reducing waiting times in branches, we are expanding the use of queue manager devices, installing new banknote counting machines to enhance productivity, and in those branches with the highest level of activity, our teller workforce has assumed both a commercial and an operational role.

The table below shows the number of our branches and ATMs across Argentina’s regions as reported to the Central Bank in January 2017:

# of Branches and ATMs and Self-Service Terminals (SSTs) in Argentina per Region
	Branches	ATMs/SSTs
Buenos Aires	86	503
Capital Federal	82	497
Cordoba	15	64
Mendoza	11	54
Santa Fe	11	80
Entre Rios	6	33
Chubut	5	27
Neuquen	4	23
Rio Negro	3	18
Salta	3	12
Santa Cruz	3	13
Tucuman	3	27
Corrientes	2	13
Chaco	2	13
La Pampa	2	8
Misiones	2	13
San Juan	2	17
San Luis	2	11
Santiago del Estero	2	13
Tierra del Fuego	2	14
Catamarca	1	5
Formosa	1	8
Jujuy	1	6
La Rioja	1	6

Total	252	1,478

Source: BCRA, as of January 2017

Mobile, Online and Telephone Banking Services

We also distribute our products and services through alternative distribution channels, which have experienced significant growth in terms of sales, services, provision of product information and customer preference. These alternative distribution channels consist of internet banking (FrancésNet), mobile banking (FrancésMovil among other apps) and call centers (“Linea Francés”). As of December 31, 2016, we have approximately 441,379 mobile clients.

Because of their low cost and ample service capacity, these channels are becoming one of the most efficient ways to interact with our customers at any time. In recent years, our strategic efforts have been focused on improving the user’s experience and accelerating the acquisition of new clients. Hence, access to the digital world was a priority.

Our main actions to improve users’ experience were based on the internet and the mobile banking transformation. New developments were incorporated during 2016 to digitalize more clients and improve our digital services, such as adding the main transactions (payment of credit card balances and other services (mis pagos) or auto settlement of consumer loans, among others) to our mobile application and a better designed web platform to operate in a more secure and friendly way.

We continued to promote ‘Francés GO’, the program of benefits and experiences for clients and non-clients of BBVA Francés, which continued to grow in benefits and positioning, offering the users credit card discounts and the possibility of enjoying additional benefits. In September 2015 we launched the platform “App & Web” and by December 2016 it had been downloaded more than a half a million times and increased the number of subscribers by more than 40% in 2016 from 405,000 to 580,000. Lastly, the development of a new online engine (based on a credit evaluation system) permitted the incorporation of a significant number of new clients.

During 2016 we continued improving sales through digital channels in more mature products like time deposits and mutual funds. In addition, we launched commercial campaigns with the aim of increasing the digital sales such as:

•	Personal loans: more than 500,000 credit lines were offered online. In 2016, this process represented 10% of the total sales and we expect them to increase during 2017.

•	Sale of credit cards through the open market: a process was developed and optimized for the sale of credit cards in the open market, with online qualification. This process completed more than 40,000 sales of cards during 2016.

The below chart sets forth our credit card sales by sales channel in each of 2014 and 2016.

Credit Card Sales Boost Through Digital Channels

The proportion of digitalized clients at the close of 2016 exceeded 45%, with a year-on-year growth of 30%. These figures capitalize on the efforts made to implement the digital strategy.

Finally, our telephone service, “Línea Francés” is one of the main alternative channels for client support. We have one call center owned by us and three additional third party-operated locations. By the end of 2016, approximately five million calls were received through this channel, 70% of which were automatically resolved by an interactive voice response system.

Competitive Framework

General

We face strong domestic competition in all aspects of our business from other Argentine banks, as well as from non-Argentine banks and international financial institutions. The Argentine financial system is highly fragmented, with a total of 78 financial institutions, of which 63 are banks. Of these, 13 banks are state-owned and of the remainder, 33 are owned locally, 10 are local banks that are partially foreign-owned, and seven are branches of foreign financial institutions. We expect further consolidation in the Argentine financial system as the economy normalizes, inflation subdues and credit growth starts materializing.

Our ability to maintain our competitive position depends mainly on our ability to anticipate and fulfill the needs of new and current customers through the development of innovative services and products, providing good customer service and strengthening our customer base through cross-selling. In addition, our efforts to offer new services and products may not succeed if market opportunities develop more slowly than expected or if the profitability of these opportunities is undermined by competitive pressures.

BBVA Francés competes with the largest banks in the Argentine financial system. Our principal competitors are Banco Santander Río, Banco Galicia and Banco Macro (“Direct Peers”). For comparative purposes, we also benchmark ourselves to the remaining seven largest Argentine private banks (HSBC, ICBC, Banco Patagonia, Citibank, Banco Credicoop and Banco Supervielle, together, the “Top 10 Private Banks”).

Within such group of the Top 10 Private Banks, we rank first in asset quality (non-performing loans ratio (“NPL”)), second in terms of Common Equity Tier 1 capital (“CET1”) and third by total assets, total deposits and efficiency.

The following table shows the rankings and market share of BBVA Francés among the Top 10 Private Banks as of December 31, 2016, according to the information published on the BCRA website and the information on capital levels published by each bank on its Disciplina de Mercado reports:

	Ranking vs. Top 10 Private Banks	Market Share (%)
Loans	4	6.7%
Total Assets	3	5.6%
Deposits	3	5.8%
Equity	4	5.5%
CET1	5	—

Source: BCRA, Disciplina de Mercado reports by each bank

The following sub-sections set forth BBVA Francés, our Direct Peers and the Top 10 Private Banks in a number of metrics for the periods indicated. The following data is sourced from the BCRA, and shown on an unconsolidated basis.

Loans

The following table sets forth the loans and market share in terms of loans of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016			2015			2014
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Santander	Ps.	115,364	10.1%	Ps.	83,063	9.4%	Ps.	54,937	8.5%
Galicia		105,344	9.3		75,205	8.5		49,035	7.6
BBVA Francés		75,980	6.7		54,995	6.2		40,411	6.2
Macro		81,044	7.1		56,825	6.4		39,759	6.1
Top 10 Private Banks		599,690	52.7		439,498	49.6		309,754	47.7

Total System	Ps.	1,136,955	100.0%	Ps.	886,046	100.0%	Ps.	649,206	100.0%

Source: BCRA

Commercial Loans

The following table sets forth the commercial loans and market share in terms of commercial loans of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016			2015			2014
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Santander	Ps.	60,291	9.2%	Ps.	40,606	7.3%	Ps.	25,497	6.2%
Galicia		58,869	8.9		43,631	7.9		28,660	6.9
BBVA Francés		43,309	6.6		28,083	5.1		22,122	5.3
Macro		34,344	5.2		22,109	4.0		15,595	3.8
Top 10 Private Banks		341,062	51.8		248,167	44.7		174,453	42.2

Total System	Ps.	658,343	100.0%	Ps.	554,705	100.0%	Ps.	413,887	100.0%

Source: BCRA

Consumer Loans

The following table sets forth the consumer loans and market share in terms of consumer loans of our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016			2015			2014
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Santander	Ps.	62,691	10.1%	Ps.	48,964	10.4%	Ps.	33,276	9.8%
Galicia		65,999	10.6		47,819	10.1		32,267	9.5
BBVA Francés		37,632	6.1		32,050	6.8		22,841	6.7
Macro		49,948	8.0		38,516	8.1		26,594	7.8
Top 10 Private Banks		315,595	50.8		246,730	52.2		172,877	50.7

Total System	Ps.	621,191	100.0%	Ps.	473,033	100.0%	Ps.	341,117	100.0%

Source: BCRA

Total Assets

The following table sets forth the total assets and market share in terms of total assets of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016			2015			2014
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Santander	Ps.	211,212	8.0%	Ps.	152,996	8.3%	Ps.	95,298	7.1%
Galicia		209,306	7.9		138,712	7.5		88,746	6.6
BBVA Francés		149,073	5.6		109,366	5.9		73,284	5.5
Macro		144,421	5.5		95,478	5.2		68,239	5.1
Top 10 Private Banks		1,146,747	43.3		844,367	45.7		563,785	42.1

Total System	Ps.	2,645,673	100.0%	Ps.	1,847,314	100.0%	Ps.	1,340,548	100.0%

Source: BCRA

Deposits

The following table sets forth the deposits and market share in terms of deposits of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016			2015			2014
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Santander	Ps.	162,070	8.2%	Ps.	110,518	8.2%	Ps.	69,738	7.1%
Galicia		150,639	7.7		99,657	7.4		63,778	6.5
BBVA Francés		114,652	5.8		76,793	5.7		51,436	5.3
Macro		102,497	5.2		67,911	5.0		48,214	4.9
Top 10 Private Banks		853,181	43.3		593,633	43.8		399,439	40.8

Total System	Ps.	1,969,029	100.0%	Ps.	1,355,353	100.0%	Ps.	979,388	100.0%

Source: BCRA

Shareholders’ Equity

The following table sets forth the shareholders’ equity and market share in terms of shareholders’ equity of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016			2015			2014
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Santander	Ps.	21,351	7.2%	Ps.	16,165	7.1%	Ps.	11,956	7.1%
Galicia		18,906	6.4		13,812	6.1		9,899	5.9
BBVA Francés		16,460	5.5		13,716	6.0		10,332	6.1
Macro		22,106	7.4		15,876	7.0		11,492	6.8
Top 10 Private Banks		128,558	43.3		100,824	44.4		75,209	44.7

Total System	Ps.	297,212	100.0%	Ps.	226,863	100.0%	Ps.	168,214	100.0%

Source: BCRA

Net Income

The following table sets forth the net income and market share in terms of net income of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina for the time periods indicated.

	Year ended December 31,
	2016			2015			2014
	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))	(Millions of pesos)		(Market share (%))
Santander	Ps.	5,187	6.1%	Ps.	4,209	4.5%	Ps.	3,233	7.8%
Galicia		5,094	6.0		3,913	4.2		3,158	7.6
BBVA Francés		3,644	4.3		3,785	4.1		3,205	7.7
Macro		6,541	7.7		5,008	5.4		3,480	8.4
Top 10 Private Banks		37,020	43.7		35,610	38.1		21,383	51.4

Total System	Ps.	84,713	100.0%	Ps.	93,406	100.0%	Ps.	41,588	100.0%

Source: BCRA

Loan to deposit ratio

The following table sets forth the loan to deposit ratios of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016	2015	2014
	(%)	(%)	(%)
Santander	71.18%	75.16%	78.78%
Galicia	69.93	75.46	76.88
BBVA Francés	66.3	71.6	78.6
Macro	79.07	83.68	82.46
Top 10 private banks	70.29	74.04	77.55
Private banks	71.07	73.38	76.90

Total System	57.74%	65.37%	66.29%

Source: BCRA

Asset quality

The following table sets forth the non-performing loans ratio of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina for the time periods indicated.

	Year ended December 31,
	2016	2015	2014
	(%)	(%)	(%)
Santander	1.19%	0.88%	1.26%
Galicia	1.33	1.42	1.53
BBVA Francés	0.74	0.57	0.87
Macro	1.11	1.51	1.96
Top 10 Private Banks	1.42	1.13	1.49

Total System	1.65%	1.45%	1.66%

Source: BCRA

Coverage ratio

The following table sets forth the coverage ratio of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016	2015	2014
	(%)	(%)	(%)
Santander	122.4%	174.5%	157.0%
Galicia	131.7	136.3	142.6
BBVA Francés	262.7	315.0	231.4
Macro	176.8	148.1	131.1
Top 10 private banks	136.4	175.2	154.7
Private banks	141.3	151.3	136.6

Total System	132.4%	144.8%	136.1%

Source: BCRA

Total Capital ratio

The following table sets forth the Total Capital Ratio for BBVA Francés, our Direct Peers and the Average Top 10 Private Banks in Argentina for the time periods indicated.

	Year ended December 31,
	2016		2015		2014
Santander	12.58	(%)	12.22	(%)	14.57	(%)
Galicia	12.21		10.18		11.37
BBVA Francés	13.81		16.18		16.55
Macro	22.13		14.59		16.07

Top 10 Private Banks	14.04	(%)	12.96	(%)	14.06	(%)

Source: BCRA

Return on assets and return on equity

The following table sets forth the return on assets and return on equity of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina for the time periods indicated.

	Year ended December 31,
	2016		2015		2014
	ROE (%)	ROA (%)	ROE (%)	ROA (%)	ROE (%)	ROA (%)
Santander	29.2%	3.09%	31.7%	3.75%	32.2%	4.02%
Galicia	32.8	3.18	34.7	3.70	40.0	4.01
BBVA Francés	24.8	3.00	33.3	4.52	37.4	4.97
Macro	36.2	5.61	39.7	6.27	35.4	5.61
Top 10 Private Banks	30.8	3.51	33.5	4.26	34.3	4.45

Total System	31.0%	3.81%	33.7%	4.23%	34.2%	4.29%

Source: BCRA

Total Branches & ATMs

The following table sets forth the total branches & ATMs of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31,
	2016		2015		2014
	Branches	(Market share (%))	Branches	(Market share (%))	Branches	(Market share (%))
Santander	426	9.2%	413	9.0%	396	8.8%
Galicia	281	6.1	266	5.8	267	5.9
BBVA Francés	252	5.5	252	5.5	252	5.6
Macro	418	9.1	414	9.0	408	9.1
Top 10 Private Banks	2,286	49.5	2,171	47.4	2,137	47.4

Total System	4,617	100.0%	4,585	100.0%	4,508	100.0%

	As of December 31,
	2016		2015		2014
	ATMs	(Market share (%))	ATMs	(Market share (%))	ATMs	(Market share (%))
Santander	2,326	11.4%	2,342	11.5%	2,232	11.5%
Galicia	1,194	5.8	1,195	5.8	1,079	5.6
BBVA Francés	1,478	7.2	1,478	7.2	1,440	7.4
Macro	2,077	10.2	2,082	10.2	2,039	10.5
Top 10 Private Banks	12,423	60.8	11,993	58.7	11,442	58.9

Total System	20,431	100.0%	20,437	100.0%	19,429	100.0%

Source: BCRA

Loans and deposits per branch

The following table sets forth the loans and deposits per branch of BBVA Francés, our Direct Peers and the Top 10 Private Banks in Argentina as of the dates indicated.

	As of December 31
	2016				2015				2014
	Loans / branch		Deposits / branch		Loans / branch		Deposits / branch		Loans / branch		Deposits / branch
	(in millions of Pesos)
Santander		Ps.271		Ps.380		Ps.201		Ps.268		Ps.139		Ps.176
Galicia		375		536		283		375		184		239
BBVA Francés		302		455		218		305		160		204
Macro		194		245		137		164		97		118
Top 10 private banks		262		373		202		273		145		187

Total System	Ps.	246	Ps.	426	Ps.	193	Ps.	296	Ps.	144	Ps.	217

Source: BCRA

Corporate Structure

The BBVA Group is our controlling shareholder and owns, directly or indirectly, 75.95% of our capital stock as of March 31, 2017. The BBVA Group, among the largest financial institutions in the global financial industry, is a highly diversified financial group founded in 1857 with a presence in South America, Europe, the United States, Mexico and Turkey and over 133 thousand employees and 70 million customers worldwide. Within Latin America, the BBVA Group is one of the largest banking groups with total assets of over US$84 billion, 1,657 bank branches and 12 million active customers in the region. The BBVA Group’s participation in BBVA Francés as a shareholder is both long term and strategic and provides us with significant competitive advantages.

The BBVA Group’s business model is centered on the client, with a model of distribution that the BBVA Group believes is market-leading in terms of efficiency and focused on innovation and technology. The BBVA Group’s management approach is based on prudence, anticipation of risks and maintaining a global view of the industry. Finally, the BBVA Group’s business model seeks to generate the maximum value for shareholders. The BBVA Group believes that its balance between emerging and developed economies provides revenue diversification and, as a result, higher earnings recurrence. In 2016, the BBVA Group’s gross margin was diversified across regions, with Mexico, Spain and South America contributing most significantly to the BBVA Group’s consolidated margins.

Within Latin America, the BBVA Group is one of the largest banking groups with total assets of over US$84 billion, 1,657 bank branches and 12 million active customers in the region. The BBVA Group’s participation in BBVA Francés as a shareholder is both long term and strategic and provides us with significant competitive advantages.

We were one of the first companies listed on the MERVAL (currently succeeded by BYMA), where we have been quoted since 1888 (ticker: FRAN). Our ordinary shares have been listed on the New York Stock Exchange in the form of American depositary shares since 1993 (ticker: BFR) and on the Madrid-based LATIBEX (Mercado de Valores Latinoamericanos) since December 1999 (ticker: XBFR). As of March 31, 2017, our market capitalization was o Ps. 51.1 billion.

The Bank has its registered office in Avda. Córdoba 111, C1054AAA, Ciudad Autónoma de Buenos Aires, Argentina. Our telephone number is +54-11-4346-4000 and our website is www.bbvafrances.com.ar. None of the information contained on our website is incorporated by reference into, or forms part of, this prospectus.

Our Subsidiaries

All of our subsidiaries are incorporated in Argentina.

BBVA Francés Valores S. A.

Since the enactment of Law 26,831 and of General Resolution No. 622/13 of the CNV, the activity of Francés Valores S.A. has been devoted to providing the service of purchase and sale of negotiable bonds and other securities and authorized transactions directly to clients. Since January 1, 2015 all transactions with securities done through BBVA Banco Francés S.A. as promoter of Francés Valores, have been canceled according to the new market regulations.

In 2016 Francés Valores generated minimal operating income as it reduced its activity almost completely, being now limited to managing the company and its investment portfolio, and to maintaining its operational capacity while searching for new commercial and business opportunities. In such context, its net result for 2016 was Ps.53.7 million, mainly generated by the re-valuation of its own investment portfolio and the minimum operating expenses required for maintaining the company in full operating capacity.

BBVA Francés Asset Management S.A. Sociedad Gerente de Fondos Comunes de Inversión

During 2016, Argentina’s mutual funds industry continued on a track of continuous growth. According to provisional data compiled by the Chamber of Mutual Investment Funds, the industry ended the year with assets under management of Ps.323,007 million, an increase of Ps.110,477.1 million, compared with December 31, 2015.

This increase in the assets under management was led by the market funds segment, which ended the year totaling Ps.278,208.2 million, a 72.8% increase, compared with December 31, 2015. Fixed-income funds had a particularly strong year increasing their assets under management to a total of Ps.201,519.1 million, an increase of Ps.90,702 million, or 81.9%, compared with December 31, 2015.

Time deposit funds reached the end of 2016 with a total equity of Ps.44,798.9 million, a decrease of Ps.6,850.8 million, or 13.3%, compared with December 31, 2015. The decline is mainly explained by the switch by large corporations from time deposits to other products, especially short-term fixed income funds.

At December 31, 2016, the assets under management by BBVA Francés Asset Management amounted to Ps.17,475.5 million, an increase of Ps.8,629.7 million, or 97.6% over the previous year, with a 5.4% participation in the mutual investment funds market. Considering the variation of the average equities managed by the entity between December 2015 (Ps.10,643.9 million) and December 2016 (Ps.19,096.4 million), the increase exceeded Ps.8,452.5 million, or 79.4%.

At December 31, 2016 the company had registered with the CNV eleven managed funds:

•	FBA Renta Pesos, FBA Ahorro Pesos, FBA Bonos Argentina, FBA Horizonte, FBA Renta Mixta, FBA Calificado, FBA Acciones Argentinas and FBA Acciones Latinoamericanas, all of which were in operation, accepting subscriptions and redemptions in pesos;

•	FBA Bonos Globales and FBA Renta Pesos Plus, which were operative but had not been marketed yet; and

•	FBA Commodities, whose investment policy was submitted to the CNV.

Consolidar AFJP S.A. (undergoing liquidation proceedings)

Law No. 26,425 was enacted on December 4, 2008. It abolished the capitalization system that was part of the Integrated Pension and Retirement System (Sistema Integrado de Jubilaciones y Pensiones) which was merged into and substituted by a single public distribution system called SIPA (Sistema Integrado Previsional Argentino, or the Argentine Integrated Pension System). As a consequence, Consolidar AFJP S.A. no longer managed the resources in the individual capitalization accounts of its members, who were beneficiaries of the Argentine Integrated Pension System. These funds were transferred to the Sustainability Guarantee Fund of the Argentine Integrated Pension System in the same form as they were invested, and the ANSES (Administración Nacional de la Seguridad Social) became the only and single holder of its assets and rights.

On October 29, 2009 the ANSES issued Resolution No. 290/2009 granting pension and retirement fund managers the possibility of reconverting their corporate purpose to manage funds consisting of voluntary contributions and deposits of the members in their respective capitalization accounts. Interested companies had 30 business days to express their interest.

In view of all of the above, on December 28, 2009, and bearing in mind that it was impossible for Consolidar AFJP S.A. to maintain the corporate purpose for which it had been organized, the company held a unanimous special shareholders’ meeting. The resolution of this meeting was to dissolve and subsequently wind-up the company as of December 31, 2009. It was understood that this was the best alternative to preserve in the best possible way the creditors’ and shareholders’ interests. At the same time, and in accordance with the terms of the Business Companies Law No. 19,550, the shareholders’ meeting resolved to appoint accountants Messrs. Gabriel Orden and Rubén Lamandia, to liquidate Consolidar AFJP S.A. These accountants are the legal representatives of the Company as of December 31, 2009 and are working in order to wind it up. As of this date, they are taking all necessary steps to carry out the liquidation of Consolidar AFJP S.A. On January 28, 2010, the dissolution of Consolidar AFJP S.A. (undergoing liquidation proceedings) was registered with the IGJ, as were the names of the appointed liquidators.

The general and special shareholders’ meeting of Consolidar AFJP S.A. (undergoing liquidation proceedings) approved on October 19, 2009 a voluntary reduction of the corporate capital by Ps.75 million, which was approved by the Office of Corporations on January 11, 2010. Subsequently, on January 19, 2010, all capital contributions were transferred to the shareholders, in accordance with the above-mentioned reduction.

BBVA Francés, as shareholder, requested that Consolidar AFJP S.A. (undergoing liquidation proceedings) submit a request for negotiations with the Argentine Ministry of Economy and Public Finance (Ministerio de Economía y Finanzas Públicas de la Nación) and the ANSES (Administración Nacional de la Seguridad Social). This was done in accordance with the terms of Law No. 26,425 in order to find solutions to the consequences of implementation of the Law. This request was filed by Consolidar AFJP S.A. (undergoing liquidation proceedings) on June 11, 2010.

In turn, on December 7, 2010, Consolidar AFJP S.A. (undergoing liquidation proceedings) filed a complaint for damages against the federal government and the Ministry of Labor, Employment and Social Security at the

Contentious-Administrative Federal Court number 4, Secretariat No. 7, under case number 40,437/2010. The claim was confirmed by BBVA Francés as the controlling shareholder of the company. On July 15, 2011 Consolidar AFJP S.A. (undergoing liquidation proceedings) and BBVA Francés filed an additional motion to determine the amount of damages. On March 9, 2012, the Court ordered the service of process to the National State.

In this connection, on May 13, 2013, the judge in charge ordered the commencement of the trial stage. The company collected and submitted all witness, documentary and expert evidence and on May 28, 2013 the submitted evidence was examined at court. As of the date of this prospectus supplement, the case was still in the stage of producing the accounting evidence.

PSA Finance Argentina Compañía Financiera S.A.

The corporate stock of PSA Finance is divided in equal parts between BBVA Francés and Banque PSA Finance, a subsidiary of PSA Peugeot Citroën S.A., with headquarters in France.

PSA Finance’s main business is focused on providing secured loans for the purchase and leasing of new Peugeot and Citroën vehicles. It also offers financing to purchase second-hand cars for clients suggested by the official concessionaries’ networks, as well as other financial products and services linked to the purchase, maintenance and insurance of vehicles.

The motor car industry in Argentina closed 2016 with a total of 682,000 vehicle licenses, a 10% increase compared with 2015.

In 2016, despite the restrictions imposed on the importation of cars and car parts, the market share of PSA Finance increased from 11.7% in 2015 to 12.8% in 2016. In this context, PSA Finance reached a market penetration of 21.8% in the market for transactions involving newly-issued vehicle licenses, for both brands, an increase of 3.5 percentage points with respect to 2015. This was mainly the result of the close cooperation between PSA Finance, the motor car terminal and the network of concessionaries, which made it possible to carry out product campaigns with subsidized interest rates for clients in an environment of high interest rates. The company achieved a total of 22,696 financed transactions in secured loans for new and second-hand cars and vehicles assigned by leasing, for a value equivalent to Ps.1,643 million. As of December 31, 2016, the portfolio of 45,402 clients loans totaling Ps.3,126 million, a 42% increase compared with December 31, 2015.

Net income for PSA Finance was Ps.230 million in 2016, a decrease of 11.9% compared with 2015, primarily due to a greater need of financing by third-party equity to cover the increase in our loan portfolio, due to a decrease in our capacity to finance ourselves with our own equity as a consequence of the payment of dividends; a higher payment of commissions to concessionaries according to an increase of production in the year; a reduction of administration expenses in relation to the level of activity and the growth of inflation; higher charges for non-performing provisions related to an increase in the portfolio of credits granted; and an unusually greater tax burden related to the payment of dividends distributed on results from previous years. The Bank expects to continue with a dynamic commercial offer of financial products and services, operating in a process of continuous improvements so as to support a more efficient management.

In recent years we have been developing a system of excellence, focused on the company’s strategy and strengthening the development of competitive products, by putting at the disposal of the Peugeot and Citroën concessionaries a set of tools for developing the sales of our financial products, with supporting profitability as the basic element. In 2017 we expect to continue on the same path.

Volkswagen Financial Services Compañía Financiera S.A.

Until September 2016, the financial company formerly named Volkswagen Credit Compañía Financiera S.A. was 99.99% owned by Volkswagen Argentina S.A., a company owned by Volkswagen AG through direct participation. In September 2016, the company was purchased by BBVA Banco Francés S.A. and Volkswagen

Financial Services Holding Argentina S.R.L., with participations of 51% and 49%, respectively. In October, the partners increased the capital by Ps.450 million, and the company name was changed to Volkswagen Financial Services Compañía Financiera S.A. (“VWFS”), all of which was authorized by the BCRA. The change of shareholders and the capital increase had the purpose of developing and expanding the business of providing finance to final clients and concessionaries of the Volkswagen Group in Argentina.

During 2016, the Volkswagen Group achieved a participation of 15.8% in the motor car market, once again ranking first in respect of sales. Strong competition derived from the market growth, among other reasons, and an increase in the offer caused a 9% decrease in sales and the loss of 3.1 percentage points of participation in the market as compared with 2015.

The changes in the company’s shareholding structure resulted in a change in its business strategy, which changed from a strategy of cooperation with external business partners to one where all products and services are offered by the company.

In spite of the sales decrease in the Volkswagen Group, VWFS managed to maintain the level of contracts of the previous year, reaching a penetration of 9.6% in financing of cars of the Volkswagen Group’s brands. This is a result of the cooperation among VWFS, the motor car terminal and the concessionaries network in a context of high rates, in order to negotiate products with subsidized rates to the clients, thanks to contributions made by the terminal and the concessionary.

During 2016, the main objective was to prepare the company to be able to offer its own products and financing services. The company has evolved from a staff of 17 employees in 2015 to 44 at the close of 2016. The company headquarters has been completely refurbished and significant investments have been made in equipment and computer systems, all of which are expected to result in offering high quality services and complying at the same time with the regulatory requirements.

In spite of having commenced to offer secured loans and wholesale financing only in November 2016, at the end of the year the company already had granted Ps.165 million in retail financing and Ps.1,454 million in financing to concessionaries. In this year of transition, the company has made an effort to control its costs and investments to improve its results. Net income before taxes attributable to BBVA Francés at December 31, 2016 after subtracting minority interests was a loss of Ps.8.9 million. VWFS is planning to launch a plan for joint commercial actions with the Volkswagen Group’ trademarks in order to increase the financing of units and thus help them improve their sales.

Our Associates

All of our associates are incorporated in Argentina.

BBVA Consolidar Seguros S.A.

BBVA Consolidar Seguros operates in fire, mixed family and comprehensive insurance, civil liability, theft, personal accidents, umbrella life, debtor balances, funeral services and other insurance risks.

During 2016, issued premiums totaled Ps.1,793.5 million, which represents a growth of 39% with respect to the previous year. This increase was derived from a strategy that combines an ample variety of products with multiple channels of distribution and support, all of which are based on segmentation of its clients’ needs and brochures. Accidents paid amounted to Ps.332.9 million in 2016, representing an increase of 13% over its issued premiums.

Net income amounted to Ps.618.7 million, representing a return on net equity at year end of 68.9%. As of December 31, 2016, the minimum capital surplus amounted to Ps.526.1 million and the index of solvency amounted to 1.49.

For 2017, BBVA Consolidar Seguros intends to continue to develop its main business lines, in particular those dealing with other risks, personal accidents, collective life and debit balance, based on an offer of products that satisfies in a differential manner the needs of its main clients.

Rombo Compañía Financiera S.A.

Rombo Compañía Financiera S.A. (“RCF”) is the main financing company of the Renault concessionaries’ network, both for new and second-hand vehicles. In 2016 Renault achieved a 14.5% share of the car market, as compared with 12.7% in 2015, ranking third in sales and having held the first place in the second half of the year. In an environment of strong competition, it has maintained its share and positioning based on the launching and renovation of models with the significant support of secured loans provided by its financial entity.

The RCF intervention rate, which indicates the percentage of transactions financed by RCF compared with the total amount of Renault vehicles licensed in Argentina, showed a significant increase to 33.7% compared with 27.5% in 2015 and 16.3% in 2014. Although the industry as a whole suffered the adverse impact of unfavorable economic conditions, mainly due to a slump in the Brazilian demand of vehicles, this was offset in part by a commercial strategy mainly focused on improving penetration and loyalty throughout the network. As for Renault Argentina, it provided strong cooperation with the financial activity, contributing significant commercial means, such as rate subsidies), both for new and second-hand vehicles.

With this support, RCF financed a record of 33,262 new vehicles in 2016 (compared with 21,797 in 2015) and 8,927 second-hand units (compared with 4,611 in 2015), a growth of 60% in the number of financed contracts, compared with 2015. The aggregate value of financing transactions was Ps.4,335 million, an increase of 49% with respect to the Ps.2,914 million financed in 2015. These levels allowed RCF to lead the ranking of loans and loyalty among the companies linked to a trademark, closing the year at 95.7% and achieving an average of 96.6% in 2016 according to AFIMA (Asociación de Financieras de Marcas de Automotrices). This rate indicates the percentage of transactions financed by RCF compared with the total financing transactions made in the concessionaires of Renault in Argentina.

The indicators that measure portfolio risk and quality were relatively low compared with the company’s historical levels. The volume of nonperforming loans decreased from 1.4% in December 2015 to 0.92% at the close of 2016, mainly as a result of a significant increase in the loan portfolio.

Regarding financing, during 2016 five series of corporate bonds were issued for a total amount of Ps.843 million, with a total outstanding balance of Ps.1,201 million in corporate bonds at the end of the year. The 2016 issues surpassed the historical record of 2015. The amount of the program remained at Ps.1,400 million, and it was rated as “raAA” by Fix SCR S.A. Agente Calificadora de Riesgo and as “AA2.ar” by Moody’s.

Earnings before taxes for the year ended December 31, 2016 amounted to Ps.251 million, lower than 2015 due to the significant increase of sales which generated a higher outlay for commissions paid.

Our History

BBVA Francés was incorporated under the name Banco Francés del Río de la Plata S.A. on October 14, 1886. Since 1886, the Bank has been recognized as a leading provider of financial services to large corporations. In the early 1980s, it broadened its customer base to include SMEs as well as individual customers. In response to demands from the corporate market and following the structural changes brought about by the stabilization process in Argentina, since 1991, the Bank added to its traditional commercial banking products a full range of services, such as investment banking, capital market transactions and international banking. In the 1980s and 1990s, in order to achieve a wider market penetration, it expanded its distribution network by opening branches throughout Argentina.

In December 1996, when BBVA became the principal shareholder, the Bank reaffirmed its universal banking strategy with the goal of increasing the most profitable business segment: medium- and low-income individuals and SMEs in the middle market. To this end, in August 1997, 71.75% of Banco de Crédito Argentino (the “Crédito acquisition”) was acquired, a retail bank focused on the middle market and consumer banking sectors. This merger allowed it to maximize the strengths of each bank and to implement an ambitious leadership plan that included an expansion plan, starting with a strong initial positioning in each market.

In the early 2000’s the Argentine crisis and the ensuing economic and political instability led to a deep contraction in intermediation volumes. In response, the Bank changed its short-term commercial strategy towards the transactional business, adjusted its operating structure and implemented a strict cost control plan. Actions were also focused on recovering asset quality levels, which had been strongly affected by the Argentine crisis. By mid-2003, the economy began to recover and the Bank returned to offering the full range of financial services, including credit facilities, albeit restricted to short-term financing. Commencing in 2004, it gradually strengthened its credit activity as the economy improved, and consolidated its transactional business. During last years, the Bank focused mainly in the most profitable segments, retail and small and medium size companies, maintaining the leadership in the large corporations business.

On July 10, 2013, BBVA Francés and Consultatio S.A. signed a sale and purchase agreement, under which the Bank acquired 23 of the 33 floors of the building under construction by Consultatio S.A., which has become the “BBVA Tower”. This is the largest corporate headquarters real estate development project in the country and is part of the plan designed in 2010 by BBVA Francés to unify its core areas, currently divided among 10 buildings in the City of Buenos Aires. The goal was to have a building with the highest construction and environmental standards that would allow the Bank’s staff to work together in the same area, thus achieving greater efficiency.

BBVA Francés considers the high income segment as strategic and for that reason the Bank has been working over the past three years on a long term plan in order to achieve a leading and differentiated position in this target. Accordingly, by the end of November 2013, the Bank launched the Premium segment with an exclusive event at the Greek embassy in Argentina.

In September 2014, BBVA Francés created the new Digital and Transformation Banking Division, following the guidelines of the BBVA Group. The new division was created in order to develop more convenient and relevant products for its customers and to pursue more dynamic business, employing increasingly innovative communication channels. Furthermore, BBVA Francés implemented some organizational changes, redefining roles and simplifying its organizational structure, in order to adapt the Bank’s internal structure to its business needs.

On May 20, 2015, BBVA Francés executed a share purchase agreement with the Volkswagen Group for the acquisition of 51% of the issued and outstanding capital stock and voting rights of the Volkswagen Credit Compañía Financiera S.A., representing 23,970,000 registered, non-endorsable shares of common stock, par value Ps.1. This transaction strengthened further BBVA Francés’ leadership position in auto lending.

In May 2015, BBVA Francés’ Board of Directors accepted the resignation of Ricardo Enrique Moreno as Executive Director (CEO), and appointed Martin Ezequiel Zarich to fill this position. The Board also decided that the resignation of Mr. Moreno shall be effective when the Central Bank of Argentina authorizes Mr. Zarich as the new Executive Director (CEO). Finally, our Board has also decided to appoint Gustavo Alonso as the new Director of Innovation & Development, replacing Mr. Zarich. On June 30, 2015, the Board of BBVA Francés decided to carry out some changes in the Senior Management. The Board accepted the resignation of Mr. Juan Eugenio Rogero González as Risk Director and appointed Mr. Gerardo Fiandrino for this position.

On January 11, 2016 Mr. Martin Ezequiel Zarich was appointed Executive Director (CEO) after the BCRA issued the corresponding authorization through Resolution No. 9.

Information Technology

Our information technology, or IT, area is responsible for our systems operation and availability as well as data security and integrity. Our main data center and our disaster recovery and back-up center are located in Buenos Aires, Argentina. Our modern technology platform is interconnected with the platform of the BBVA Group, which enables us to provide seamless coverage to our customers.

We have made significant investments in technology, and we plan to continue doing so to enable us to retain and enhance our competitive position in various markets and to improve the security and quality of our services. As of December 31, 2016, we had approximately 830 technology personnel, 708 of which are internal and 122 external.

Our operational platform efficiently combines our modern business-oriented IT systems with our multichannel distribution strategy, resulting in innovative ways to serve our clients. We have well-developed CRM tools that allow us to monitor our clients’ behavior and provide them with targeted product offerings through diverse channels. As a result, we are able to efficiently leverage alternative distribution channels, such as ATMs, internet banking and our contact centers, which are complementary to our traditional proprietary branch network, which enables us to provide better service to our clients and to increase our sales ratios.

We have implemented multiple controls to respond to the new threat of cyber security, based on a comprehensive, multi-faceted security framework that include people, technology, processes and procedures.

Licenses and Permits

The Financial Institutions Law regulates banking activities in Argentina and places the supervision and control of the Argentine banking system in the hands of the Central Bank, an autonomous institution. The Central Bank enforces the Financial Institutions Law and authorizes banks to operate in Argentina. The Bank is authorized by the Central Bank to conduct banking activities as described in the “F. The Argentine banking system and its regulatory framework” section from the 2016 Form 20-F.

Additionally, the CNV directly regulates, supervises and disciplines individuals and companies that participate in any manner in the public offering of securities.

In addition to regulations specific to our industry, we are subject to a wide range of federal, provincial and municipal regulations and supervision generally applicable to businesses operating in Argentina, including laws and regulations pertaining to labor, social security, public health, consumer protection, the environment, competition and price controls.

Legal and Regulatory Proceedings

We and our subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. We do not believe these proceedings are likely to have a material adverse effect on our results of operations or financial condition, although no assurances can be provided.

As of December 31, 2016, we were subject to 573 civil proceedings, and the total claimed pursuant to these actions amounted to Ps. 4,316 million, or US$272 million, for which as of December 31, 2016 we had provisioned Ps. 425 million, or US$27 million. As of December 31, 2016, we were subject to 4 criminal proceedings for which as of such date we had provisioned Ps. 5 million, or US$0.3 million.

The following table sets forth the number of lawsuits pending against us as of December 31, 2016 by category, the amounts claimed under each category, and the amounts we have provisioned as of December 31, 2016 for contingencies in each category:

	Consolidated contingency provisions
	Number of contingencies	Amount in Ps.	Amount in USD	Provisioned in Ps.	Provisioned in USD
		(in millions of pesos and US dollars as indicated)
Civil	573	4,316	272	425	27
Penal	4	82	—	5	—

Total	577	4,397	272	430	27

In addition to the above legal actions, financial institutions in Argentina, including us, are subject to class actions relating to various matters. If these actions are resolved in a manner unfavorable to us, our business, results of operations and financial condition could be materially adversely affected.

Please refer to our 2016 Form 20-F, Note 7 to the consolidated financial statements for penalties imposed on the Bank and administrative proceedings instituted by the Central Bank against the Bank.

Properties

The Bank is domiciled in Argentina and owns its headquarters located at Av. Cordoba 111, Buenos Aires, Argentina. As of December 31, 2016, the Bank had a total of 252 branches. The Bank owns the real estate for 45.4% of our branches and leases real estate relating to the other 54.6% branches from unaffiliated third parties.

BBVA Tower

The BBVA Tower is the image of leadership, innovation and excellence, and clear evidence of the commitment of BBVA Francés to its employees as well as to the country.

This real estate development began in 2013 as part of a plan to centralize the Bank’s main areas, and is the biggest corporate tower project in the country.

The tower was built by Consultatio Real Estate and its 149m-high structure consists of 33 floors, 23 of which are owned by the Bank and are in the process of being occupied by approximately 2,000 employees of the Bank. It meets the highest sustainability standards and was awarded a LEED Gold Certification (Leadership in Energy & Environmental Design), recognizing that the building is environmentally sustainable and a healthy space to work in.

With more technology and new services which improve workplace quality in line with open space corporate layout, the tower provides spaces that allow working in areas without limits or offices dividing the employees. It promotes more fluid and transparent communication, team work and the exchange of knowledge and experiences.

In the last quarter of 2016 personnel began moving to the new headquarters, a process that is still ongoing.

Intellectual Property

In Argentina, ownership of trademarks can be acquired only through a validly approved registration with the National Institute of Industrial Property (Instituto Nacional de la Propiedad Industrial, or INPI), the agency responsible for registering trademarks and patents in Argentina. After registration, the owner has exclusive use of the trademark in Argentina for five years. Trademarks registrations can be renewed indefinitely for additional five-year periods, if the registrant proves that it has used such trademark within the last five years.

We have several trademarks, most of which are brand names of our products or services. All our material trademarks are registered or have been submitted to INPI for registration by the BBVA Group or us.

Employees

As of March 31, 2017, excluding PSA Finance Argentina Compañía Financiera S.A. (Peugeot), Rombo Compañía Financiera S.A. (Renault), Volkswagen Financial Services Compañía Financiera S.A. and BBVA Consolidar Seguros S.A., we had 6,231 employees, an increase of 14.6% since December 31, 2014. The following chart summarizes the number of our employees as of March 31, 2017 and December 31, 2016, 2015 and 2014:

	As of March 31,	As of December 31,
	2017	2016	2015	2014
BBVA Francés S.A. and Francés Asset Management S.A.	6,231	6,253	5,784	5,437

At March 31, 2017 38% of the Bank’s employees were members of a national union in which membership is optional. The Bank has not experienced any significant conflicts with this union. All management positions in the Bank are held by non-union employees. At December 31, 2016, the Bank’s employees were under collective bargaining agreement No. 18/75, which regulates labor contracts of financial entities, while the Bank’s managers were covered by general contractual labor laws. However, senior management, as is the case for all other banks in Argentina, is not under a union’s supervision with respect to remuneration and other labor conditions and follows the applicable regulation in this respect.

The Bank currently does not maintain any pension or retirement program for its employees. In order to incentivize the performance of its employees, the Bank has implemented several incentive payment plans for its employees linked to performance and results.

Compensation

Labor relations in Argentina are governed by specific legislation, such as labor Law No. 20,744 and Collective Bargaining Law No. 14,250, which, among other things, dictate how salary and other labor negotiations are to be conducted. Every industrial or commercial activity is regulated by a specific collective bargaining agreement that groups together companies according to industry sectors and by trade unions. While the process of negotiation is standardized, each chamber of industrial or commercial activity negotiates the increases of salaries and labor benefits with the relevant trade union of such commercial or industrial activity. In the banking sector, salaries are established on an annual basis through negotiations between the chambers that represent the banks and the banking employees’ trade union. The National Labor Ministry mediates between the parties and ultimately approves the annual salary increase to be applied in the banking activity. Parties are bound by the final decision once it is approved by the labor authority and must observe the established salary increases for all employees that are represented by the banking union and to whom the collective bargaining agreement applies.

For the past ten years, negotiations have taken place during the first half of the year.

In addition, each company is entitled, regardless of union-negotiated mandatory salary increases, to give its employees additional merit increases or variable compensation schemes.

MARKET INFORMATION

Market price of our ADSs and ordinary shares

Our ordinary shares currently trade on Argentine, United States and Spanish exchanges. Transactions in Argentina take place on the MERVAL (currently succeeded by BYMA). During 2016, volume traded on the MERVAL amounted to 3,203,997,472 ordinary shares. The primary market for our free float is in the United States, as more trading occurs in that market than in Argentina.

Our ordinary shares have traded in the United States on the New York Stock Exchange (NYSE) since 1993 in the form of ADSs under the ticker symbol “BFR”. Each ADS represents three ordinary shares. The ADSs are outstanding under the Deposit Agreement dated as of December 1, 1993, as amended as of August 12, 1997, and as further amended and restated as of May 28, 2013 among us, The Bank of New York Mellon as depositary, and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Only persons in whose names ADSs are registered on the books of the depositary are deemed by the depositary to be holders of ADSs.

As of July 18, 2017, 15,772,750 ADSs (equivalent to 47,318,250 ordinary shares) were outstanding, representing 8.8% of the total number of outstanding ordinary shares. It is not practicable for us to determine the proportion of ADSs beneficially owned by U.S. beneficial owners. The ADS closing price on July 18, 2017 on the NYSE was US$15.88.

The table below shows, for the periods indicated, high and low intraday prices in Argentine pesos on the Buenos Aires Stock Exchange and high and low intraday prices of the ADSs in U.S. dollars.

	Buenos Aires Stock Exchange Ps. per Share(1)		U.S. Stock Exchanges US$ per ADS(2)
	High	Low	High	Low
2017
July 2017 (through July 18, 2017)	105.85	92.50	19.09	15.88
June 2017	111.20	99.80	20.75	18.53
May 2017	110.90	90.00	19.99	17.10
April 2017	99.50	99.30	19.45	18.12
March 2017	96.00	87.00	18.68	16.50
February 2017	103.00	90.50	19.82	16.43
January 2017	105.00	92.80	19.50	17.39
2016	121.80	77.00	23.74	16.20
December 2016	97.50	85.05	18.11	16.20
4th Quarter	110.45	85.05	21.90	16.20
3rd Quarter	112.00	95.05	21.96	18.91
2nd Quarter	111.25	86.00	23.25	17.90
1st Quarter	121.80	77.00	23.74	16.47
2015	130.00	51.00	25.35	12.51
4th Quarter	130.00	67.55	25.35	14.56
3rd Quarter	82.40	63.00	18.69	12.51
2nd Quarter	88.00	62.00	21.46	15.07
1st Quarter	97.50	51.00	24.74	12.97
2014	65.00	18.80	15.36	5.47
4th Quarter	64.45	41.60	15.36	8.99
3rd Quarter	65.00	38.70	14.85	9.79
2nd Quarter	40.90	27.30	12.08	8.26
1st Quarter	28.00	18.80	8.81	5.47

(1)	Source: Bloomberg.
(2)	Source: Bloomberg. One ADS represents three ordinary shares.

Trading in the Argentine Securities Market

The securities market in Argentina is comprised of 15 markets. Securities listed on these markets include, among others, corporate equity and bonds and government securities.

BYMA and the Mercado Abierto Electrónico S.A., or the MAE, are the principal markets in Argentina and are two of the largest markets in Latin America in terms of market capitalization. BYMA handles approximately 95% of all equity trading in Argentina.

Although companies may list all of their capital stock on BYMA, in most cases the controlling shareholders retain the majority of a company’s capital stock. This results in only a relatively small percentage of most companies’ stock being available for active trading by the public on BYMA.

In order to control price volatility, MAE operates a system that suspends the negotiation of securities of a particular issuer for 30 minutes when the price of the debt security registers a 10% price variation against the closing price on the previous day. If after the 30-minute suspension the price of the debt security increases or decreases an additional 15% against the closing price on the previous day, the trading of the debt security is suspended for the rest of the day. Trading on the issuer’s debt securities is resumed on the following day.

In 2013, the shareholders of the MERVAL and the Buenos Aires Stock Exchange (the Bolsa de Comercio de Buenos Aires) entered into a framework agreement to create BYMA for the purposes of operating a stock market in accordance with the requirements of Argentine Law No. 26,831.

The new entity was formed at the end of 2016 by a spin-off of certain assets of the MERVAL relating to its stock market operations and further capital contributions by the Buenos Aires Stock Exchange to such entity. Pursuant to Resolution No. 18,424 dated December 29, 2016, the CNV authorized BYMA to act as an authorized market. As a result, on April 17, 2017 all the securities listed in the MERVAL where transferred to BYMA. The MERVAL and the Buenos Aires Stock Exchange also entered into memoranda of understanding with Mercado de Valores de Cordoba S.A. to integrate the stock market of Córdoba into a federal stock market managed by BYMA, and with several brokers of the city of Santa Fe, Province of Santa Fe, for them to act within such federal market.

CNV Resolution No. 17,501/2014, dated September 11, 2014, authorized the Buenos Aires Stock Exchange to act as a qualified entity for purposes of carrying out the activities referred to in paragraph b), f) and g) of Article 32 of the Law No. 26,831 on account of the delegation by the MERVAL pursuant to the “Agreement on Delegation of Functions” dated February 26, 2014 between the Buenos Aires Stock Exchange and MERVAL. On January 30, 2017, the board of directors of BYMA approved the execution of an agreement with the Buenos Aires Stock Exchange to continue such delegations.

Regulation of the Argentine Securities Market

The Argentine securities markets are governed generally by Argentine Law No. 26,831, which regulates securities exchanges, stockbrokers, market operations and public offerings of securities, and the CNV Rules. Such law established the authority and powers of the CNV as the regulator of the local capital markets.

The CNV is a governmental entity that oversees the regulation of the Argentine securities markets and is responsible for authorizing public offerings of securities and supervising brokers, public companies, mutual funds and clearinghouses. Public offerings and the trading of futures and options are also under the jurisdiction of the CNV. Argentine insurance companies are regulated by a separate government agency, while financial institutions are regulated mainly by the Central Bank.

Most debt and equity securities traded on the exchanges and the over-the-counter market must, unless otherwise instructed by the shareholders, be deposited by shareholders with Caja de Valores S.A. or Caja de Valores, which is a corporation owned by the Buenos Aires Stock Exchange, the MERVAL and certain provincial exchanges. Caja de Valores is the central securities depository of Argentina, which provides central depository facilities for securities, acts as a clearinghouse for securities trading and acts as a transfer and paying agent. Caja de Valores also handles settlement of securities transactions carried out by the Buenos Aires Stock Exchange and operates the computerized exchange information system.

Although in the first half of the 1990s changes to the legal framework were introduced permitting the issuance and trading of new financial products in the Argentine capital markets, including commercial paper, new types of corporate bonds and futures and options, there was still a relatively low level of regulation of the market for Argentine securities and investors’ activities in that market, and enforcement of existing regulatory provisions was extremely limited until 2001, when Decree No. 677/2001 was issued, which contemplated much of the current regulations incorporated in the Capital Markets Act. The enactment of the Capital Markets Act and its regulatory Decree No.1023 empowered the CNV to strengthen disclosure and regulatory standards for the Argentine securities market. This strengthening has been done through changes to the CNV Rules as implemented through Resolution 622/2013.

In order to offer securities to the public in Argentina, an issuer must meet certain requirements established by the CNV regarding assets, operating history, management and other matters, and only securities for which an application for a public offering has been approved by the CNV may be listed on the corresponding authorized market. This approval does not imply any kind of certification of assurance related to the merits of the quality of the securities or the solvency of the issuer. Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements, as well as various other periodic reports, with the CNV and the corresponding authorized market.

CNV rules also provide that any individual or entity that, either directly or indirectly, purchases or sells securities, alters its direct or indirect participation in the share capital of a publicly traded company, converts debt securities into stock or exercises purchase or sale options of any such securities must immediately report such purchase, sale, alteration, conversion or exercise to the CNV, provided that the securities involved represent at least 5% of the voting rights of the publicly-traded company. Any additional variation in such voting rights must be reported to the CNV.

Consequently, the purchase of securities, including the ADSs, that represent at least 5% of our voting rights and, after that, any subsequent purchase, sale, alteration, conversion or exercise of rights, must be reported to the CNV as set forth above.

EXCHANGE RATES AND EXCHANGE CONTROLS

Exchange Rates

From April 1, 1991 until the end of 2001, Law No. 23,928 (the “Convertibility Law”) established a regime under which the Argentine Central Bank was obliged to sell U.S. dollars at a fixed rate of one Argentine peso per U.S. dollar. On January 6, 2002, the Argentine Congress enacted Law No. 25,561 (as amended and supplemented, the “Public Emergency Law”), formally ending the regime of the Convertibility Law, abandoning over ten years of U.S. dollar-Argentine peso parity and eliminating the requirement that the Argentine Central Bank’s reserves in gold, foreign currency and foreign currency denominated debt be at all times equivalent to 100% of the monetary base.

The Public Emergency Law, which has been extended on an annual basis and is in effect until December 31, 2017, granted the Argentine government the power to set the exchange rate between the Argentine peso and foreign currencies and to issue regulations related to the foreign exchange market. Following a brief period during which the Argentine government established a temporary dual exchange rate system, pursuant to the Public Emergency Law, the Argentine peso has been allowed to float freely against other currencies since February 2002, although the Argentine Central Bank has the power to intervene by buying and selling foreign currency for its own account, a practice in which it engages on a regular basis.

After several years of moderate variations in the nominal exchange rate, in 2012 the Argentine peso lost approximately 14% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the Argentine peso with respect to the U.S. dollar that exceeded 30%, including a loss of approximately 24% in January 2014. In 2015, the Argentine peso lost approximately 52% of its value with respect to the U.S. dollar, and in 2016 it lost 22% with respect to the U.S. dollar. During the first three months of 2017, the peso rose to Ps.15.3818 per US$1.00 as of March 31, 2017, a decrease of approximately 2.96% as compared with the official exchange rate of Ps. 15.8502 per US$ 1.00 as of January 1, 2017.

The following table sets forth the annual high, low, average and period-end exchange rates for the periods indicated, expressed in Argentine pesos per U.S. dollar and not adjusted for inflation. There can be no assurance that the Argentine peso will not depreciate or appreciate again in the future. The Federal Reserve Bank of New York does not report a noon buying rate for Argentine pesos.

	Exchange Rates
	High(1)	Low(1)	Average(1)(2)	Period-end(1)(3)
2012	4.9173	4.3048	4.5515	4.9173
2013	6.5180	4.9228	5.4789	6.5180
2014	8.5555	6.5430	8.1188	8.5520
2015	13.7633	8.5537	9.2689	13.0050
2016	16.0392	13.0692	14.7794	15.8502
2017
January 2017	16.0533	15.8083	15.9065	15.9117
February 2017	15.8350	15.3675	15.5983	15.4550
March 2017	15.6687	15.3818	15.5237	15.3818
April 2017	15.4532	15.1742	15.3600	15.4268
May 2017	16.1420	15.2687	15.6981	16.1420
June 2017	16.5985	15.8510	16.1166	15.5985
July 2017(4)	17.1483	16.6817	16.9465	17.0267

(1)	Reference exchange rate published by the Argentine Central Bank.
(2)	Based on daily averages.
(3)	The exchange rate used in our financial statements.
(4)	Through July 18, 2017.

Exchange Controls

On January 7, 2002, Congress approved the Public Emergency Law that introduced dramatic changes to the country’s economic model and amended the currency board that pegged the peso at parity with the dollar which had been in effect since April 1, 1991 pursuant to the Convertibility Law. The law empowered the executive branch to implement, among other things, additional monetary, financial and exchange measures to overcome the economic crisis in the medium term. The Central Bank, among other restrictive measures, restricted the transfer of U.S. dollars abroad without its prior approval. In 2003 and 2004, the government substantially eased these restrictions. On June 10, 2005 the government issued Decree No. 616/05 establishing further restrictions on capital flows into Argentina, with the following provisions:

•	all incoming and outgoing funds from the Argentine Exchange market, and any debt operation with non-residents which could demand future payments in foreign currency to non-residents, are subject to registration with the Central Bank for informative purposes;

•	any debt entered into between non-governmental persons or entities and non-residents must be agreed for a term of at least 365 days, except for the financing of import and export operations and the primary placements of public debt listed in an authorized stock exchange; and

•	all incoming funds relating to foreign private debt, and all incoming funds of non-residents, excluding foreign direct investments and certain types of portfolio investments (purchases in the primary market of debt instruments and equity, listed in authorized stock exchanges, etc.) regardless of the agreed payment procedure, must be agreed for at least 365 days, and 30% of incoming funds must be deposited with a bank in Argentina in a non-interest bearing account, known as “encaje” (legal reserve)

On December 16, 2015, the former Ministry of Economy and Public Finances issued Resolution No. 3/2015 (published in the Official Gazette on December 18, 2015) amending Decree No. 616/2005. Pursuant to such resolution, the mandatory waiting period was reduced from 365 to 120 calendar days and the mandatory deposit was reduced to zero percent.

Accompanying this resolution, the Central Bank issued new foreign exchange regulations on December 17, 2015: Communications “A” 5850 and continuing with Communications “A” 5861, 5899, 6037, 6137 and supplementary, under which structural changes were made to the current foreign exchange regime, easing the access to the foreign exchange market.

On February 2017, the Ministry of Economy and Public Finances issued Resolution No. 1/2017 reducing the mandatory waiting period to zero days and, at the same time, the Central Bank issued new foreign exchange regulations in Communications “A”6037, 6118, 6137, 6150, 6163 and 6174 that ease the access to the foreign exchange market in Argentina.

On May 19, 2017, the Central Bank issued Communication “A” 6244 which, effective as from July 1, 2017, significantly amended and added flexibility to the foreign exchange market. Based on this, below is a description of the restrictions and regulations in effect until June 30, 2017 and those effective as from July 1.

Restrictions effective until June 30, 2017

Cross Border Transfers of Funds, Foreign Debts

Repayment of principal of, and interest on, foreign indebtedness, was initially subject to the Central Bank’s prior authorization and to prior inflow through the single and free-floating foreign exchange market (hereinafter, “MULC”).

Currently, due to the changes introduced by the Central Bank, since August 9, 2016 new indebtedness is no longer subject to the mandatory inflow and settlement through the foreign exchange market (Communication “A”

6037) but to prior registration of the foreign debt on the “Survey of foreign liabilities and debt issuances.” (Communication “A” 3602) and, as applicable, the reporting regime concerning direct investments of non-Argentine residents (Communication “A” 4237).

Currently, all indebtedness can be prepaid or canceled without complying with any minimum waiting period.

Regulations Regarding Exports, Imports, and Services

Regarding exports, in 2016 the Central Bank relaxed the application of certain rules relating to the repatriation of the proceeds from exports of goods, the proceeds of advance payments, and pre-export financings, establishing that the deadline to repatriate the foreign currency to Argentina is 10 years.

In relation to the export of services, Communication “A” 6137 the Central Bank eliminated the obligation to repatriate to Argentina the foreign currency obtained. Regarding imports, residents have access to the foreign exchange market for the payment of imports without limitations.

Regarding the payment of services, access to the foreign exchange market for payments of services may be carried out without any limits and without the Central Bank’s prior authorization.

In all cases, as applicable, the client will need to evidence compliance with the “Survey of foreign liabilities and debt issuances” (Communication “A” 3602) and the reporting regime concerning direct investments of non-Argentine residents (Communication “A” 4237).

Purchase of Foreign Currency

Domestic individuals and companies

Communications “A” 5850, “A” 6037 and “A” 6163 and Resolution No. 3,821 modified and replaced the prior regimes related to, among others, the purchase of external assets by Argentine residents—domestic individuals and companies—for investment purposes (a practice commonly referred to as atesoramiento) and for travel, tourism and family assistance.

The regime currently applicable is characterized by the following:

•	Some external assets may be acquired by Argentine individuals, legal entities from the private sector incorporated in Argentina that are not authorized to trade on the foreign exchange market, assets (patrimonios), and other entities incorporated in Argentina and local government agencies without prior authorization from the Central Bank (Communication “A” 6163).

•	Access to the local foreign exchange market without requiring prior Central Bank approval is allowed for an unlimited amount, for all of the following: real estate investments abroad, loans granted to non-Argentine residents, Argentine residents’ contributions of direct investments abroad, portfolio investment of Argentine individuals abroad, certain other investments abroad of Argentine residents, portfolio investments of Argentine legal entities abroad, purchase of foreign currency bills to be held in Argentina, donations complying certain conditions, as well as purchase of traveler checks.

•	In the case of foreign currency sales to Argentine residents for portfolio investments abroad, the transfer has to be made directly to the bank account of such Argentine resident, which must be located at foreign banks or financial institutions that regularly conduct investment banking activities, which are not incorporated in countries or territories considered not to be cooperative for purposes of fiscal transparency in terms of the provisions of Section 1 of the Decree No. 589/13 and its complementary provisions, or in countries or territories that do not apply the recommendations of the FATF. For these purposes, countries or territories considered to be uncooperative are the countries or territories identified by the FATF (www.fatf-gafi.org).

•	The proceeds of the sale of foreign currency by Argentine residents in the foreign exchange market for all the items can be credited in a checking or savings bank account in a local financial institution in the client’s name or withdrawn by cash.

•	Regarding the collection for services provided to non-Argentine residents and/or resulting from the sale of non-produced non-financial assets exempted from mandatory sale in the foreign exchange market.

Argentine residents that receive funds in foreign currency for the payment of services rendered to non-Argentine residents or for the sale of non-produced non- financial assets may receive those funds in a local foreign currency account without exchanging it for Argentine pesos in the foreign exchange market. Following Communications “A” 6011, 6037 and 6163 of the Central Bank foreign assets may be acquired for investment purposes by Argentine residents without limitations. In addition foreign currency may be purchased through a debit account or through an unlimited cash withdrawal without limits.

Non-residents

Communication “A” 6150 dated January 13, 2017 abolished all restrictions regarding prior approval from the Central Bank, minimum amounts, or minimum holding periods to repatriate portfolio investments or direct investments of non-residents.

Affidavit is required for the transfer of funds in Argentina to non-resident’s foreign accounts with no prior Central Bank authorization. Funds to be transferred must come from payment of imports; external debts of residents in cause of Argentinian imports of goods; services, rents and other current transfers; financial debts with non-residents; National Public bond yielding; bankruptcy credits; inheritance credits; Government benefits; repatriation of direct investments in the non-financial sector or real estate; sale of direct investments and definite liquidation; capital reductions; and return of irrevocable contributions to local company.

Access to MULC is also granted for court decisions granting compensations to non-residents.

As from Communication “A” 6174, entities authorized to trade currency may sell foreign currency to non-residents without limits if funds are to be credited in a local account by his name.

Transfer of Dividends

According to Communications “A” 3859 and “A” 6037 (as amended), Argentine companies in general, may transfer abroad corporate profits and dividends corresponding to audited financial statements certified by external public accountants.

Direct Investments

On March 4, 2005, the Argentine Central Bank issued Communication “A” 4305 that regulates the reporting system of direct investments and real estate investments carried out by non-residents in Argentina and by Argentine residents abroad, which had been implemented through Communication “A” 4237 dated November 10, 2004.

•	Direct investments in Argentina of non-Argentine residents. Non-Argentine residents must comply with the reporting regime if the value of their investments in Argentina reaches or surpasses the equivalent of US$500,000—measured in terms of the net worth of the company in which they participate or fiscal value of the real estate owned. If the investments do not reach such amount, the compliance with such regime is optional. According to Communication “A” 4237, companies in which non-Argentine residents participate in and administrators of real estate of non-Argentine residents must comply with the reporting regime.

•	Direct investments made abroad by Argentine residents. Argentine investors must comply with the reporting regime if the value of their investments abroad reaches or surpasses the equivalent of US$1,000,000—measured in terms of net worth of the company in which they participate or the fiscal value of the real estate they own. If the value of those investments abroad does not exceed the equivalent of US$5,000,000, the reporting obligation is annual instead of semi-annual. If the investments do not reach the equivalent of US$1,000,000, the compliance with such regime is optional.

Future and Forward Operations

The Central Bank has significantly amended the foreign exchange regulations in derivatives by eliminating the restriction on the execution of cross-border derivative transactions (Communication “A” 6037).

In August 2016, the Central Bank introduced new foreign exchange regulations on derivative transactions which allowed local residents from entering into derivative transactions with foreign residents. Moreover, the regulations now provide that Argentine residents may access the foreign exchange market to pay premiums, post collateral and make payments related to forwards, futures, options and other derivatives entered into in foreign exchanges or with non-resident counterparties.

The foreign exchange regulations now allow Argentine residents to enter into derivative transaction with foreign counterparties without the need for authorization of the Central Bank. They also allow them to purchase foreign currency to make payments under derivative transactions.

Banking institutions must follow specific rules, depending on whether the derivatives transactions are made with a central clearing counterparty or a foreign bank.

Restrictions as from July 1, 2017

In accordance with Communication “A” 6244, with effect as from July 1, 2017, all the rules regulating exchange rate operations, the general exchange position and the provisions adopted by Decree No. 616/05 are significantly amended to be more flexible. This rule also provides:

•	The principle of a free foreign exchange market. In accordance with section 1.1 of the abovementioned communication, “All human or legal persons, assets and other universals may freely operate in the exchange market.”

•	The obligation to carry out any exchange operation through an authorized entity (section 1.2) is maintained.

•	The restrictions regarding hours to operate in the MULC are eliminated.

•	The obligation of residents to comply with the “Survey of foreign liabilities and debt issuances” “(Communication “A” 3602 and complementary) and the survey of direct investments (Communication “A” 4237 and complementary) are maintained, even if there had been no inflow of funds to the MULC and/or no future access to it for the operations to be declared.

For a detailed description of all exchange restrictions and controls on capital inflows in effect as of the date hereof, investors are advised to consult with their legal advisors and read the Central Bank regulations, Decree No. 616/2005, Resolution No. 3/2015 of the former Ministry of Finance and Public Finance, Central Bank Communications “A” 6037 and “A” 6244 and Criminal Foreign Exchange Law No. 19,359, and complimentary regulations, for which interested parties may consult them on the website of legislative information of the Ministry of Justice and Human Rights (http://www.infoleg.gov.ar) or the Central Bank (http://www.Central Bank.gov.ar).

THE ARGENTINE BANKING SYSTEM AND ITS REGULATORY FRAMEWORK

Argentine Banking System

On December 31, 2016, Argentina’s banking system consisted of 63 commercial banks, 13 of which were government-owned or government-related banks and 50 of which were Argentine private banks. The principal regulators of financial institutions in Argentina are the Central Bank, the Superintendence and, in the case of financial institutions that publicly offer their own securities in Argentina or otherwise engage in the offering or trading of third parties’ securities in Argentina, the CNV.

Private Sector Banks

According to information published by the Central Bank, on December 31, 2016, the largest Argentine private bank, in terms of total assets, were: Banco Santander Río S.A., Banco de Galicia y Buenos Aires S.A., BBVA Francés, Banco Macro S.A. and Banco Credicoop Cooperativo Limitado. Some of these banks, including BBVA Francés, have one or more significant foreign investors. Argentine private banks accounted for approximately 53% of total deposits and approximately 65% of total gross loans in the Argentine financial sector as of December 31, 2016, of which the ten largest Argentine private banks accounted for 43% of total deposits and 52.7% of total gross loans in the Argentine financial sector. Foreign banks compete under the same regulatory conditions as Argentine banks.

Public Sector Banks

The principal state-owned banks are Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires and Banco de la Ciudad de Buenos Aires. As of December 31, 2016, based on the available data of the Central Bank, these three institutions accounted for approximately 41.21% of total deposits and approximately 26.22% of total gross loans in the Argentine financial sector.

Under the provisions of the Argentine financial institutions Law No. 21,526 (the “Financial Institutions Law”), government-owned or government-related banks and private banks have similar rights and obligations except that the former have the sole right and obligation to handle public revenues and promote regional development. Government-owned banks are required to meet the credit needs of public sector entities. Moreover, the by-laws of some government-owned banks, which include federal, provincial and locally-owned banks, require their stockholders to guarantee their commitments.

Central Bank

The Financial Institutions Law regulates banking activities in Argentina and places the supervision and control of the Argentine banking system in the hands of the Central Bank, an autonomous institution. The Financial Institutions Law provides the Central Bank with broad access to the accounting systems, books, correspondence, documents and other paperwork of banking institutions. The Central Bank regulates the provision of credit and supervises the liquidity and the general operation of the Argentine financial markets. The Central Bank enforces the Financial Institutions Law and authorizes banks to operate in Argentina. Since an amendment to the Financial Institutions Law of 1994, there is no distinction between domestically-owned and foreign-owned financial institutions.

The Central Bank establishes “technical ratios” to limit the levels of indebtedness, liquidity, maximum credit that may be granted per customer and foreign exchange assets and liabilities positions of financial institutions, among others. The Central Bank carries out formal inspections from time to time of all banking institutions to monitor their compliance with legal and regulatory requirements. The Central Bank supervises banks on a consolidated basis. It has a supervision department of internal and external auditors of financial institutions that evaluate performance comprehensively in internal audit areas as well as firms and professionals working as external auditors of financial institutions. See “—value BASIC System” below. When a financial institution does not comply with the mandatory technical ratios, it must explain such noncompliance to the Central Bank. There are specific regulations governing reorganization plans and other measures arising from non-compliance with these plans. Moreover, the Central Bank has the authority to impose sanctions for non-compliance, ranging from a warning to the revocation of banking licenses.

The Central Bank requires financial institutions to submit information to it on a daily, monthly, quarterly, semiannual and annual basis. These reports contain, among other important information, balance sheets and income statements, information relating to reserve funds and use of deposits and indicators on portfolio quality, including details on principal debtors and any loan-loss provisions. The reports are designed to allow the Central Bank to monitor the financial institutions’ business practices. If the Central Bank’s rules are breached, various sanctions may be imposed depending on the gravity of the violation, ranging from simple reprimanding to the imposition of fines or even the revocation of a bank’s operating license. Moreover, noncompliance with certain rules may result in the mandatory submission by the infringing financial institution to the Central Bank of specific capital adequacy or regularization plans. These plans must be approved by the Central Bank for a financial institution to maintain its license.

Law No. 25,780 introduced amendments to the Financial Institutions Law and to the Central Bank’s Charter (carta orgánica). Among the most important modifications we can mention the following:

•	Unless expressly provided otherwise by law, the Central Bank shall not be affected by regulations of a general nature that have been or may be enacted with reference to public administration entities and which introduce limitations on the authority or powers of the Central Bank established in its Charter.

•	The Central Bank is authorized to make temporary advances to the federal government up to an amount equivalent to 12% of the monetary base, which for this purpose includes monetary circulation plus deposits at sight of financial institutions in the Central Bank, whether in current account or in special accounts. It may also grant advances up to an amount not exceeding 10% of the cash resources obtained by the federal government in the previous twelve (12) months. At no time may the amount granted as temporary advances, excluding those exclusively destined to the payment of obligations with multilateral lending institutions, exceed 12% of the monetary base. All advances thus granted must be repaid within the following twelve (12) months; if any of these advances remain unpaid after their expiration date, it will not be possible to use again these powers until all amounts owed have been repaid.

•	The validity of Sections 44, 46 (c), 47 and 48 of the Central Bank’s Charter, with respect to the powers of the Superintendent of Financial and Exchange Entities (Superintendente de Entidades Financieras y Cambiarias) under the terms of the text approved as Article 1 of the Law No. 24,144.

•	A transitional provision is introduced authorizing the Central Bank to: (i) provide assistance to financial entities with liquidity and / or solvency problems (already authorized under Decree No. 214/02), including those in process of restructuring by resolution of the Central Bank in terms of Article 35 bis of the Financial Institutions Law; (ii) to authorize the integration of reserve requirements of financial institutions with financial assets other than cash, in the form of demand deposits at the Central Bank or in foreign currency accounts according to Article 28 of the Central Bank’s Charter.

Amendments to the Central Bank’s Charter and the Convertibility Law

Law No. 26,739 amended in 2012 the functions and powers of the Central Bank and the ability of the federal government to obtain financing from the Central Bank. This law amended the charter of the Central Bank (as amended, the “Charter”), which had been previously approved by Law No. 24,114 and the Convertibility Law. The amendments introduced by Law No. 26,739 may be grouped under two subjects: (i) amendments to the functions and powers of the Central Bank as the regulatory and supervisory authority of the financial sector; and (ii) expansion of the federal government’s access to financing from the Central Bank. We briefly explain below the most relevant aspects of each.

Functions and powers of the Central Bank

•	Purpose of the Central Bank. Prior to Law No. 26,739 according to the Charter, the “primary and fundamental purpose” of the Central Bank was to “preserve the value of the currency”. Following Law No. 26,739, the Central Bank has multiple purposes, including “promoting currency stability, financial stability, employment and economic development with social equity”.

•	Relationship of the Central Bank with the executive branch and Congress. Under the Charter, the Central Bank remains a “self-governed entity” and (i) in the exercise of its powers and faculties, the Central Bank shall not be subject to the instructions of the executive branch, and (ii) the Central Bank may not enter into any obligation that implies a restriction or a delegation of its powers, without Congress’ express authorization. However, the Charter provides that the Central Bank’s purpose must be fulfilled “within the framework of the policies set by the federal government”.

•	Obligations and powers of the Central Bank related to economic information. The amendments to the Charter limited the ability of the Central Bank to supply economic information. In particular, (i) the requirement to report the expected rate of inflation for each year; (ii) the publication of statistics regarding the balances of payment and the national accounts of the Republic; and (iii) the requirement that the entity’s financial statements reflect the amount and composition of the reserves and of the monetary base were removed from the Charter.

•	Functions and powers of the Central Bank. New powers were vested in the Central Bank, including: (i) to regulate the amount of money and the interest rates, and direct credit policies; (ii) to regulate payment systems, liquidating and clearing houses, fund remittance entities, and transportation of valuables; and (iii) to protect the rights of consumers of financial services and fair competition within the financial sector.

•	Powers of the Central Bank’s president. The amendments strengthened the powers of the president of the Central Bank’s board of directors. In this respect, (i) the Superintendence is now under the president’s supervision; (ii) the president was empowered to operate directly in the currency and foreign exchange markets (formerly, these powers were vested in the Central Bank’s board of directors), and (iii) the president’s powers in emergency situations were increased.

•	Powers of the Central Bank’s board of directors. New regulatory powers were expressly conferred to the board, such as: (i) to establish the information and accounting regime for the entities subject to the Central Bank’s supervision; (ii) to regulate credit conditions and policies; (iii) to enact rules that preserve competition in the financial markets, and (iv) to regulate the capture (through negotiable instruments or otherwise) of foreign currency funds by financial institutions.

Financing of the federal government:

•	Temporary Advances. The amendment of the Charter significantly increased the Central Bank’s ability to grant temporary advances to the federal government.

•	Determination and application of the “freely available” reserves. The amendments to the Convertibility Law abrogated the requirement that the Central Bank’s reserves must underpin up to 100% of the monetary base. Now the Central Bank’s board of directors shall determine the amount of reserves necessary to carry out the foreign exchange policy, taking into consideration the evolution of the external accounts. Consequently, the “freely available” reserves will no longer be constituted by those that exceed the amount necessary to underpin up to 100% of the monetary base. The “freely available” reserves will now be those which exceed the amount determined by the board of directors in the manner contemplated above. The amendments also expanded the scope of application of “freely available” reserves. In addition to the payment of obligations with international financial institutions, pursuant to the reform approved by Congress, the “freely available” reserves may also be applied to the payment of “official bilateral external debt”, which includes the debt that the Republic has with creditors grouped together in the “Paris Club”.

•	Argentine Fund for Indebtedness Reduction. This fund was created through Decree No. 298/10 in order to apply “freely available” reserves of the Central Bank to the payment of sovereign debt held by private creditors. This Fund is composed by the “freely available” reserves allocated for each fiscal year. Law No. 26,739 provides that this fund will continue to operate until the purpose for which it was created has been fulfilled.

Supervision on a consolidated basis

Argentine financial institutions are subject to supervision on an individual and consolidated basis by the Central Bank. Therefore, the financial statements and other information of financial institutions must reflect the transactions of their head office as well as those of their branches domestically and offshore, and those of any domestic and foreign “significant subsidiaries” (as defined below). The requirements as to liquidity, solvency, minimum capital, risk concentration, and provisions for loan losses, among others, must be calculated on a consolidated basis.

Financial institutions must submit certain financial information to the Central Bank, including the following:

•	financial statements and other quarterly and annual reports reflecting on a consolidated basis the transactions of the financial institution, its domestic and foreign branches and its domestic and foreign “significant subsidiaries” (as defined below); and

•	financial statements and other quarterly and annual reports reflecting on a consolidated basis the transactions of the financial institution, its domestic and foreign branches, its domestic and foreign “significant subsidiaries” (as defined below) or entities or companies in the country and abroad where the financial institution owns or controls more than 12.5% of the shares entitled to vote (in those cases determined by the Superintendence), and those companies not subject to consolidated supervision which the financial institution may have chosen to include with the prior approval of the Superintendence.

For the purposes of these regulations:

•	A “subsidiary” of a domestic financial institution is any domestic or foreign financial institution or company where:

•	the domestic financial institution has direct or indirect control of more than 50% of the total votes of any instrument with voting rights in such entity or company,

•	the domestic financial institution has direct or indirect control as to determining by itself the composition of most of the management bodies of such entity or company, or

•	a majority of the directors of the domestic financial institution is also a majority of the directors of such entity or company.

The possession or control by the financial institution is considered indirect if exercised through another legal person, its controlling shareholders or directors appointed by such controlling shareholders or persons linked to them, in control of more than 50% (measured as a whole) of the total votes of any instrument with voting rights in another entity or company. Any other form of control or interest where, in the opinion of the Superintendence, and even if the shareholders’ interest does not exceed 50%, a situation of control, and therefore the subsidiary character of an entity or company, is established or can be inferred from the evidence collected.

A “significant subsidiary” is any subsidiary:

•	whose assets, possible commitments and other transactions recorded in memorandum accounts represent 10% or more of the total capital of the local financial institution and its subsidiaries abroad; or

•	whose results of operations corresponding to the current fiscal year represent 10% or more of the aggregate results of operations for the current fiscal year of the local financial institution and its subsidiaries abroad.

Acquisition of shares of financial entities

Central Bank regulations require the approval of the Central Bank as a condition to the consummation of an acquisition of shares of a financial entity if such acquisition is likely to modify the control or the structure of the shareholders’ groups controlling a financial entity (“Significant Acquisitions”). In addition, any acquisition, other than a Significant Acquisition, in a public offering of 2% or more of the capital stock of a financial entity, such entity must report the identity, nationality and domicile of each purchaser to the Central Bank.

Legal Reserve

The Central Bank requires that financial institutions allocate on an annual basis certain percentage of their net income to a legal reserve. Such percentage is currently set at 20%. This reserve can only be used during periods in which a financial institution has incurred losses and has exhausted all unappropriated retained earnings and other reserves. Financial institutions may not pay dividends if the legal reserve has been impaired. However when the legal reserve is used to absorb losses, no profits may be distributed until such losses are fully refunded. If the legal reserve balance before any loss absorption exceeds 20% of the capital stock plus a capital adjustment, profits may be distributed once the latter value (capital stock plus the capital adjustment) is reached.

Reserve Requirements and Liquidity Requirements

Financial institutions must keep available at all times, and therefore not available for lending, a portion of their deposits or obligations in cash. The minimum cash requirement is calculated on the monthly average of daily balances for certain obligations as recorded at the end of each calendar month, and must be observed separately for each currency of denomination and/or government securities and instruments issued by the Central Bank. Compliance must take place in the same currency as the obligations, except for demand liabilities derived from transfers from abroad in foreign currencies other than the U.S. dollar, which must be accounted for in U.S. dollars making use of one of the following instruments:

•	current accounts in pesos of the financial institutions with the Central Bank;

•	minimum cash accounts of the financial institutions with the Central Bank, denominated in U.S. dollars or other foreign currencies;

•	special guarantee accounts in favor of electronic clearing houses;

•	current accounts of non-banking financial institutions;

•	special current accounts (opened in the Central Bank) in connection with the fulfillment of social security benefits; and

•	minimum cash accounts of public securities and instruments issued by the Central Bank, at market value and of the same type.

Since April 1, 2012, cash and cash equivalents in pesos and foreign currencies are not considered as part of the minimum cash requirement. Any default in cash and cash equivalents in foreign currency for a particular period will be taken into account when calculating, and will increase by the same amount, the minimum cash requirements for such foreign currency.

The minimum cash requirement is reduced according to the participation of the financing in pesos granted to MiPyMEs in the total financing in pesos for the non-financial private sector, as indicated in the table below:

Participation of the financing to MiPyMEs in the total financing granted by the entity to the non-financial private sector. In %	Deduction (on the total of items included in pesos). In %
Less than 4	0.00
Between 4 and less than 6	0.25
Between 6 and less than 8	0.50
Between 8 and less than 10	0.75
Between 10 and less than 12	1.00
Between 12 and less than 14	1.25
Between 14 and less than 16	1.50
Between 16 and less than 18	1.75
Between 18 and less than 20	2.00
Between 20 and less than 22	2.25
Between 22 and less than 24	2.50
Between 24 and less than 26	2.65
Between 26 and less than 28	2.80
Between 28 and less than 30	2.90
30 or more	3.00

The minimum cash requirement in pesos is reduced depending on cash withdrawals made through ATMs of the bank applying a formula that establishes different categories depending on whether the ATMs are in operating branches of the entity or outside them and whether they have been accessible to the public for at least ten hours a day.

The minimum cash requirement in pesos was reduced in March 1, 2014 by an amount equivalent to 16% of the monthly average of the financing which had been granted to MiPyMEs since January 1, 2014. The minimum cash requirement in pesos was further reduced in September 2014 depending on the accreditations delivered by the ANSES for the payment of social security benefits.

Depending on the granting of loans under the program “AHORA 12” the minimum cash requirement in pesos was reduced again in October 2014 in an amount equivalent to 16% of the sum of financings in pesos and a similar percentage was reduced in January 2017 for the consumptions made with credit cards since December 2016 through the program “AHORA 18”.

Likewise, in case of an excessive concentration of liabilities (in holders and/or terms), which implies a significant risk on the financial institution’s liquidity and/or an important negative effect on the system’s liquidity, additional minimum cash requirements may be imposed on the affected liabilities of the financial institution and/or any other measures considered relevant.

The balances of cash accounts opened with the Central Bank as eligible for cash integrations were only compensated up to the amounts corresponding to the legal requirements for forward transactions.

The Central Bank sets forth the application of different requirements for deposits in pesos as opposed to foreign currencies.

The following schedule indicates the minimum cash requirements for each type of account as of March 31, 2017. In the case of transactions in pesos, the minimum cash requirements will depend on the category assigned to the location of the operating office where the deposit was made:

	As of March 31, 2017
	I	II to VI
	(in %)
Type of Account
Current accounts and demand accounts open in Credit Unions	20	18
Other demand deposits, basic account and universal free account
In pesos	20	18
In foreign currency	25	25
Savings accounts
In pesos	20	18
In foreign currency	25	25
Unused balances from current account advances effected	20	18
Current accounts of financial institutions	100	100

Fixed-term deposits, bonds for acceptances (including liabilities for the sale or assignment of credits to subjects other than financial institutions), reverse repurchases, bonds and stock-exchange reverse swaps, investments at constant term, with advanced cancellation or renewal option:

In pesos:
Up to 29 days	14	13
From 30 to 59 days	10	9
From 60 to 89 days	5	4
From 90 to 179 days	1	0
From 180 to 365 days	0	0
In foreign currency:
Up to 29 days	23	23
From 30 to 59 days	17	17
From 60 to 89 days	11	11
From 90 to 179 days	5	5
From 180 to 365 days	2	2
More than 365 days	0	0
Bonds for foreign financial lines	0	0
Debt securities (including corporate bonds)
a) Debt issued, including those from restructured bonds, as per their residual term:
In pesos:
Up to 29 days	14	14
From 30 to 59	10	10
From 60 to 89 days	7	7
From 90 to 179 days	1	1
From 180 to 365 days	0	0
In foreign currency:
Up to 29 days	23	23
From 30 to 59	17	17
From 60 to 89 days	11	11
From 90 to 179 days	5	5
From 180 to 365 days	2	2
More than 365 days	0	0
b) Others	0	0

	As of March 31, 2017
	I	II to VI
	(in %)
Bonds with the Trust Fund for Assistance to Financial and Insurance Institutions	0	0
Demand and term deposits made by judicial order with funds originated in legal actions currently under course and their immobilized balances:
In pesos	13	13
In foreign currency	15	15
Special deposits related to funds revenues from abroad—Decree No. 616/05	100	100
Deposits and other demand obligations in pesos, whose return exceeds 15% BADLAR rate of private financial institutions’ average	—	—
Term investments instrumented by nominative non-transferable certificates in pesos corresponding to public sector security holders, entitled to exercise the prepayment option within a term not greater than 30 days after constitution thereof	16	15
Deposits and term investments of “UVA” and “UVI”—including savings accounts in “UVA” and “UVI”:
Up to 29 days	7	6
From 30 to 59	5	4
From 60 to 89 days	3	2
More than 90 days	0	0
Deposits and term investments that are constituted on behalf of minors by funds received gratuitously	0	0

In addition to the above mentioned requirements, a reserve must be established for the total amount of any default in the application of resources in foreign currency for the month in respect to which the calculation of the minimum cash requirement is made. See “—Lending Capacity Provided by Deposits in Foreign Currency”.

Lending Capacity Provided by Deposits in Foreign Currency

The lending capacity provided by deposits denominated in foreign currency must be calculated in the same currency as the underlying deposits. Deposits denominated in foreign currency also include deposits denominated in dollars but payable in pesos, and must be destined, indistinctly, for the following uses:

•	Prefinancing and financing of exports carried out directly or through agents, consignees or other proxies acting for the account and order of the owner of the goods. It also comprises the financing of suppliers of services to be exported. This includes those transactions for the purpose of financing working capital and/or the acquisition of objects related to the production of goods to be exported, provided the flow of income in foreign currency deriving from such exports is sufficient to settle such transactions.

•	Other financing to exporters who can rely on a flow of future income in foreign currency and who, in the year prior to the finance being granted, can provide evidence of invoicing in foreign currency -brought into the country- for an amount reasonably proportional to such financing.

•	Financing transactions granted to goods, producers or processors, provided:

•	They have firm sale contracts for the goods to be produced for an exporter, with prices fixed or to be fixed in a foreign currency (regardless of the currency in which the transaction is settled) and involving fungible goods with a regular and customary quotation in foreign currency which is widely known and easily accessed by the public in local or international markets. In all cases of term purchase and sale agreements for a price to be fixed, such price must be in direct relation with the price of such products in local markets.

•	Their main activity is the production, processing and/or storage of fungible goods with a normal and regular foreign currency quotation in markets abroad that is widely known and easily accessible to the public and provided there is evidence, in the year prior to obtaining the financing, that total revenue from sales of such goods bears a reasonable proportion to that activity and its financing.

This category also includes transactions to finance suppliers of services directly used in the process of exporting goods.

•	Financing transactions for producers of goods to be exported, either in the same condition or as part of other goods, by third-party purchasers, provided they have total pledges or guarantees in foreign currency from such third parties.

•	Financings to suppliers of goods and/or services that form part of the production process of consumable items with prices quoted in foreign currency, being customarily used in local markets or abroad, widely spread and with easy access to public knowledge, provided they enter into firm sales agreements for such goods and/or services in foreign currency.

•	Financing of investment projects, working capital and/or the acquisition of any kind of goods, including temporary importation of commodities, which may increase or be related to the production of goods for exportation. Even though income from exporter companies does not totally derive from sales abroad, financing may only be allocated if the income flow deriving from exportation is sufficient.

This category also includes those transactions where financing is granted via the bank’s participation in “syndicated loans”, be they with domestic or foreign entities.

•	Financing to clients from the commercial portfolio and of a commercial nature who receive treatment for their consumption or housing credits—under the provisions of the “Debtors’ Classification” regulations—destined for the importation of capital goods (“BK” according to the Common Nomenclature for the MERCOSUR attached as Annex I to Decree No. 690/02 and other complementary provisions) which will result in an increase in the production of goods destined for domestic consumption.

•	Debt securities or certificates of participation in financial trusts in foreign currency -including other collection rights specifically acknowledged in the trust agreement to be constituted within the framework of loans established by multilateral credit institutions of which Argentina is a party whose assets under management are loans originated by financial institutions under the terms described in the first three bullets and the first paragraph of the fourth bullet under this heading above or documents denominated in foreign currency, bought by the trustee for the purpose of financing transactions on the terms and conditions mentioned in the above points above.

•	Financing transactions for purposes other than mentioned in the first three bullets and the first paragraph of the fourth bullet under this heading above, included in the credit program “IDB Loan No. 1192/OC-AR”, without exceeding 10% of the lending capacity.

•	Underfinancing loans (any interfinancing loans granted with such resources must be identified).

•	Notes and bills issued by the Central Bank denominated in U.S. dollars.

•	Direct investments abroad by companies residing in the country, whose purpose is to develop production activities of non-financial goods and/or services, be they through contributions and/or purchases of participations in companies, as far as they are incorporated in countries or territories considered as cooperators regarding tax transparency in terms of article 1 of Decree No. 589/13, as amended.

•	Financing of investment projects, including their working capital, which permit increasing production in the power sector, and having firm sales agreements and/or full sureties or guaranties in foreign currency.

•	Primary subscription of debt instruments in foreign currency of the national treasury, up to an amount equivalent to one third the total amount of applications made according to this article.

•	Financings of investment projects for bovine cattle, including their working capital, without exceeding 5% of the entity’s deposits in foreign currency.

•	Financing to foreign importers for the acquisition of goods and/or services produced in the country, either directly or through lines of credit to foreign banks.

•	Financing to residents guaranteed by stand-by letters of credit issued by foreign banks that comply with the provisions of section 3.1. of the rules on “Credit assessments”, requiring to this effect an international rating of investment grade risk, insofar as such letters of credit are unrestricted and the accreditation of the funds is carried out immediately at the simple request of the beneficiary entity.

The lending capacity of a financial institution will result from the sum of all deposits in foreign currency plus all inter-financial loans received, as reported by the granting financial institution, as originated in its lending capacity for this type of deposit, after deduction of the minimum reserve requirements applicable to deposits.

Any deficiencies in the application of foreign currency lending capacity, net of: (i) cash balances, (ii) cash under custody in other financial institutions, (iii) cash in transit and (iv) cash with armored car transport companies, up to the amount of such deficiency, requires an equivalent increase in the minimum cash requirement discussed in “—Reserve Requirements and Liquidity Requirements” above.

Limitations on Types of Business

Argentine commercial banks may conduct all activities and operations that are not specifically prohibited by law or by regulations of the Central Bank. Banks are permitted, among other things, to:

•	make loans in pesos and foreign currency;

•	receive deposits in pesos and foreign currency;

•	issue guarantees;

•	underwrite, place and broker equity and debt securities in the over-the-counter market, subject to the prior approval of the CNV;

•	conduct transactions in foreign currency;

•	act as fiduciary; and

•	issue credit cards.

According to the Financial Institutions Law, banks in Argentina are prohibited from investing in commercial, industrial or agricultural entities, or other entities without the express authorization of the Central Bank. The Central Bank may then impose conditions and limits to guarantee the safety and soundness of the financial institutions. These limitations include:

•	the prohibition of a bank from pledging its shares;

•	restriction on incurring any liens upon its properties without prior approval from the Central Bank; and

•	limitations on transactions with directors or officers, including any company or person related to such directors or officers, on terms more favorable than those normally provided to clients. See “—Lending and Investment Limits—Related Persons” below in this section.

Notwithstanding the foregoing, banks may own shares in other financial institutions with the prior approval of the Central Bank and in public service companies if necessary to obtain public services.

Capital Adequacy Requirements

Basel Accord

In July 1988, the Basel Committee on Banking Regulations and Supervisory Practices (the “Basel Committee” or “BCBS”), which includes the supervisory authorities of twelve major industrial countries, adopted an international framework (the “Basel Accord”) for capital measurement and capital standards of banking institutions (known as Basel I).

In 2007 the Central Bank published its road map for the implementation of the capital adequacy requirements contained in the document “International Convergence of Capital Measurement and Capital Standards”, issued by the Basel Committee and known as Basel II. The first stages were implemented according to the schedule and consisted of the publication of best practices for risk management, seminars, review of supervision processes on the basis of the best practices being encouraged by the BCBS, analysis of the areas subject to “national discretion” in the calculation of regulatory capital, and publication of the text “Guidelines for Operational Risk Management in Financial Institutions”.

Following the sub-prime lending crisis that spread in 2008 and 2009, the BCBS published in December 2010 a set of measures known as Basel III, designed to increase the capacity of the system to absorb shocks from stress situations and improve risk management and the transparency of bank disclosures.

Basel III incorporated the terms of Basel II, contained in three “pillars”:

•	Pillar 1 provides supervisors with a number of options to quantify capital requirements for credit, operational and market risk, and defines which components of an institution’s net worth are eligible to satisfy those requirements.

•	Pillar 2 describes the process to be followed by institutions to evaluate the sufficiency of their capital in relation to their risk profile.

•	Pillar 3 establishes minimum information requirements that financial institutions must provide on the adequacy of their capital.

Minimum Capital

Since the introduction of Basel I, financial institutions must keep an amount of total capital not less than 8% of their risk weighted assets. Items going towards compliance with this capital requirement are classified in two groups:

•	Core capital (Tier 1); and

•	Supplementary capital (Tier 2).

According to Basel II, at least half of the capital requirement should be composed of core capital, preferably common equity, a category that includes both common shares and retained earnings.

Had the Basel Accord been applied to us at December 31, 2016, our total capital would have been approximately 1.37 times the minimum required.

Basel III established more demanding requirements, as banks must comply with three minimum ratios in relation to their risk-weighted assets:

•	4.5% for common equity (for which the qualifying criteria are more restrictive than for Basel II);

•	6% for Tier 1 capital; and

•	8% for total capital.

These new capital composition requirements help ensure that there will be greater capacity to absorb losses in stress situations.

Capital Conservation Buffer

The so-called capital conservation buffer imposed an additional capital requirement equivalent to 2.5% of risk-weighted assets and it must be satisfied by common equity. Its purpose was to be able to count on sufficient reserves to absorb additional losses generated at times of economic and financial stress. In fiscal years where common equity is less than 7% of risk-weighted assets (the 4.5% base requirement from Basel III plus the conservation buffer), constraints are established for financial institutions, restricting their ability to pay dividends, award discretionary bonuses or perform share buybacks.

Countercyclical Capital Buffer

The goal of the countercyclical capital buffer was to offset the pro-cyclical nature of the financial sector. In times of exceptional credit growth at the aggregate level, financial institutions will be required to increase their common equity until 2.5% of their risk-weighted assets.

Leverage Ratio

Basel III complemented risk weighted asset capital requirements with a limit on total leverage. This limit, known as the leverage ratio, is the ratio between core capital (Tier 1) and total assets without risk weighting, both on and off balance sheet, plus derivatives. At the international level, this ratio was initially set at 3%. Although Basel II had previously established a capital requirement for the market risk generated by foreign currency positions, Basel III did not impose any limitation on foreign currency positions. Basel III introduced a limitation through the leverage ratio, set forth in relation to total exposure regardless of the currency in which the underlying assets are recorded. Argentine regulations limited direct exposure to currency risk. Furthermore, with the aim of preventing the indirect exposure generated by the granting of loans denominated in foreign currency to agents whose income is in pesos, regulations in Argentina only allowed funds obtained from deposits in foreign currency to be lent to customers who generate income in the same currency.

Macro prudential Supervision

The reforms introduced by Basel III had two main objectives. One was to ensure that individual financial institutions could show resilience in periods of stress, known as “microprudential”, and the other one, complementary and broader, was to discourage the increase of risks across the banking sector as well as their pro-cyclical amplification, is known as “macroprudential”.

Liquidity Coverage Ratio

The Liquidity Coverage Ratio (“LCR”) is based on the methodologies used by international banks. It is calculated so that financial institutions can tolerate stress scenarios over a thirty-day period. Liquidity requirements in Argentina are stricter than those established by the international standards. See “—Liquidity Coverage Ratio” below.

Net Stable Funding Ratio

The Net Stable Funding Ratio (“NSFR”) is calculated on the basis of long-term liquidity and structural mismatching in the composition of sources of funding. The design of the NSFR is based on net liquid assets and liquid capital methodologies used by internationally active banks. Banks should hold sufficient stable sources of funding (net worth and long-term liabilities) to fund the proportion of their assets that they cannot monetize within a term of one year.

Intensive Supervision of Systemically Important Institutions

The Financial Stability Board and the BCBS are working on the design of an appropriate regulatory framework for global systemically important financial institutions (“G-SIFIs”). It is being discussed whether G-SIFIs should be subject to more demanding capital requirements than those foreseen by Basel III. To that effect, a methodology to identify G-SIFIS and the additional capital requirements to ensure a greater loss-absorbing capacity would have to be agreed.

Central Bank Rules

Under the Financial Institutions Law, Argentine financial institutions must comply at all times with the minimum capital requirements described by the Central Bank. Since February 1, 2013, by Communication “A” 5369 of the Central Bank, minimum capital is equal to total capital (basic net equity plus complementary net equity, “RPC”), as per the Central Bank’s denomination. Basic Net Equity includes:

•	Ordinary Capital Level 1:

•	Corporate capital (excepting preferred shares);

•	Non-capitalized contributions (excepting share premiums);

•	Equity adjustments;

•	Reserve (excepting the special reserve for debt instruments);

•	Retained earnings;

•	Other results (either positive or negative);

•	Share premiums for instruments included in ordinary capital level 1; and

•	Third-party participations for those companies subject to consolidated supervision systems.

•	Additional Capital Level 1:

•	Instruments issued by the financial institution and not included in ordinary capital level 1;

•	Share premiums for instruments included in additional capital level 1;

•	Instruments issued by subsidiaries in the hands of third parties not included in ordinary capital level 1 for those companies subject to consolidated supervision systems.

Less: certain deductible items

“Complementary Net Equity” includes:

•	Instruments issued by the financial institution and not included in the basic net equity;

•	Share premiums for instruments included in the complementary net equity;

•	Allowances for loan losses from the portfolio of debtors classified as in “normal” situation which do not exceed 1.25% of the credit-risk-weighted assets; and

•	Instruments issued by subsidiaries in the hands of third parties not included in the basic net equity for those companies subject to consolidated supervision systems.

Less: certain deductible items

Minimum limits were also established to be observed by the ordinary capital level 1, the basic net equity and the minimum capital (4.5%, 6% and 8% of the risk-weighted assets, respectively). Noncompliance with these minimum levels is considered as noncompliance with the minimum capital payment.

Minimum capital must be, at least, the greater of:

•	Minimum basic capital, and

•	The sum of minimum capital required for credit risk, market risk and operational risk.

Differential requirements were established for banks and other financial institutions, mainly based on the area where their head offices are located, in order to benefit those areas with smaller banking coverage according to Central Bank criteria, which now enjoy less stringent requirements with respect to minimum basic capital. In addition, those banks which act as custodians and/or registration agents of securities representing the investments of the retirement and pension funds and/or as registration agents for registered mortgage letters must certify a minimum capital equal to or above the greater of Ps.400 million or the equivalent of 1% of the securities under custody (in the case of mortgage letters, considering the net value of any amortizations effected).

Minimum capital requirement for credit risk: This is determined as the sum of:

(a)	8% of the sum of credit-risk-weighted asset transactions without delivery against payment;

The risk-weighters table is reformulated with new items and weighters and with a new scheme. Some of the new items and weighters are, among others:

•	Within the “Cash and cash equivalents” item, the cash on hand, in transit (if the financial institution assumes the transportation risk and liability) and in automated teller machines (weighted at 0%); and the cash items in the process of being received (collectible checks and drafts), cash in treasury transporting companies and cash in custody of financial institutions (weighted at 20%).

•	Exposure to governments and central banks (with weighters from 0% to 100%)

a)	To governmental sector and Central Bank (with weighters of 100%)(*):

Rating	AAA until AA-	A+ until A-	BBB+ until BBB-	BB+ until B-	Less than B-	Not rated
Risk weighting	0%	20%	50%	100%	150%	100%

(*)	The risk weight is 100% until the Central Bank issues the list of external rating agents.

b)	To other sovereign states (or their central banks)(*):

Rating	AAA until AA-	A+ until A-	BBB+ until BBB-	BB+ until B-	Less than B-	Not rated
Risk weighting	0%	20%	50%	100%	150%	100%

(*)	The risk weight is 100% until the Central Bank issues the list of external rating agents.

c)	Entities from the governmental sector of other sovereign states according to the credit rating assigned to the corresponding sovereign(*):

Rating	AAA until AA-	A+ until A-	BBB+ until BBB-	BB+ until B-	Less than B-	Not rated
Risk weighting	20%	50%	100%	100%	150%	100%

(*)	The risk weight is 100% until the Central Bank issues the list of external rating agents.

•	Exposure to Multilateral Development Banks (with weighters from 0% to 100%)

•	Exposure to Bank for International Settlements, International Monetary Fund, European Central Bank and European Community (0%)

•	Exposure to financial institutions in the country (with weighters from 20% to 100%). For those entities with 100% risk score, a risk weight corresponding to a less favorable category than those assigned to exposures with the national government is applied in foreign currency with a 100% cap amount, provided that the risk assessment is B-, in which case the risk score will be 150%.

•	Exposure to financial institutions from abroad (100%).

Rating	AAA until AA-	A+ until A-	BBB+ until BBB-	BB+ until B-	Less than B-	Not rated
Risk weighting	20%	50%	100%	100%	150%	100%

•	Exposure to companies and other legal persons in the country and abroad—including foreign-exchange dealers, insurance companies, stock exchanges and local companies treated as part of the non-financial private sector (100%)

•	Exposures included in the retail portfolio (with weighters from 75% to 100%

•	Exposures guaranteed by mutual guarantee companies (sociedades de garantía recíproca) or public guarantee funds registered with the Central Bank

•	Mortgage-guaranteed financing, which, subject to certain conditions, has weighters between 35% and 100%

•	Loans more than 90 days in arrears (with weighters from 50% to 150%)

(b)	failed delivery-against-payment transactions; and

(c)	requirement for counterpart credit risk in transactions with over-the-counter derivatives.

The sum of (a), (b) and (c) is multiplied by a coefficient which varies from 1 to 1.19 based on the rating the entity is granted by the Superintendence.

Whatever excesses incurred by noncompliance with other technical regulations must be added to the credit risk requirement.

Minimum Capital Requirement for Market Risk: The Central Bank imposes additional minimum capital requirements in relation to market risk associated with positions held by financial institutions in “local assets”, “foreign assets”, “foreign currency” and “gold”, including derivatives bought or sold on such positions.

“Local Assets” include:

•	debt securities issued by the federal government and instruments of monetary regulation of the Central Bank included in the list of volatilities recorded at fair value and quotas in common investment funds that invest in those securities; and

•	shares of capital stock of Argentine companies included in the Merval Index and quotas in common investment funds that invest in those shares.

“Foreign Assets” are defined to include:

•	debt securities (including positions held in debt securities issued by foreign companies, sovereign securities issued by foreign governments and quotas in common investment funds; provided that, such securities and/or holdings are usually listed on a national securities exchange); and

•	shares (including positions held in shares of capital stock of foreign companies, quotas in common investment funds; provided that, such securities, holdings and/or indexes are usually listed on a national securities exchange). If any of the assets mentioned in this clause are listed in different stock markets in diverse foreign currencies, the listing price and foreign currency of the most representative stock market (in terms of the volume of transactions in the relevant asset) will be taken into consideration for purposes of these new capital requirements.

The positions under consideration must be separated according to the currency of issue of each instrument, regardless of the issuer’s residence. In the cases of assets expressed in foreign currency, the entity must consider the risk for two positions: that which corresponds to the assets and the position in foreign currency, the relevant capital requirement being determined on the basis of the latter. The value of all positions will be expressed in pesos by using the reference exchange rate published by the Central Bank for the U.S. dollar, after application of the swap rate corresponding to the other currencies.

“Foreign currency” includes the net positions for each foreign currency, considering the totality of assets and liabilities in such currencies, and the gold position. Those positions in foreign currency which, individually considered at the close of each day of transactions, are below the equivalent of Ps.300,000 may be excluded. This exclusion will not apply if the computable foreign currencies considered as a whole at the close of each day exceeds Ps.1,500,000. Purchase or sale of contracts that give the right to buy or sell local assets and foreign assets are taken into consideration in calculating minimum capital requirements. The swaps and other derivatives on assets not affected by these regulations will be excluded from the portfolios that are subject to risk value calculation, provided such transactions are for the purpose of covering financial intermediation risks.

The market risk-related capital requirements are determined by using specific risk methodologies and are based on the financial institution’s daily net positions in any of the above-mentioned assets. These requirements follow, in general, standards established by the Basel Committee and the European Union. As of the effective date of Communication “A” 5867 and until August 31, 2016, financial entities were required to calculate the market risk minimum capital requirement in accordance with the method set forth in Communication “A” 5867 and also on an off-balance sheet basis, pursuant to the method in effect as of December 31, 2015, and to consider, for purposes of determining the minimum capital requirement, the result of the method involving the highest amount of the market risk capital requirements. After August 31, 2016, only the method set forth in Communication “A” 5867 is applicable.

Minimum Capital Requirement for Interest Rate Risk: Interest rate risk extends to all assets and liabilities for financial intermediation not included in the computation of market risk. It tries to capture the risk arising when sensitivity of the asset to changes in the interest rate does not match with that related with the liabilities. The Central Bank abrogated effective since January 1, 2013 the regulations on minimum capital for interest rate risk. Even so, the financial institutions must continue to manage such risk, and will be subject to revision by the Superintendence, which may determine the need to pay a higher amount of capital.

Minimum Capital Requirement for Operational Risk: Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The definition includes legal risk but excludes strategic and reputational risk. Financial institutions must establish a system for the management of operational risk that includes policies, processes, procedures and the structure for their adequate management. Seven operational risks event types are defined, according to internationally accepted criteria:

•	internal fraud;

•	external fraud;

•	employment practices and workplace safety;

•	clients, products and business practices;

•	damage to physical assets, resulting from acts of terrorism and vandalism, earthquakes, fire or flood;

•	business disruption and system failures; and

•	execution, delivery and process management.

The operational risk management process comprises the following stages:

•	Identification and assessment: the identification process should consider both internal and external factors that could adversely affect the development of the processes and projections done according to the business strategies defined by the bank.

•	Monitoring: an effective monitoring process is required, to quickly detect and correct deficiencies in the policies, processes and procedures for managing operational risk. In addition, the development of indicators should be analyzed to detect deficiencies and undertake corrective actions.

•	Control and mitigation: financial institutions must have an appropriate control system to ensure compliance with internal policies, and they should re-examine control and operational risk reduction strategies with at least an annual frequency in order to make the necessary adjustments.

Financial institutions must have contingency plans and business continuity programs that are in accordance with the size and complexity of their operations, to ensure the continuity of their operating capacity and loss reduction in the event of a business interruption. The Central Bank by Communication “A” 5282 established that the additional capital requirement for operational risk (which is added to the credit risk and market risk requirements) is equivalent to 15% of the average of positive gross income for the last three years. This calculation will be made on a monthly basis by taking three periods of 12 consecutive months in which gross income was positive, considering the last 36 months preceding the month in which the calculation is made.

Gross income is defined as the sum of:

(i)	financial and service income less financial and service charges; and

(ii)	other profits less other losses.

The following items, however, must be excluded, as applicable, from the accounting entries mentioned in (i) and (ii) above:

•	charges originated in the constitution of allowances, the cancellation of allowances from previous financial years and credits recovered in the financial year which were punished in previous years;

•	the result from participations in financial institutions and in companies, to the extent that these may be items deductible from the computable equity liability;

•	extraordinary or irregular items—namely those originated in atypical and exceptional results occurred during the period, of infrequent occurrence in the past and not expected for the future—including income from the collection or insurance (loss recoveries); and

•	results from the sale of items included in Section 2 of the regulations on “valuation of instruments of non-financial public sector debts and of monetary regulation issued by the Central Bank”.

According to the Central Bank regulations on minimum capital requirements, the financial institutions must comply with such regulations on an individual and consolidated basis. Any defects of application derived from the requirement of additional capital will not make the financial institution fall into noncompliance with the Minimum Capital Regulations, even if they will not be allowed to distribute cash dividends and pay fees, ownership interest or bonuses originated in the bank’s distribution of results. By Communication “A” 5827, the Central Bank established that financial institutions must maintain the following as of that date:

Capital conservation margin

The capital conservation margin is equivalent to 2.5% of the amount of risk-weighted assets (“APR”). This is in addition to the minimum capital requirement. Furthermore, financial institutions that the Central Bank classifies as D-SIBs or G-SIFIs must increase their capital conservation margin by 1% of the APR, resulting in a capital conservation margin requirement of 3.5%. The capital conservation margin must be composed exclusively of regular level 1 capital (COn1), net of any deductible items (CDCOn1).

Contra cyclical margin

Whenever credit growth is excessive in the Central Bank’s opinion which is causing an increase in systemic risk, the Central Bank may impose the obligation on financial institutions to establish a contra cyclical margin between 0% and 2.5% of their APR, subject to a 12-month prior notice. The Central Bank may also eliminate or reduce this obligation whenever, in its opinion, such systemic risk has disappeared or decreased. Banks must comply on an individual and consolidated basis with the ratios for minimum capital.

If a financial institution does not comply with all these minimum capital requirements, it must submit a regulatory and restructuring plan to the Central Bank, which may impose various penalties, including:

•	temporary limitation on the amount of deposits a bank may accept;

•	institutional restrictions as per expansion capacity and dividends distribution in cash;

•	revocation of the license of a bank to conduct foreign exchange transactions; and

•	in some extreme cases, revocation of the license of a bank to operate.

The following table presents, at December 31, 2016, both the calculation of our ratio of capital to risk-weighted assets computed under the Basel Accord and our capital under the minimum capital rules of the Central Bank. See Note 24.12 to the consolidated financial statements for further information.

As at December 31, 2016
(in millions of pesos, except %)
Basel Accord:
Total capital	16,760.4
Risk-weighted assets	153,033.3
Ratio of total capital to risk-weighted assets(1)	11.0%
Required capital	12,242.7
Excess capital	4,517.7
Central Bank’s Rules(2):
Total capital	17,129.7
Risk-weighted assets	126,138.1
Ratio of total capital to risk-weighted assets(3)	13.6%
Required capital(4)	10,321.9
Excess capital	6,807.8

(1)	Under the risk-based capital requirements of the Basel Accord, the Bank would be required to maintain a minimum ratio of total capital to risk-weighted assets of 8%.
(2)	Calculated on a consolidated basis in accordance with Central Bank requirements.
(3)	Under the risk-based capital requirements of the Central Bank, we are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%.
(4)	The Bank must maintain a surplus of minimum paid-in capital amounting to at least Ps.255.5 million, equivalent to 0.25% of the amount of values under custody for securities representing investments from pension funds, as well as in connection with its function as register of mortgage-backed bonds, invested in national public securities and other destinations authorized by the Central Bank and guaranteed in favor of the given entity.

Liquidity Coverage Ratio

By Communication “A” 5693, the Central Bank ordered the application of the Liquidity Coverage Ratio, or “LCR”, which took effect as of January 30, 2015. This Communication sets forth that financial institutions must have an adequate stock of high-quality liquid assets free of any restrictions which can be immediately converted into cash in order to cover their liquidity needs during a period of 30 days in case of a stress scenario. Also, financial institutions must carry out their own stress tests to determine the liquidity level that they should maintain in other scenarios, considering a period greater than 30 calendar days. The LCR must be equal to or greater than 1 (the stock of high-quality liquid assets must not be lower than the total net cash outlays) in the absence of a financial stress scenario. The LCR may fall below 1 in other scenarios.

The Central Bank describes how to categorize a stress scenario, taking into account the following: the partial loss of retail deposits; the partial loss of wholesale non-guaranteed funding capacity; the partial loss of guaranteed funding; additional fund outlays due to situations contractually provided for as a consequence of a significant decline in the financial institution’s credit quality; market volatility increases that have an effect on the quality of guarantees or on the potential future exposure of positions in derivatives; the unforeseen use of credit and liquidity facilities compromised and available but not used that the financial institution may have granted to its clients; and/or the need that the financial institution may experience to repurchase debt or to comply with non-contractual obligations so as to mitigate its reputational risk.

In implementing the above, financial institutions must consider the following schedule:

Period	LCR
From January 30, 2015 to December 2015	0.60
From January 2016 to December 2016	0.70
From January 2017 to December 2017	0.80
From January 2018 to December 2018	0.90
From January 2019 onwards	1.00

The LCR calculation must be made on a permanent and monthly basis. In order to calculate the LCR, the related assets include, among others, cash in hand, in transit, in armored transportation companies and ATMs; deposits with the Central Bank; certain national public bonds in pesos or in foreign currency; securities issued or guaranteed by the Banco de Pagos Internacionales, the International Monetary Fund, the European Central Bank, the European Union or Multilateral Development Banks that comply with certain conditions and debt securities issued by other sovereign entities (or their central banks).

Rule on Valuation of Public Sector Debt Instruments and Central Bank’s Monetary Regulation Instruments

The holdings of government securities and instruments issued by the Central Bank may be valued: (i) at fair value or (ii) at cost value increased according to their internal rate of return.

•	Fair value: includes government securities and monetary regulation instruments contemplated in the monthly list of volatilities or present value published by the Central Bank, as well as debt instruments of trusts whose underlying assets are constituted by these assets.

They will be recorded at their market value or present value.

They will be used for trading unless the entities expressly choose to value at cost value increased according to their internal rate of return.

•

Cost value increased according to their internal rate of return: comprising (i) “Bono Argentino de Ahorro para el Desarrollo Económico (BAADE)” issued in accordance with article 1 of Law No. 26,860, Resolutions No. 338/13 and 57/2013, as amended, of the Secretaría de Hacienda y Secretaría de Finanzas and the “Pagaré de Ahorro para el Desarrollo Económico”, acquired by primary subscription. In case the entity resolves to register these instruments (whether totally or partially) at fair value, such option will be considered final and conclusive; (ii) federal governmental loans issued by the government under Decree No. 1387/01 and notes with similar conditions to the issuance of government securities; (iii) debt instruments (which have not been acquired in the secondary market) signed by the entities as of January 1, 2009 through an exchange, or payment in exchange for other debt instruments expressly admitted, unless at February 28, 2011 and subsequently the entity decides to value them at market value; (iv) monetary regulation instruments of the Central Bank which are not covered in the list of volatilities published by that institution; (v) securities which are not covered in the list of volatilities published by the Central bank, not included in point (iii) above;

(vi) public sector financing existing at March 31, 2003 (except securities and guarantees loans); (vii) other public sector financing after March 31, 2003; (viii) debt instruments of trusts whose underlying assets are constituted by one of the instruments listed in the preceding points; and (ix) securities that can be valued at fair value and the entity decides to value at cost increased according to their internal rate of return.

These items are recorded at their acquisition value increased monthly by the internal rate of return.

CAMEL Quality Rating System

Under Law No. 24,144, the Central Bank established the “CAMEL” quality rating system which is based on weighting consistent and comparable criteria, creditworthiness, compliance with the Financial Institutions Law, its administrative order and the general operating solvency of the entity. Each letter of the CAMEL system corresponds to the following areas of the operations of each bank that is being rated: “C” represents capital, “A” represents assets, “M” represents management, “E” represents earnings and “L” represents liquidity. Each factor is evaluated and rated on a scale from 1 to 5, 1 being the highest rating an institution can receive. By combining the individual factors that are under evaluation, a combined index can be obtained which represents the final rating for the entity. The rating a bank receives from the CAMEL system is used by the Central Bank in making decisions such as determining the levels of minimum capital or the amount of contributions a bank is required to contribute to the insurance guarantee system.

BASIC System

The Central Bank also uses a control system known as “BASIC” which requires that all financial institutions comply with a set of procedures in their transactions. The system allows public access to a higher level of information and security. Each letter in the name of the BASIC system identifies one of the following procedures:

B (“Bonds”). By decision of the Central Bank’s board, banks are expected to issue bonds and other securities or obtain placements from international top-rated banks for an equivalent of 2% of their deposits in pesos and foreign currency. The placement of such bonds would make it possible for depositors to know the perception of the market on the equity situation of each financial institution. The requirement was abrogated by Communication “A” 3498 of the Central Bank, dated March 1, 2002.

A (“Audit”). The Central Bank requires a number of auditing procedures which include:

•	the creation of a registry of auditors;

•	the implementation of strict accounting procedures to be observed by auditors;

•	the payment of a guarantee of compliance by such auditors so as to induce them to fully comply with the procedures; and

•	the creation of a Central Bank division in charge of verifying the observance of the established regulations by the external auditors.

The purpose of this requirement is to ensure accurate representations by the financial institutions to both the Superintendence and to the public. It involves verifying the figures presented by the entity as well as an in-depth investigation into whether such figures appropriately reflect the activities of the bank in question.

S (“Supervision”). The supervision by the monetary authorities is not replaced but is naturally complemented and reinforced by the information from market sources and continues to be a basic element for controlling the financial sector. In Argentina, as in most of the world, what is in use is a combination of remote analysis and inspections in the bank itself. The Argentine supervision system specifically applies an internationally recommended classification system, known as the above-mentioned CAMEL system. In summary, this requirement implies that the Central Bank reserves the right to regularly inspect all financial institutions.

I (“Information”). This is a fundamental element in banking supervision and also as regards the control exercised by the market. It is clear that no effective supervision is possible without relevant, reliable and timely information. No discipline can be imposed by the market on the banks and no control will be effective on the supervision if there is no access to such information. This is why the Central Bank requires that the financial institutions disclose certain statistical information on a daily, weekly, monthly and quarterly basis.

C (“Calificación” (Spanish for Rating)). The rating agencies play a significant role in banking supervision. The ratings serve to bring attention to the available guarantees and inform the less-specialized investors about the risk involved in the different securities. The investor’s information universe is thus expanded and this increases the efficiency of the information process. It would be economically inefficient for the smaller investors to conduct their own collection and analysis of information for each alternative present in the marketplace. This is the reason that justifies the existence of the rating agencies which appear in the marketplace to fulfill such role. The Central Bank established a system that requires that a credit evaluation be regularly performed by internationally recognized rating agencies.

Foreign Currency Position

General Exchange Position

The Central Bank defined the general foreign-exchange position as the sum of the following items:

•	gold and foreign currency resources available in the country;

•	gold and foreign currency resources available abroad;

•	foreign public and corporate securities;

•	cash or future foreign-exchange purchases pending settlement;

•	cash or future foreign public and private security purchases pending settlement;

•	cash or future foreign-exchange sales pending settlement;

•	cash or future foreign public and private security sales pending settlement; and

•	foreign-exchange holdings in the form of deposits and investments at any term in banks from abroad and all kinds of liquid investments abroad.

The general foreign exchange position does not include foreign assets of third parties under custody, balances with correspondents of third parties pending settlement, purchases and sales of foreign currencies or securities at a term and direct investments abroad.

Through Communication “A” 6732 dated May 4, 2017, the Central Bank provided that financial entities may freely determine the level and use of their general foreign exchange position. Thus, financial entities are enabled to manage their foreign currency positions, both in terms of the composition of their assets, and the possibility of entering and withdrawing their holdings of the country, with its consequent impact on reserves.

The aforementioned Communication also provided that financial entities may also conduct arbitration and foreign exchange transactions, to the extent that the counterparty is a branch or agency abroad of local official banks, a foreign financial entity owned totally or majorly by foreign countries, a foreign financial entity incorporated in countries or territories where the International Financial Action Task Force Recommendations are not applied or are not sufficiently implemented, or a foreign company dedicated to the purchase of currency from different countries and / or precious metals in coins or good delivery bars and whose head office is located in a member country of the Basel Committee for Banking Supervision.

Global Net Position

The global net position of a financial institution may not exceed the following limits:

•	Negative global net position of foreign currency (liabilities exceeding assets), may not exceed 30% of the RPC of the last immediately preceding month.

•	Positive global net position of foreign currency (assets exceeding liabilities), is the lesser of the following:

•	30% of the RPC, or

•	Own liquid resources of the last immediately preceding month, whichever is lower.

Own liquid resources means the excess of RPC with respect to fixed assets and other concepts computed according to the rules on fixed assets and other items described in “Fixed Assets and Other Items” immediately below.

The global net position in foreign currency will include all assets and liabilities from financial intermediation in foreign currency and securities in foreign currency (deriving from cash and term transactions) including those contracts for derivatives linked to these concepts, those items which must be included in the general foreign exchange position, all deposits in such currency in accounts opened with the Central Bank, as well as the gold position, any Central Bank bills in U.S. dollars as well as foreign currency subordinated debt and foreign currency debt securities. Term transactions made within a framework agreement in the area of self-regulatory markets of the country based on liquidation by difference will be also computed, without delivery of the negotiated underlying asset. Furthermore, the pass-through certificates or debt securities issued by financial trusts as well as the credit rights regarding ordinary trusts, in the pertinent proportion, when their underlying asset is constituted by assets in foreign currency, will also be considered.

Any excess above the limits will be subject to a charge equivalent to 1.5 times the nominal annual overdue interest rate arising from tenders for Central Bank bills (LEBAC) denominated in pesos.

In addition to the above-mentioned charge, sanctions set forth in Section 41 of the Financial Institutions Law shall apply (including: caution; warning; fine; temporary or permanent disqualification to dispose of a banking current account; temporary or permanent disqualification to act as promoters, founders, directors, administrators, members of surveillance committees, comptrollers, liquidators, managers, auditors, partner or shareholders; and license revocation).

Fixed Assets and Other Items

The Central Bank requires that the fixed assets and other items maintained by financial institutions must not exceed 100% of the entity’s RPC. The Central Bank has resolved to increase by 50 percentage points the specified limit to the extent that the immobilization of the assets is originated in the holding of national public securities and/or monetary regulation instruments of the Central Bank appropriated as guaranteed by financial institutions in favor of such entity according to the regulations in force for operations implemented by the ALADI (Asociación Latinoamericana de Integración) reciprocal payments and credits agreement.

Such fixed assets and other items include the following:

•	Shares of local companies;

•	Various credits (including the net balance favorable to the given entity corresponding to the tax on minimum presumed income or “TOMPI”);

•	Property for own use;

•	Various other property items;

•	Debt securities or financial trust participation certificates whose underlying assets are the above-mentioned loans, computed in their respective proportion; and

•	Financing transactions for related clients.

Excluded from the above items are those assets deductible for calculating the entity’s RPC and assets used as a guarantee for certain operations mainly related to derivatives, as well as the financing transactions with certain related companies, provided the participation in the company exceeds 50% of the corporate capital and 50% of the votes.

The calculation of such assets must be done according to the balances at the close of each month, net of depreciations, accumulated amortizations and bad debt risk allowances (except the allowance on the portfolio in a normal situation and grants covered by preferred guarantees “A”, which have been computed to determine the complementary net equity of the rules on minimum capital). It is also possible to deduct certain liabilities related to the assets being calculated. In the case of financing transactions with related clients, the calculation is based on the balance at the close of each month or the largest assistance provided to each client during the period in question.

Any excess in this relationship generates an equivalent increase of the minimum capital requirements. Furthermore, any entity incurring noncompliance violations in three consecutive or four non-consecutive months within a period of twelve consecutive months must submit a regularization program.

Lending and Investment Limits

Private sector

Central Bank rules limit the amount of credit, including guarantees, that a financial institution may extend to, and the amount of equity that it may invest in, any entity at any time. These limits are based on the bank’s RPC on the last day of the immediately preceding month.

According to Central Bank rules, a financial institution may not extend credit to a single non-related client and its affiliates, or invest in that client’s equity, in an amount in excess of 15% of the bank’s RPC. However, it may extend additional credit to that client up to 25% of the bank’s RPC if that additional credit is secured with certain senior preferred liquid assets, including public or private debt securities. Total loans or other extensions of credit that a financial institution may grant to any particular borrower and its affiliates are also limited based on the borrower’s net worth. Total loans or other extensions of credit to any particular borrower and its affiliates may not exceed, in general, 100% of such borrower’s net worth, but such limit may be increased to 200% of the borrower’s net worth if such amount does not exceed 2.5% of the bank’s RPC or 300% in the case of reciprocal guarantee companies and public guarantee funds registered (in both cases) with the pertinent registry authorized at the Central Bank, and provided it does not exceed 5% of relevant entity’s RPC.

The Central Bank requires that extensions of credit in any form in excess of 2.5% of a bank’s RPC must be approved by the relevant branch manager, regional manager, relevant first line administrative officer of the credit area, general manager and credit committee, if any, of the bank, as well as by its board of directors, administration council or similar corporate body.

In addition, an equity investment of a financial institution in another company that does not provide services that are complementary to the services provided by a financial institution may not exceed 12.5% of the stockholders’ equity of such company.

Related Persons

The Central Bank limits the amount a bank can lend to, and the amount of equity it may invest in, a “Related Person”. A Related Person is defined to include:

•	any individual or entity controlling a bank, controlled by a bank or affiliated with a bank, as defined by the Central Bank;

•	any entity that both controls the bank and has common directors to the extent such directors, voting together, will constitute a simple majority of the boards of directors of the bank and such entity; or

•	in certain exceptional cases, any individual or entity that the Central Bank has determined to be in a position to adversely affect the financial condition of the bank.

”Control” is defined as:

•	holding or controlling, directly or indirectly, 25% of the voting stock of the controlled entity;

•	having held 50% or more of the voting stock of the controlled entity at the time of the last election of such entity’s board of directors;

•	any type of equity holding that creates the ability to vote or direct the vote so as to prevail on any issue considered at the controlled entity’s general shareholders’ meeting or meeting of the board of directors; or

•	when a person is determined by the board of directors of the Central Bank to be exercising any influence, directly or indirectly, on the management or policies of the bank.

The Central Bank requires that the total amount of financing that a financial institution may provide to a related company or person may not exceed the following percentages of the computable equity of that related company or person as of the last day of the immediately prior month:

•	By controlling relationship

•	Local financial sector

			Additional
Lending entity	Borrowing entity	General	Tranche I	Tranche II	Tranche III
CAMEL 1 to 3	CAMEL 1(*)	100%	25% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	25% in the event of financing transactions with guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	—
	CAMEL 2(*)	20%	25% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	25% if the financing transactions involve guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	55% for financing transactions for an agreed initial term of up to 180 days.
	CAMEL 3(*)	10%	20% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	20% if the financing transactions involve guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	—
	Does not meet any of the above conditions	10%	—	—	—

CAMEL 4 or 5		0%	—	—	—

(*)	Subject to consolidation with the lender.

•	Foreign financial sector

Lending entity	Borrowing entity	Maximum limits
CAMEL 1 to 3	To each foreign related bank: • With “Investment Grade” classification • Without “Investment Grade” classification: Financing without computable warranty Financing with/without computable warranty	10 5 10	% % %

CAMEL 4 or 5

To each foreign related bank subject to consolidation and parent company:

•    With “Investment Grade” classification

•    Without “Investment Grade” classification:

Financing without computable warranty

Financing with/without computable warranty

		10 5 10	% % %
	To each foreign related bank not subject to consolidation: • With “Investment Grade” classification • Without “Investment Grade” classification	10 5	% %
	To each foreign related bank that does not meet any of the above conditions	0%

•	Local complementary services companies

			Additional
Lending entity	Borrowing entity	General	Tranche I	Tranche II	Tranche III
CAMEL 1	Stock exchange agent or other broker, leasing, factoring or temporary acquisition of participation in companies to sell the holdings afterwards(**)	100%	—	—	—
	Debit/credit card issuers(**)	100%	25% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	25% in the event of financing transactions with guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	—
	Does not meet any of the above conditions	10%	—	—	—

CAMEL 2	Stock exchange agent or other broker, leasing, factoring or temporary acquisition of participation in companies to sell the holdings afterwards(**)	10%	—	—	90%
	Debit/credit card issuers(**)	20%	25% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	25% if the financing transactions involve guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	55% for financing transactions for an agreed initial term of up to 180 days.
	Does not meet any of the above conditions	10%	—	—	—

CAMEL 3	Debit/credit card issuers(**)	10%	20% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	20% if the financing transactions involve guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	—
	Does not meet any of the above conditions	10%	—	—	—

CAMEL 4 or 5	Complementary services companies(**)	10%	—	—	—
	Not meet any of the above conditions	0%	—	—	—

(**)	Subject to consolidation with the lender.

•	Foreign complementary services companies

			Additional
Lending entity	Borrowing entity	General	Tranche I	Tranche II	Tranche III
CAMEL 1	Stock exchange agent or other broker, leasing, factoring or temporary acquisition of participation in companies to sell the holdings afterwards(**)	100%	—	—	—
	Debit/credit card issuers(**)	100%	25% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	25% in the event of financing transactions with guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	—
	Not meet any of the above conditions	10%	—	—	—

CAMEL 2	Stock exchange agent or other broker, leasing, factoring or temporary acquisition of participation in companies to sell the holdings afterwards(**)	10%	—	—	90%
	Debit/credit card issuers(**)	20%	25% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	25% if the financing transactions involve guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	55% for financing transactions for an agreed initial term of up to 180 days.
	Not meet any of the above conditions	10%	—	—	—

CAMEL 3	Debit/credit card issuers(**)	10%	20% earmarked by the financial institution acquiring assistance to finance transactions that comply with certain conditions.	20% if the financing transactions involve guarantee or assignment of credit portfolio where assignor is responsible provided the requirements of Tranche I are met.	—
	Not meet any of the above conditions	10%	—	—	—

CAMEL 4 or 5	Complementary services companies(**)	10%	—	—	—
	Not meet any of the above conditions	0%	—	—	—

(***)	Admitted activity under Section 3 of the rules on “Complementary services of the financial activity and permitted activities”.

•	By personal relationship

Lending entity	Borrowing entity	Maximum limits
CAMEL 1 to 3	To each related borrower		5%
CAMEL 4 or 5	• To each related person to use exclusively for personal or family purposes • To each related borrower that does not meet any of the above conditions	Ps.	50.000 0%

The total financing granted to all related clients (subject to maximum individual limits exceeding 10%) may not exceed 20% of the RPC of the entity.

Failure to properly observe these requirements can result in an increase of the minimum capital requirements for credit risk in an amount equal to 100% of the daily excess amounts over the requirements beginning on the month when the excess amounts are not corrected and continuing while the excess amounts remain. In the case of information registered out of term, this increase will be applied beginning on the month when the information is registered and for as long as the default exists. Moreover, once the default has been corrected, the increase will be applied for a number of months equal to the period during which the Central Bank was not informed. For repeated defaults the increase can reach up to 130% of the excess amount.

At December 31, 2016, the aggregate of computable loans, other extensions of credit and equity investments by BBVA Francés on a consolidated basis to related persons totaled Ps.524.6 million, or 3.08% of BBVA Francés’ RPC.

Non-financial Public Sector

The non-financial public sector includes, inter alia:

•	the federal government;

•	provincial governments;

•	the city of Buenos Aires;

•	municipal governments;

•	central administration, ministries, departments and their decentralized and autonomous entities and other official bodies; and

•	trusts and trust funds whose final beneficiary or trustee, as determined by the respective contracts or applicable regulations, belongs to the non-financial public sector, including other trusts or trust funds where such sector is the final destination of the financed works.

In certain circumstances the Central Bank may apply to state-owned companies governed by Law No. 20,705 the provisions applicable to non-financial private sector corporations, provided such state-owned companies:

•	do not require resources from the state budget whether national, municipal, provincial or belonging to the Autonomous City of Buenos Aires for such items as transfers, capital contributions (excepting those corresponding to their incorporation) or reimbursable financial assistance to be used for covering expenses and/or investments made in the course of their normal and customary businesses, except those which may have been contemplated in the 2001 and 2002 budgets;

•	maintain technical and professional independence of their management for implementing corporate policies;

•	trade their goods and/or services at market prices;

•	possess fixed assets the use of which in the activity is not subject to any condition from their shareholders; and

•	do not distribute dividends among their shareholders.

Compliance with all the above conditions must have been verified continuously during at least the ten years immediately preceding the date of the granting of financial assistance.

The Central Bank may also apply the provisions applicable to non-financial private sector corporations to state-owned companies that are not governed by Law No. 20,705, provided that such state-owned companies not governed by Law No. 20,705 comply with the following requirements:

•	their creation must have been ordered by a national law or decree by the federal executive;

•	they must create a limited liability company according to the rules of Chapter II, Sections V and VI of the Business Companies Law No. 19,550;

•	the public state must hold a majority interest, direct or indirect;

•	they must be the purpose of developing of activities for oil reserves, its transportation, distribution, commercialization and industrialization or the generation and/or sale of electric energy; and

•	they must be subject to internal and external control by the national public sector in terms of the Financial Administration Law and the National Public Sector’s Control System Law No. 24,156.

Consequently, those corporations receiving the treatment set forth in this resolution are exempted from the application of the provisions regarding financial assistance to the owners of entities in the non-financial public sector. All financing granted to the above entities may not exceed the following limits with respect to the entity’s RPC as at the last day of the preceding month:

•	for transactions in the national public sector: 50%, which includes loans granted to governments from other jurisdictions guaranteed by their participation in the federal tax collection system;

•	for all transactions granted to each provincial jurisdiction and the City of Buenos Aires (excluding those comprised in the previous paragraph which must be guaranteed by the collection of local taxes or by pledge or implemented under leasing agreements): 10%. This limit includes financing operations granted to municipal governments in the respective jurisdiction and guaranteed by their participation in the collection of provincial taxes;

•	for all transactions with each municipal jurisdiction, which must be guaranteed by the collection of local taxes or by pledge, or implemented under leasing agreements: 3%.

•	the limits mentioned above may be increased by 15 percentage points, provided that the increases are applied to a specific purpose; and

•	for all transactions referred to in the first three points above: 75%.

The Central Bank determined that any excesses above the limits mentioned above, exclusively originated in the application of the new limits and conditions for computing financing transactions, will not be considered as non-compliant, provided that such excesses result:

•	From transactions existing prior to March 31, 2003, including bonds issued pursuant to the terms of Decree No. 1735/04 which may be received within the framework of the Argentine debt restructuring;

•	From increases or by the receipt of:

•	compensation bonds or promissory notes as per Articles 28 and 29 of Decree No. 905/02, or of those eventually received by application of other specific provisions after that date, and deriving from Law No. 25,561 of Public Emergency and Foreign Exchange Reform;

•	bonds received within the framework of the Mortgage Refinancing System established by Law No. 25,798;

•	From new transactions if excesses are registered in accordance with the first and second points above, provided that they originate exclusively in the granting of financing to the non-financial public sector with funds originated in amortization services of the aforementioned debt. These transactions include the amounts that apply to the primary subscription of government securities with an anticipation of up to 180 days to their due date.

However, no financing will be granted in those cases where the ratio of transactions comprised with respect to the Bank’s RPC determined as of March 31, 2003 is exceeded owing to reductions in this last parameter and until such relationship is reestablished.

In addition a margin has been admitted for those entities exceeding the observance of the limits (due to the above-mentioned preexisting operations) to carry out the purchase and sale of, or financial transactions with, national public securities responsible for applying minimum capital requirements for market risk, that is to say, with such volatility as informed by the Central Bank, provided it does not exceed the equivalent to 25% of the RPC. Such limit will be constituted with the allocation, as from the date referred to above, of any of the following: (i) the realization of non-financial public sector assets in the portfolio which are computable for determining such limits; (ii) the market value of national public securities whose volatility is published by the Central Bank; and (iii) funds received for amortization services.

•	From participations greater than 50% by the government as trustee in financial trusts to finance the construction area as provided for in subsection i), paragraph 3.2.4 of the “Financing to Non-Financial Public Sector” rules;

•	From trust funding or public trust funds; and

•	From temporary advances. These are excesses originated solely and exclusively from certain temporary advances incurred by financial institutions until July 31, 2016. These institutions had to normalize their situation before January 31, 2017.

Apart from the above-mentioned limits, the guarantee provided by the collection of taxes (either federal or local) and/or by the collection of royalties by provincial or municipal jurisdictions may not exceed 40% of the total of such income at the time of evaluating the granting of new financing, and considering the new financing about to be granted. This requirement does not apply to transactions guaranteed by pledge or leasing agreements.

The amount of non-exempted credit to and equity stakes in a single client, whether related or not, of a given bank which individually exceeds 10% of that bank’s RPC may not exceed, in the aggregate, three or five times the bank’s RPC, excluding loans in domestic financial institutions and including equity stakes in domestic financial institutions. This last limitation does not take into account guaranteed loans received in exchange for national public debt securities implemented through guaranteed loans.

Loan Loss Allowance

The Central Bank has established specific loan loss allowance requirements for loans to borrowers classified as “Substandard”, “Medium Risk”, “High Risk of Insolvency”, “High Risk”, “Irrecoverable” and “Irrecoverable for Technical Decision”. In addition, the Central Bank established a mandatory general allowance requirement for all performing loans.

BBVA Francés classifies its borrowers in accordance with the regulations of the Central Bank, its primary bank regulator, and not in the manner established by the SEC. As a result, BBVA Francés does not keep records classifying loans as “non-accrual”, “past due”, “restructured” and “potential problem loans”, as those terms are defined by the SEC.

Classification System According to Central Bank Regulations

Debtor classification

The Central Bank establishes guidelines for classifying debtors depending on their credit quality and compliance with their commitments, according to the evaluation performed for that purpose by the financial institution. The guidelines vary depending on whether commercial loans are involved, or consumer and housing loans. Consumer or housing loans include housing loans, consumer loans, credit-card financings, loans of up to Ps.5,000,000 to micro-credit institutions and commercial loans of up to Ps.5,000,000 with or without guarantees. All other loans are considered commercial loans. Consumer or housing loans in excess of Ps.5,000,000, are classified as commercial loans. In the case of consumer or housing loans, current account overdrafts are considered to be performing until 61 days have elapsed from the date granted. If a customer has both kinds of loans (commercial and consumer or housing loans), the consumer or housing loans will be added to the commercial portfolio to determine under which portfolio they should be classified based on the amount indicated. In these cases, the loans secured by preferred guarantees shall be considered to be at 50% of its face value. Commercial loans of up to 5,000,000(1) may be considered, for classification purposes, as consumer loans at the bank’s discretion, and treated as such. The Bank has used that option.

Debtors and all their loans are included in one of six categories or situations of decreasing credit quality set forth below:

Commercial loans	Consumer or housing	Arears
1. Normal(1)		up to 31 days
2. Special tracking(2)	2. Low risk	up to 90 days
3. Substandard	3. Medium risk	up to 180 days
4. High insolvency risk(3)	4. High risk	up to 1 year
5. Irrecoverable(4)		more than 1 year
6. Irrecoverable for technical decision(5)

(1)	In the case of consumer or housing loans, current account overdrafts are considered to be performing until 61 days have elapsed from the date granted.
(2)	Commercial loans in category 2 are divided into loans:
a)	under observation, which include debtors up to 90 days in arrears in situations that, if not controlled or corrected in a timely manner, could compromise their repayment capacity, and
b)	under negotiation or with refinancing agreements, which include debtors that although unable to pay their obligations under the agreed conditions, have declared their intention of refinancing their debts no later than 60 days after becoming past due. The borrower must enter into an agreement with the lender within 90 days (if up to two lenders are involved) or 180 days (if more than two lenders are involved) after the date on which the obligations become overdue. If no agreement has been reached within the established deadline, the borrower must be reclassified to the next category below according to the indicators established for each level.
(3)	This category includes debtors that have filed for creditor protection or an out-of-court preventive measure, or for which payment has been demanded in court. In the case of the consumer portfolio, debtors that have filed for creditor protection or are covered by out-of-court measures can record arrears of up to 540 days.
(4)	This category includes mainly insolvent debtors facing bankruptcy or liquidation processes.
(5)	This category includes debtors with arrears in excess of 180 days that are customers of banks that have been liquidated or have had their license revoked by the Central Bank, residual entities of privatized banks, or trusts in which SEDESA is a beneficiary.

The basic criterion for the evaluation and classification of clients is their repayment capacity of the debt or commitments guaranteed by a financial institution. For the commercial portfolio, evaluation is made on the basis of repayment capacity and debtor cash flows. Indicators used include liquidity, financing structure, compliance with payment of obligations, quality of management and administration, IT systems, prospects for the client’s business sector, its position within the sector, its legal standing and the existence of refinancing or debt discounts. For the consumer and housing loans portfolio, evaluation is based on debt payment compliance and the legal status of the debtor. The evaluation criteria is exclusively objective—the degree of compliance with the obligations, the legal situation of the debtor and the existence of refinancing or debt discounts. An evaluation of the payment capacity based on the borrower’s income is not mandatory as long as other specific evaluation methods are used or the borrowers’ loans are for minimal amounts as determined by the Central Bank.

When loans are fully collateralized by preferred class A collateral, evaluation of the repayment capacity is not required.

Minimum classification frequency. Debtors and loans must be valuated and classified with a minimum frequency depending on the type of clients, as described below.

•	Consumer portfolio clients: monthly

•	Commercial portfolio clients: annually. However classification should be performed:

•	During the course of each quarter for clients whose debts are equivalent to 5% or more of the financial institution’s RPC;

•	During the course of each half-year in the case of clients whose debt at some moment has totaled between 1% of the financial institution’s RPC or the equivalent to Ps.12,500,000 whichever is lower, and less than 5% of the financial institution’s RPC. 40% of the reference amount established in point 3.7. of the Central Bank’s “Classification of Debtors” rules.

•	In addition, the bank should review a debtor’s situation when any of the following circumstances occur:

•	when a debtor has debts equivalent to at least 10% of the total notified to the credit information debtor base in another financial institution, and that institution lowers the client’s rating on the mentioned database;

•	when there are changes to any of the objective classification criteria (arrears or legal situation);

•	when a credit rating agency lowers the rating of securities issued by the client by more than one level;

•	when there is more than a one-level discrepancy between the classification assigned by the financial institution and at least two other institutions, and certain requirements have been met; or

•	when notified by the Superintendence of a final determination of the adjustment of provisions, as a result of an inspection.

Re-appraisal must be immediate in the case of clients with debts totaling 1% or more of the financial institution’s RPC or the equivalent to Ps12,500,000, whichever is lower. Ps12,500,000 is the reference amount established in point 3.7. of the Central Bank’s “Classification of Debtors” rules.

Mandatory reclassification of clients. One-level discrepancy is allowed in relation to the information submitted by financial institutions to the credit information data base. If there is a greater discrepancy between the rating of the bank and the lower classification awarded by at least two other banks, and total loans from such banks account for 40% or more of the total informed, the bank will be required to reclassify the debtor to at least the level immediately above that registering the highest level of indebtedness with the comparison institutions.

Criterion for an improving situation. When a debtor is categorized as “normal”, up to two refinancings are allowed for the last twelve months with arrears of less than 31 days since the date of the last refinancing. For all other scenarios, the basic criterion is that the greatest penalty must be applied to the borrower who delays the refinancing, so that:

•	Once the refinancing agreement has been signed, the previous framework applies, unless the borrower partially amortizes his debt in advance.

•	The borrower must accumulate a greater number of down payments (as shown in table (i) below) or increase his percentage of cancellation (as shown in table (ii) below) in order to improve his situation. The Central Bank regulations provide that those clients whose debts have been refinanced via obligations subject to regular payments (monthly or bi-monthly) may be reclassified at the immediately upper level if they have complied punctually (or with delays not exceeding 31 days) with the payment of the established installments (in the case of single, regular above bi-monthly or irregular payments) or who have cancelled at least a certain specified percentage of their refinanced principal obligations, plus the number of installments or the accumulated percentage which may be applicable, respectively, if the refinancing was granted to a debtor included in lower levels.

Table (i)—Enhanced situation by the payment of quotas. Consumer portfolio (*)

	Quantity of payments
	From irrecoverable	From high risk	From medium risk	From low risk
Change of category:
Change to high risk	3	—	—	—
Change to medium risk	6	3	—	—
Change to low risk	8	5	2	—
Change to normal	9	6	3	1

(*)	The refinancing requires a punctual payment or with delays of not more than 31 days according to the German or French Amortization System. Regularity may be monthly or bimonthly.

Table (ii)—Enhanced situation by cancellation percentage of capital. Consumer and commercial portfolios (**)

	Percentage of cancellations
	From irrecoverable	From high risk	From medium risk	From low risk
	(in %)
Change to high risk	15	—	—	—
Change to medium risk	25	10	—	—
Change to low risk	30	15	5	—
Change to normal	35	20	10	5

(**)	For amortization systems with periods greater than bimonthly or irregular.

Collections are not applied and rebates may not be counted in order to improve the situation (they belong to the debt preceding the signing of the refinancing agreement), so no quantification was made. Such treatment is consistent with U.S. GAAP. Up-front payments may be computed as per their equivalent in installments or amortization percentage in order to improve the borrower’s situation.

Refinancing. This refers to the criterion for deteriorating situation as a result of non-compliance with refinancing requirements. Arrears are considered to exist in a refinancing scenario if a delay exceeding 31 days from the due date occurs. The criteria to determine the situation of a refinanced client are as follows. The criteria determining the situation of a refinanced client are as follows:

•	Tranches of arrears are allocated in any applicable situation according to the table below:

Minimum delay time (in days)
Situation:
Normal	0
Low risk	32
Medium risk	91
High risk	181
Irrecoverable	More than 1 year

•	Afterwards the refinancing arrears must be taken into account to determine the situation in which the refinanced client must be placed at.

Provisioning

Loan provisioning must be performed on the basis of the classification assigned to the debtor. No provision is required for loans for up to 30 days granted to other financial institutions (if not past due), for loans granted to the public non-financial sector, or unused balances of current account overdraft agreements.

The following minimum provisioning levels are to be applied on total debt:

	With preferred collateral “A”(1)	With preferred collateral “B”(2)	Without preferred collateral
	(in %)
Debtor Category:
1. Normal	1	1	1
2. a) Under observation and low risk	1	3	5
b) Under negotiation or with refinancing agreements	1	6	12
3. Substandard and medium risk	1	12	25
4. High insolvency risk and high risk	1	25	50
5. Irrecoverable	1	50	100
6. Irrecoverable for technical decision	1	100	100

(1)	Consists of titles or documents that the creditor can easily liquidate to settle an unpaid debt without following the normal procedure of bankruptcy. They include foreign currencies, certificates of deposit, government securities and other.
(2)	Includes mortgages and pledges in the first degree for which it must comply with legal enforcement procedures;

Banks are required to establish provisions equal to 100% of any interest accrued on loans to borrowers classified as “Substandard and Medium Risk” or lower. The Bank chooses to interrupt interest accrual accounting as permitted by the regulation.

By Communication “A” 4683, the Central Bank introduced the possibility for debtors of the consumer and consumer-like portfolio to be assigned a percentage above the minimum estimate for a particular category without having to be automatically reclassified to the next category. BBVA Francés has used this possibility.

Procedure for constituting provisions above the minimum ones established by the regulations for a portfolio in a normal situation: The main criterion is based on the provisions of point 7.1. of the “Debtor Classification

Standard” and “Debt Provisions Standard”, although more stringent criteria may be adopted on the basis of the objective guidelines mentioned in the first paragraph of the same point, provided this constitutes a generally applied policy which must be duly detailed in the “Debtor Classification and Provision Procedures Manual”, without this affecting the rating that must be allocated to eligible borrowers as provided hereunder, and provided this is duly grounded on objective criteria based on behavioral studies that give support to the higher provisions (be it for the active portfolio as a whole or by type of financing). In accordance with the regulations in force, we apply provision percentages above the established minimum. The policy in force for the management of provisions by BBVA Francés sets forth two control levels:

Regulatory and technical control: Two basic references when it comes to the management of provisions are, on the one hand, compliance with the regulatory requirements on minimum capital and non-performance provisions; and, on the other hand, the Bank’s capital ratio. BBVA Francés strives at all times to comply with the regulatory requirements on minimum capital and non-performance provisions. Therefore, both values per se determine a lower limit for the management of provisions. Likewise, a second lower limitation is established for the management of provisions: the capital ratio. In this regard, any disablement of provisions may only take place if the capital ratio (defined as the computable equity liability divided by the risk-weighted assets) is 10.5% or higher.

Behavioral control of portfolio indicators: In order to provide for the Bank an appropriate level of provisions, the behavior of the Bank’s main credit portfolio indicators are monitored on a regular basis. At least the following portfolio behavior indicators are analyzed:

•	NLP ratio behavior;

•	Cycle-adjusted expected loss behavior;

•	Expected loss behavior without cycle adjustment; and

•	Coverage performance.

Absolute variations (increases and decreases) for these indicators and their tendencies are analyzed considering the last 12 months prior to the lowest month under analysis. This procedure also requires authorization by the same member officers who are responsible for approving “extraordinary financings”. Those extraordinary financing are for amounts exceeding 2.5% of the Bank’s RPC, which must be discussed and approved by our Risk Management Committee and further validated by our Board of Directors.

Allowance percentages used by BBVA Francés.

These allowances cover expectations of arrears and estimate possible losses per portfolio and per type of financing. Considering the applicable coverage and their regular revision and after a qualitative analysis of the environment, it is decided whether the policy of allowances should be maintained or modified. BBVA Francés has resolved to modify the allowance percentages applied for the commercial, consumer and consumer-like portfolios as detailed below:

Percentages of allowance for clients in a normal situation since April 30, 2012:

	Consumer portfolio	Consumer- like portfolio	Commercial portfolio
	(in %)
Product:
Overdrafts
Negotiated Securities
Pledges
Personal
Credit Accounts
Checks	1.75	1.00	1.00
Credit Cards
Corporate Bonds
Foreign Trade
Loans to Companies
Commercial Loans
Mortgages	1.00	1.00	1.00

Other provisionable products	1.00	1.00	1.00

Percentages of allowance for consumer portfolio clients (other than normal situation):

Situation	Category	Without Preferred Guarantees		With Preferred Guarantees B(1)	With Preferred Guarantees A(2)
		(in percentages)
2	Low Risk	5		3	1
3	Medium Risk	100	(*)	12	1
4	High Risk	100	(*)	25	1
5	Irrecoverable	100		50	1
6	Irrecoverable for Technical Reasons	100		100	1

(*)	In the event of clients classified under the current situations by the mandatory reclassification process, the applicable provision percentage will be 95%.
(1)	Consists of rights in rem over assets or over third parties’ commitments that ensure that the entity will be able to use the funds for the discharge of the obligations assumed by the client, once it complies with the procedures established for the enforcement of the relevant guarantee. This category includes Preferred Guarantees A with outstanding terms exceeding six months.
(2)	Consists of the assignment of rights arising from securities or documentation that ensure that the entity will be able to use the funds for the discharge of the obligations assumed by the client, without the need of previously requiring payment to the debtor, since the collection depends on the existence of solvent third parties or markets where the securities or documents can be directly liquidated, to the extent that the outstanding term of the credit does not exceed six months (except for certain exceptions).

Percentages of allowance for consumer-like portfolio clients (other than normal situation)(*):

Situation	Category	Without Preferred Guarantees		With Preferred Guarantees B	With Preferred Guarantees A
		(in percentages)
2	Low Risk	5		3	1
3	Medium Risk	100	(**)	12	1
4	High Risk	100	(**)	25	1
5	Irrecoverable	100		50	1
6	Irrecoverable for Technical Reasons	100		100	1

(*)	This Policy will be applicable except as authorized by the relevant internal committee.
(**)	In the event of clients classified under the current situations by the mandatory reclassification process, the applicable provision percentage will be 95%.

Percentages of allowance for commercial portfolio clients (other than normal situation):

Situation	Category	Without Preferred Guarantees	With Preferred Guarantees B	With Preferred Guarantees A
		(in percentages)
2.a.	Under Observation	5	3	1
2.b.	Under Negotiation	12	6	1
3	Substandard	25	12	1
4	High Risk of Insolvency	50	25	1
5	Irrecoverable	100	50	1
6	Irrecoverable for Technical Reasons	100	100	1

The Superintendence may require additional provisioning if it determines that the current level is inadequate.

Accrual of interest on client debts classified as “under negotiation or with refinancing agreements” when arrears of more than 90 days in the payment of obligations are recorded, and those in the “substandard” or “medium risk”, “high risk”, and “unrecoverable” categories must be provided for at 100% as from the moment they are classified in any of those categories. The financial institution may opt to interrupt interest accrual.

Client debt classified as “unrecoverable” and fully provided for must be written off as from the seventh month subsequent to that in which such actions were taken. These loans should be booked in memorandum accounts.

Inclusion of debtors in the “unrecoverable based on technical criteria” category results in the obligation to provision loans at 100%, including renewals, stays, forbearance—express or tacit—granted after such classification, once 90 or 180 days have elapsed as from the date on which the first of such financing measures were taken.

Provision for the normal portfolio is of a global nature, while in the case of the other categories the allocation of provisions for each debtor is made on an individual basis.

Priority of Deposits

Law No. 24,485, as amended, sets forth that in case of judicial liquidation or bankruptcy of a financial institution, all depositors, irrespective of the type, amount or currency of their deposits, would be senior to the other remaining creditors (such as the shareholders of the bank), with exceptions made for certain labor creditors (Article 53 paragraphs “a” and “b”) and for those creditors backed by a pledge or mortgage, in the following order of priority: (a) deposits of up to Ps.450,000 per person (including any amount of said person deposited with a financial institution), or their equivalent in foreign currency; (b) any and all deposits higher than Ps.450,000, or their equivalent in foreign currency; and (c) the liabilities originated in commercial lines granted to the bank and that directly affect international commerce.

Furthermore, pursuant to article 53 of the Financial Institutions Law, as amended, Central Bank credits will have absolute priority over the other credits, except for pledged or mortgaged credits, certain labor credits, the depositors’ credits as per art. 49, paragraph e), points i) and ii), credits granted under Article 17, paragraphs (b), (c) and (f) of the Central Bank’s Charter (including discount granted by financial institutions due to temporary lack of liquidity, advances in favor of financial institutions with security interest, assignment of rights, pledge or special assignment of certain assets) and credits granted by the fund Fondo de Liquidez Bancaria backed by pledge or mortgage.

The amendment introduced to art. 35 bis of Financial Institutions Law by Law No. 25,780, sets forth that if a financial institution is in a situation where the Central Bank may revoke its authorization to operate and become subject to dissolution or liquidation by judicial resolution, the Central Bank’s Board may decide by absolute majority to transfer assets and liabilities of the bank in favor of financial trusts or other financial institutions, the Central Bank may totally or partially exclude the liabilities mentioned in article 49, paragraph e) of the Financial Institutions Law, as well as its credits defined in art. 53, observing the order of priority among its creditors. Regarding the partial exclusion, the order of priority of point e) art. 49 of the Financial Institutions Law must be followed, without assigning, in any case, a differentiated treatment to liabilities of the same grade.

Capital Markets

Under the Financial Institutions Law, financial institutions may underwrite and place both equity and debt securities. There are currently no statutory limitations on the size of a financial institution’s underwriting commitments. However, a financial institution’s underwriting commitment would be treated as an extension of credit subject to the limitations discussed under “—Lending and Investment Limits”.

Commercial banks are authorized to trade public and private debt securities in the Argentine over-the-counter market if they are members of the Mercado Abierto Electrónico (“MAE”) and authorized to act as over-the-counter brokers (agentes de mercado abierto). In our capacity as an over-the-counter broker, we are subject to MAE rules and the supervision of the CNV as our primary regulator, and accordingly, we must comply with certain reporting requirements.

Since 1990, the Buenos Aires Stock Market (MERVAL currently succeeded by BYMA) has authorized brokerage firms or houses organized as sole purpose corporations to operate as securities brokers on the MERVAL. Commercial banks may freely own a securities brokerage company, as there are no current restrictions on ownership, and most of the principal commercial banks operating in Argentina have already established their own securities brokerage company. An agreement between the MERVAL and representatives of the MAE dealers provides that trading in shares and other equity securities will be conducted exclusively on the BCBA and that all debt securities listed on the MERVAL (currently in BYMA) may also be traded on the MAE. Trading in Argentine government securities, which are not covered by the agreement, is conducted mainly on the MAE. The agreement does not extend to other Argentine exchanges.

Commercial banks may operate as both managers and custodians of Argentine mutual funds; provided, however, that a bank may not act simultaneously as manager and custodian for the same fund. We have been registered as an over-the-counter broker since 1989. In 1991, we created Francés Valores Sociedad de Bolsa S.A., currently renamed as BBVA Francés Valores S.A., by virtue of the last change of name registered before the Inspección General de Justicia of the Argentine Government on April 4, 2014 under No. 5,883 Book 68 of Corporations. On December 28, 2012 Law No. 26,831, the “Capital Markets Law” was enacted, and was supplemented by the CNV by Resolution No. 622/13 dated September 5, 2013, According to section 47 of the said law, all agents acting in the different markets, must have the prior approval and registration of the CNV. During 2014 Banco Francés and BBVA Francés Valores S.A. completed their registration as settlement and integral compensation agents.

Financial Institutions with Economic Difficulties

Under the Financial Institutions Law, if a financial institution:

•	evidences a cash reserve deficiency,

•	has not satisfied certain technical standards,

•	has not maintained minimum net worth standards, or

•	is deemed by the Central Bank to have impaired solvency or liquidity;

then such financial institution must submit a regularization plan under such terms and conditions as may be established by the Central Bank within a term that may not exceed thirty days. This notwithstanding, the Central Bank may appoint overseers with veto powers and/or demand the creation of guarantees and restrict or prohibit the distribution of dividends or profits. The lack of submission, the rejection of or any noncompliance with the regularization plan entitle the Central Bank to revoke the authorization to operate as a financial institution and to apply sanctions. If the plan is accepted, the Central Bank may grant a temporary exemption with respect to the observance of the technical regulations and excuse or postpone the payment of fines (if any).

Likewise, and prior to the revocation of the authorization to operate as a financial institution, the Central Bank may authorize the restructuring of the entity for the protection of its depositors, by applying any of the following decisions or a combination thereof in a sequential, gradual or direct manner: reduction, increase and assignment of the corporate capital, exclusion of assets and liabilities and their transfer to other financial institutions, judicial intervention, and responsibility for and transfer of excluded assets or liabilities.

Dissolution and Liquidation of Financial Institutions

As provided in the Financial Institutions Law, the Central Bank must be notified of any decision adopted by a financial institution’s legal or corporate authorities concerning its dissolution. The Central Bank, in turn, must then submit such decision to a competent court, which must determine whether the corporate authorities or an appointed independent liquidator will liquidate the entity. The court’s decision must be based on whether or not there is sufficient assurance that the corporate authorities are capable of carrying out such liquidation properly.

Pursuant to the Financial Institutions Law, the Central Bank no longer acts as liquidator of financial institutions. However, if a restructuring plan has failed or is not deemed feasible, or violations of local laws and regulations have been incurred, or significant changes have occurred in the institution’s condition since the original authorization was granted, then the Central Bank may revoke a bank’s license to operate as a financial institution. In this event, the law allows for judicial or extra-judicial liquidation. During the liquidation process and once the license to operate as a financial institution has been revoked, a court of competent jurisdiction may adjudge the former financial institution in bankruptcy or a petition in bankruptcy may be filed by any creditor of the bank after a period of 60 calendar days has elapsed since the license was revoked.

Deposit Guarantee Insurance System

Law No. 24,485, published on April 18, 1995 and Decree No. 540/95 of the same date provided for the organization of a Bank Deposit Guarantee Insurance System. This system is limited, mandatory, and for valuable consideration, designed to provide coverage for risks inherent in bank deposits, as a subsidiary and supplementary protection to that offered by the system of bank deposit privileges and protection created by the Financial Institutions Law.

That Law provided for the organization of the company Seguros de Depósitos Sociedad Anónima to manage the Deposit Guarantee Fund, whose shareholders, as amended by Decree No. 1,292/96, are the Central Bank, with at least one share and a trust composed of the financial institutions in such proportion as may be determined by the Central Bank, based on each financial institution’s contributions to the Deposit Guarantee Fund. This guarantee system does not include:

•	transferable certificates of deposit whose ownership has been acquired by way of endorsement;

•	deposits acquired by means of offering incentives, including deposits under the El Libretón program;

•	deposits where rates are higher than the benchmark interest rate which are periodically published by the Central Bank;

•	deposits made by other financial institutions, including certificates of deposit acquired by secondary trading;

•	deposits made by persons directly or indirectly related to the financial institution;

•	certificates of deposit of securities, acceptances or guarantees; and

•	fixed amounts from deposits and other excluded transactions.

We held a 9.1520% equity interest in Seguros de Depósitos Sociedad Anónima as of December 31, 2016.

The amount covered by the deposit guarantee system is Ps.450,000 per person and per deposit. In the case of transactions in the name of two or more persons, the guarantee will be prorated among the respective holders. The total guarantee amount by persons may not exceed Ps.450,000, regardless of the number of accounts and/or deposits. The deposits for amounts over Ps.450,000 are also included in the guarantee system up to the Ps.450,000 limit. The Central Bank may decide at any time to amend the guarantee system cover amount based on the continued consolidation of the Argentine financial sector or any other indicators.

The Argentine insurance system is financed by monthly contributions from all financial institutions operating in Argentina. These contributions are equivalent to 0.015% of average daily balances of demand deposits, time deposits, term investments, salary account of social security and fixed assets of previous concepts. Furthermore, institutions must make an additional contribution which will depend on the rating assigned by the Central Bank, the excess recorded in the integration of the RPC and the portfolio quality. This additional contribution may not exceed the standard contribution.

Seguros de Depósitos Sociedad Anónima may issue nominative non-endorsable securities to be offered to depositors as payment of the deposit guarantee whenever it did not have sufficient funds for such purpose. Such securities, whose conditions would be established for general purposes by the Central Bank, must be accepted by the financial institutions in order to constitute deposits.

Credit Cards Law No. 25,065

Law No. 25,065, enacted in 1999, governs different aspects of the credit, purchase and debit card system. This law (i) creates an obligation to sign a contract between the bank and the holder of the credit card before the card is issued, (ii) fixes a maximum limit to financial interest charged on balances, which may not exceed by more than 25% the rate applied to personal loan transactions, (iii) sets a maximum 3% fee to be charged by the banks to commercial establishments and forbids charging different rates to commercial establishments in the same line of business and (iv) prohibits providing information to financial background databases regarding credit card holders in delinquent payment situations.

Law No. 26,361, enacted in 2008, amended article 50 of Law No. 25,065, empowering the Secretariat of the Domestic Commerce, dependent on the Ministry of Economy and Production, to issue regulatory provisions and to exercise powers of control, survey and ensure compliance with the law. The City of Buenos Aires and the Provinces act as local authorities of application, with powers which they may delegate, if applicable, to their dependent bodies or to municipalities. Irrespective of the above, the national authority of application may act concurrently, even if the presumed infringements occur only within the scope of the Autonomous City of Buenos Aires or the Provinces.

Since the enforcement of Law No. 25,065, the Central Bank is the relevant authority in matters related to the credit, purchase and debit card system.

PRINCIPAL SHAREHOLDERS

As of March 31, 2017, we had 536,877,850 outstanding ordinary shares. The following table sets forth information regarding the beneficial ownership by members of the BBVA Group of our ordinary shares as of March 31, 2017. The information in the table below is based on information filed with the SEC and information provided to us. Our principal shareholders may currently hold or acquire at any time ordinary shares including in the form of ADSs. In addition, our principal shareholders may sell, transfer or otherwise dispose of some or all of its ordinary shares including in the form of ADSs. As a result, information concerning our principal shareholders may change from time to time.

	Ordinary shares beneficially owned at March 31, 2017	Percentage of ordinary shares outstanding
Banco Bilbao Vizcaya Argentaria, S.A.	244,870,968	45.61%
BBV América SL	160,060,144	29.81%
Corporación General Financiera, S.A.	2,520,509	0.47%
Ciervana, S.L.	283,734	0.05%

Banco Bilbao Vizcaya Argentaria, S.A. and BBV América SL have assigned all of their preemptive rights and accretion rights to subscribe for ordinary shares with respect to the capital increase to BBVA Francés Valores S.A., as the subscription agent acting on behalf of the international underwriters, and, in order to facilitate the global offering, the subscription agent, at the discretion of the international underwriters, will exercise these rights to purchase ordinary shares, including ordinary shares represented by ADSs, to be sold by us in the global offering.

RIGHTS OFFERING IN ARGENTINA

The following is a brief summary of certain terms of the rights offering conducted in Argentina for our existing shareholders and has been included in this prospectus supplement for information purposes only. The rights offering may have an impact on the bookbuilding process, the determination of the public offering price and the number of Shares (including in the form of ADS) that may be offered and sold in the global offering. The following summary does not constitute an offer, and is not to be construed as a solicitation, invitation or offer to buy or sell any securities. The rights offering has not been and will not be registered under the Securities Act or under any U.S. state or foreign securities laws.

At the extraordinary shareholders’ meeting held on June 13, 2017, our shareholders approved a capital increase pursuant to which we are offering 75,781,789 Shares, which include the Shares to be offered in the global offering, the Shares subject to the rights offering in Argentina and the additional Shares that may be sold pursuant to the international underwriters’ option to purchase additional Shares.

Under Argentine law, our existing shareholders are entitled to preemptive rights to subscribe for the Shares subject to the capital increase underlying the global offering in a number sufficient to maintain their proportionate holdings in our total capital stock. In addition, our existing shareholders have accretion rights, which allow them to subscribe for Shares that are not otherwise subscribed by other existing shareholders, in proportion to the percentage of Shares for which subscribing existing shareholders have exercised their preemptive rights. As a result, in connection with this global offering, we commenced on July 6, 2017 a preemptive and accretion rights offering in Argentina for our shareholders of record as of July 5, 2017 (the “Share Record Date”), who had the opportunity to subscribe for Shares at the price of the Shares offered and sold to the public in the Argentine offering. The subscription period in respect of the rights offering expired immediately prior to the announcement of the public offering price and the allocation of the Shares and ADSs in the global offering. We reserved the right to terminate, suspend or extend the subscription period. New shareholders that purchased Shares or ADSs in the global offering will not have preemptive or accretion rights with respect to the Shares represented by ADSs to be sold pursuant to the option to purchase additional Shares.

In order to facilitate the execution of the global offering, our controlling shareholders representing 75.42% of our capital stock assigned to BBVA Francés Valores S.A., as subscription agent acting on behalf of the international underwriters, their preemptive and accretion rights in respect of the Shares to be issued pursuant to the capital increase underlying the global offering. As a result, 23,351,000, or 24.58%, of the Shares to be issued pursuant to our capital increase were available to be subscribed by holders of preemptive and accretion rights. A total of 778,070 Shares were subscribed pursuant to the rights offering. Subject to closing conditions set forth in the international underwriting agreement, the international underwriters may, to the extent necessary to ensure the availability of a sufficient number of Shares to consummate the global offering, exercise such preemptive and accretion rights to purchase Shares to be offered and sold in the global offering. The international underwriters may acquire from us, and we may sell in the Argentine offering, additional Shares relating to preemptive rights not exercised by holders of preemptive and accretion rights in order to be offered and sold as part of the global offering.

The rights offering is not available to existing holders of ADSs. The preemptive and accretion rights have not been and will not be registered under the Securities Act and, accordingly may not be offered to our shareholders in the United States or to holders of ADSs. The preemptive and accretion rights with respect to ordinary shares represented by ADSs on the Share Record Date will be issued to The Bank of New York Mellon, as depositary and record holder of such ordinary shares (the “Depositary”). An ADS holder who wishes to exercise preemptive and accretion rights corresponding to the ordinary shares underlying its ADSs must have made the necessary arrangements prior to July 5, 2017 to cancel such holder’s ADSs and take delivery of the underlying ordinary shares in an Argentine account. On and after July 6, 2017, the Depositary (i) suspended ADS holders’ rights to cancel their ADS and take delivery of the underlying ordinary shares through the day following the expiration of the subscription period in respect of the rights offering, and (ii) sought to sell the preemptive and accretion rights received in the market. After the expiration of the subscription period in respect of the rights offering, the Depositary will determine a record date and distribute the proceeds of any such sale, after deduction of the Depositary’s fees and expenses and any applicable taxes, pro rata to ADS holders on such record date. ADS holders should contact their brokers, dealers, commercial banks, trust companies or other nominee for assistance concerning the rights offering. Any ADS holder that has questions concerning the rights offering should also contact the Depositary. Shareholders that hold their ordinary shares through the Madrid-based LATIBEX should consult the entity through which they hold their ordinary shares for further information about how to participate in the rights offering.

In order to participate in the rights offering, a shareholder eligible to participate must submit a subscription form (formulario de suscripción preferente y de acrecer) directly to BBVA Francés or to Caja de Valores S.A., through its deposits agents, at any time during the subscription period. A shareholder must include in its subscription form:

•	the number of Shares it wishes to subscribe through the exercise of preemptive rights,

•	if a shareholder wishes to exercise its accretion rights with respect to Shares relating to preemptive rights not exercised by other existing shareholders, and the number of ordinary shares it wishes to subscribe through the exercise of accretion rights, and

•	the maximum purchase price that the shareholder is willing to pay for the Shares; however, shareholders may a submit subscription form without indicating a desired offering price per Share in which case shareholders will be deemed to have exercised their preemptive rights and accretion rights, as applicable, at the public offering price.

The price determination for our Shares in the global offering will be made by agreement between us and the international underwriters and Argentine placement agent based on the process for evaluating investor demand known as bookbuilding. The price of the Shares subscribed pursuant to the rights offering in Argentina will be the same price of the Shares offered and sold to the public in the Argentine offering, which will be determined upon completion of the bookbuilding process and the expiration of the subscription period in respect of the rights offering. A shareholder will not know the price per Share at the time such holder commits to subscribe Shares in the rights offering. A shareholder will consequently be unable to know the cost of avoiding dilution of its interest in us, and a shareholder will also be unable to estimate the book value dilution that will result from the public offering price. A shareholder exercising accretion rights will only know how many Shares it will be purchasing in the rights offering after the offering price has been determined, because the number of Shares may be limited by the orders placed by other shareholders and by such shareholder’s maximum preemptive and accretion right exercise amount.

If a shareholder elects to set forth a maximum price per Share in its subscription form, its order will be automatically cancelled if the offering price exceeds the maximum price per Share indicated. If a shareholder elects to submit a subscription form without a maximum purchase price or if the public offering price is below the maximum purchase price indicated, then the shareholder will be bound and contractually obligated to pay for the Shares at the public offering price on or before the closing and settlement of the global offering. We reserve the right to request shareholders participating in the rights offering to prepay in advance an amount equal to the price at the high end of the most recent price range announced by us or the maximum purchase price indicated in its subscription form, as the case may be, or to guarantee the payment thereof to our satisfaction. If the public offering price is below the amount prepaid by the shareholder, then we will reimburse the shareholder any amount overpaid. If the public offering price is above the amount prepaid by the shareholder, then the shareholder will be bound and contractually obligated to pay for the difference on or before the closing and settlement of the global offering. Shareholders participating in the rights offering will be liable to us for damages as a result of their delay or failure to pay the purchase price when due.

UNDERWRITING AND CONFLICTS OF INTEREST

Under the terms and subject to the conditions contained in an international underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of ADSs indicated below.

Name of International Underwriters	Number of ADSs
Morgan Stanley & Co. LLC.	8,694,498
Citigroup Global Markets Inc.	6,520,873
Credit Suisse Securities (USA) LLC	3,260,436
BBVA Securities Inc.	3,260,436

Total	21,736,243

The international underwriters and the representatives are collectively referred to as the “international underwriters” and the “representatives,” respectively. The international underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The international underwriting agreement provides that the obligations of the several international underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The international underwriters are obligated to take and pay for all the ADSs offered by this prospectus supplement if any such ADSs are purchased. However, the international underwriters are not required to take or pay for those ADSs covered by the international underwriters’ option to purchase additional Shares described below. The international underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting international underwriters may be increased or the offering may be terminated.

The Shares being offered in the global offering may be reallocated between the international offering and the Argentine offering depending upon demand and other related factors in the Argentine and international markets. The closings of the international offering and the Argentine offering are conditioned upon each other.

All sales of the ADSs in the United States will be made by the international underwriters, either directly or through their U.S. broker dealer affiliates or such other registered dealers as may be designated by the international underwriters. The international underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of US$0.19251 per ADS. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

Under Argentine law, our existing shareholders are entitled to preemptive and accretion rights to subscribe for the Shares subject to the capital increase underlying the global offering. See “Rights Offering in Argentina”.

In order to facilitate the execution of the global offering, our controlling shareholders representing 75.42% of our capital stock have agreed to assign to BBVA Francés Valores S.A., as the subscription agent acting on behalf of the international underwriters, their preemptive and accretion rights in respect of the Shares to be issued pursuant to the capital increase underlying the global offering. Subject to closing conditions set forth in the international underwriting agreement, the international underwriters may, to the extent necessary to ensure the availability of a sufficient number of Shares to consummate the global offering, exercise such preemptive and accretion rights to purchase Shares to be offered and sold in the global offering. The international underwriters may acquire additional Shares from us relating to preemptive rights not exercised by holders of preemptive and accretion rights in order to be offered and sold as part of the global offering.

We have granted to the international underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase on a pro rata basis in the aggregate up to 9,781,789 additional Shares in the form of ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent this option is exercised, each international underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional ADSs as the number listed next to the international underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all international underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts reflect the sale of the Shares offered by us in the global offering and the rights offering in Argentina and assume no exercise and full exercise of the international underwriters’ option to purchase up to an additional 9,781,789 Shares represented by ADSs.

	Per ADS		Total
			Without Option		With Option
			(in thousands)
Public Offering Price	US$	15.85	US$	348,700	US$	400,380
Underwriting Discounts and Commissions to be paid	US$	0.317	US$	6,974	US$	8,007
Proceeds, before expenses	US$	15.533	US$	341,726	US$	392,372

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$1.6 million. We have agreed to reimburse the international underwriters up to US$0.8 million for certain expenses in connection with this offering. Such reimbursement is deemed underwriting compensation by the Financial Industry Regulatory Authority Inc. (FINRA).

The representatives have informed us that the international underwriters do not expect sales to accounts over which the international underwriters have discretionary authority to exceed 5% of the Shares (including in the form of ADS) being offered.

We, our controlling shareholders, and all our directors and members of committees of our board of directors and members of senior management have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs, or securities convertible into or exercisable or exchangeable for any, ordinary shares or ADSs;

•	file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

•	publicly disclose the intention to do any of the foregoing,

whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the international underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the ADSs to be sold under the international underwriting agreement and the Shares to be placed by the Argentine placement agent;

•	the exercise of preemptive and accretion rights pursuant to the rights offering and delivery of ordinary shares pursuant thereto;

•	the issuance by us of ordinary shares in connection with dividends declared prior to the date of the international underwriting agreement and described in this prospectus supplement;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act of 1934, as amended, for the transfer of shares of ordinary shares; provided that (i) such plan does not provide for the transfer of ordinary shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act or with any stock exchange or regulatory agency, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares may be made under such plan during the restricted period;

•	the issuance by us of ordinary shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and described in this prospectus supplement;

•	transfers of ordinary shares to affiliates; provided that (i) no such issuance, distribution or transfer, as the case may be, shall result in a mandatory or voluntary filing with any stock exchange or any filing or announcement with any regulatory agency, and (ii) each transferee or distributee signs and delivers a lock-up letter containing limitations substantially similar to those described herein;

•	transactions related to ordinary shares, or any securities convertible into or exercisable or exchangeable for ordinary shares, in which we act as broker-dealers on behalf of our clients;

•	transactions by any person other than us relating to ordinary shares or ADSs or other securities acquired in open market transactions after the completion of the offering of the ordinary shares and ADSs; provided that no filing under Section 16(a) of the Exchange Act of 1934, as amended, is required or voluntarily made in connection with subsequent sales of the Shares or ADSs or other securities acquired in such open market transactions; or

•	transfers by any person other than us of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs as a bona fide gift, distributions by any person other than us of ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs to limited partners or stockholders of such person or transfers of ordinary shares to affiliates of BBVA; provided that each donee, distributee or transferee signs and delivers a lock-up letter containing limitations substantially similar to those described herein and no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period.

The representatives, in their sole discretion, may release the Shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the global offering of ADSs in connection with the international offering, the international underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares and ADSs. Specifically, the international underwriters may sell more ADSs than they are obligated to purchase under the international underwriting agreement, creating a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over allotted by the international underwriters is no greater than the number of ADSs available for purchase by the international underwriters under the option. The international underwriters can close out a covered short sale by exercising the option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the international underwriters will consider, among other things, the open market price of the ADSs or Shares compared with the price available under the option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the option to purchase additional Shares. The international underwriters must close out any naked short position by purchasing ADSs or Shares in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs and Shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the global offering, the international underwriters may bid for, and purchase, ADSs or Shares in the open market to stabilize the price of the ADSs or Shares. These activities may raise or maintain the market price of the ADS or Shares above independent market levels or prevent or retard a decline in the market price of the ADSs or Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time. The international underwriters and their affiliates may enter into derivative transactions with clients, at their request, in connection with our ADSs or Shares. The international underwriters and their affiliates may also purchase some of our ADSs or Shares to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of the offering.

We have been informed by Morgan Stanley & Co. LLC (“Morgan Stanley”) that Morgan Stanley purchased 3,080 ADSs on behalf of the international underwriters at a price of US$15.85 per ADS on July 18, 2017 in pre-stabilization activities.

In connection with the Argentine offering, the Argentine placement agent may engage in stabilizing transactions in accordance with the CNV Regulations and other applicable regulations.

We have agreed to indemnify the international underwriters against liabilities under the Securities Act, or contribute to payments that the international underwriters may be required to make in that respect.

A prospectus supplement in electronic format may be made available on websites maintained by one or more international underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of the ADSs to international underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to international underwriters that may make Internet distributions on the same basis as other allocations.

Conflicts of interest

Because BBVA Securities Inc., a member of FINRA and an underwriter in this offering, is an affiliate of, and under common control with us, BBVA Securities Inc., is deemed to have a conflict of interest under FINRA Rule 5121. Accordingly, the offering will be conducted in accordance with FINRA Rule 5121. Pursuant to FINRA Rule 5121, BBVA Securities Inc., will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

The Argentine placement agent, the international underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the international underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the international underwriters, the Argentine placement agent and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The international underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Acquisition of shares of financial entities

Central Bank regulations require the approval of the Central Bank as a condition to the consummation of an acquisition of shares of a financial entity if such acquisition is likely to modify the control or the structure of the shareholder group controlling the financial entity. In addition, any acquisition, other than an acquisition of the type described above, in a public offering of 2% or more of the capital stock of a financial entity, such entity must report the identity, nationality and domicile of each purchaser to the Central Bank. See “The Argentine Banking System and its Regulatory Framework—Acquisition of Shares of financial entities”.

Selling Restrictions

Argentina

The Argentine offering has been authorized by the CNV pursuant to Resolution No. 18,798 dated June 22, 2017. The Shares may be offered directly to the public in Argentina only through the Argentine placement agent, which is authorized under the laws and regulations of Argentina to offer or sell securities to the public in Argentina. The offering of the Shares in Argentina will be made by a substantially similar prospectus in Spanish and in accordance with CNV regulations.

Brazil

The offer and sale of our ADSs will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of our ADSs has not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, in Brazil is not legal without such prior registration. Documents relating to the offering of our ADSs, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of ADSs is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of our ADSs to the public in Brazil.

Any offer of ADSs is addressed to the addressee personally, upon such addressee’s request and for its sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without the underwriters’ prior, express and written consent.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the international underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

Pursuant to Law No. 18,045 of Chile (the securities market law of Chile) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros de Chile or “SVS”), the ADSs may be privately offered in Chile to certain “qualified investors” identified as such by Rule 336 (which in turn are further described in Rule N°. 216, dated June 12, 2008, of the SVS).

Rule 336 requires the following information to be provided to prospective investors in Chile:

1.	the date of commencement of the offer is June 30, 2017. The offer of the ADSs is subject to Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS;

2.	the subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the foreign securities registry (Registro de Valores Extranjeros) of the SVS, due to the ADSs not being subject to the oversight of the SVS;

3.	since the ADSs are not registered in Chile there is no obligation by the issuer to make publicly available information about the ADSs in Chile; and

4.	the ADSs shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the SVS.

Información a los Inversionistas Chilenos

De conformidad con la ley N° 18.045, de mercado de valores y la Norma de Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Superintendencia de Valores y Seguros de Chile (la “SVS”), las acciones pueden ser ofrecidas privadamente a ciertos “inversionistas calificados,” a los que se refiere la NCG 336 y que se definen como tales en la Norma de Carácter General N° 216, de 12 de junio de 2008, de la SVS.

La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1.	La oferta de las acciones comienza el 30 de junio de 2017, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS;

2.	La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa Superintendencia;

3.	Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre los mismos; y

4.	Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Dubai International Finance Center

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of the ADSs which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall result in a requirement for the publication by us or any placement agent or any international underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus supplement nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our ADSs in Germany. Consequently, our ADSs may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our ADSs to the public in Germany or any other means of public marketing. Our ADSs are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our ADSs in any circumstances in which such offer or solicitation is unlawful.

Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the Dhares may not be offered or sold, and copies of this offering document or any other document relating to the ADSs may not be distributed in Italy except to Qualified Investors, as defined in Article 34 ter, subsection 1, paragraph b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers’ Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers’ Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34 ter of the Issuers’ Regulation, and provided, however, that any such offer or sale of the ADSs or distribution of copies of this offering document or any other document relating to the ADSs in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the ADSs; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Mexico

The ADSs have not been registered with the National Securities’ Registry (Registro Nacional de Valores) maintained by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”), and may not be offered or sold publicly in Mexico. This document is not intended to be publicly distributed to an undetermined person through mass media, nor to serve as an application for the registration of the securities in Mexico, nor as a prospectus for their public offering in said jurisdiction.

This document is addressed to you under a private offering exception contained in article 8 of the Securities Market Law (Ley del Mercado de Valores, or “LMV”), for which you must comply with one of the following requirements:

•	you are either an institutional or qualified investor for purposes of Mexican law;

•	you are a member of a group of less than 100 individually identified people to whom the ADSs are being offered directly and personally; or

•	you are an employee of the issuer and a beneficiary of an employees’ benefit plan of said issuer.

The LMV and CNBV regulations (along with other laws applicable in Mexico) define institutional investors as Mexican and foreign banks, broker dealers, insurance and bond companies, bonded warehouses, financial leasing companies, factoring companies and investment funds, private pension and annuities funds and foreign pension and investment funds. Such regulations also define qualified investors as individuals and corporations which maintain during the previous year investments in securities for an amount equal or similar to 1.5 million Mexican Unidades de Inversión or “UDIS” (approximately US$450,000) or that have obtained during the previous two years a gross income of at least 500,000 UDIS (approximately US$150,000) per year.

Netherlands

The ADSs may not, directly or indirectly, be offered or acquired in the Netherlands and this prospectus may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Qatar

The ADSs (including in the form of ADSs) have not been and will not be offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. The ADSs and the ADSs are not and will not be listed on the Qatar Exchange. This prospectus supplement has not been, and will not be, reviewed or approved by or filed or registered with the Qatar Financial Markets Authority, Qatar Central Bank or the Qatar Financial Centre Regulatory Authority and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Singapore

The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore (SFA) and accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

•	To an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

•	Where no consideration is given for the transfer; or

•	By operation of law.

By accepting this document, the recipient hereof represents and warrants that he is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

This offer of our ADSs has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores or “CNMV”) and, therefore, none of our ADSs may be offered, sold or distributed in any manner, nor may any resale of our ADSs be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to our ADSs have been or will be registered with the CNMV and therefore they are not intended for the public offer of our ADSs in Spain.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

United Kingdom

Each international underwriter has represented and agreed that:

•	It has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	It has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

MATERIAL ARGENTINE TAX CONSIDERATIONS

The following are the material Argentine tax matters relevant to the ownership and disposition of our ADSs or Shares. This summary is based upon the tax laws of Argentina and the regulations thereunder as in effect on the date of this prospectus supplement, which are subject to change, possibly with retroactive effect, and to differing interpretations.

This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of our ordinary Shares or ADSs. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus supplement will agree with this interpretation. Holders are encouraged to consult their tax advisors regarding the tax treatment of our ordinary shares and ADSs as it relates to their particular situation.

Dividends

Dividends are not subject to income tax unless paid in excess of the Taxable Accumulated Income, as defined below, during the previous fiscal period. Such dividends paid to both Argentine and non-Argentine resident holders will be subject to withholding tax, or the “Equalization Tax”, at the rate of 35% on such excess. Equalization Tax is applicable when dividends distributed are greater than the income determined under Argentine income tax law, accumulated during the fiscal year immediately preceding the year during which the distribution is made, referred to as “Taxable Accumulated Income.”

Capital gains

Gains derived by Argentine corporate entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) from the sale, exchange or other disposition of equity interests in Argentine companies are subject to income tax at the rate of 35% on net income.

Gain derived by Argentine resident individuals from the sale of equity interests in Argentine companies is subject to income tax at a 15% rate on net income, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies. The implementing Decree 2334/2013 introduced a provision stating that the exemption includes income derived from the sale of shares and other securities made through a stock exchange market duly authorized by the CNV.

It is not clear whether the term “includes” (as used in the implementing Decree 2334/2013) means that the exemption only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offered authorized securities, as provided in the Argentine Income Tax Law). Certain tax authorities have publicly opined that the exemption exclusively refers to sales of securities made through a stock exchange market duly authorized by the CNV. Therefore, it is uncertain whether this exemption applies to gains in respect of the ADSs or shares.

Capital gains derived by non-Argentine resident individuals or non-Argentine entities from the sale, exchange or other disposition of equity interests in Argentine companies are subject to income tax at a rate of 15% either (i) on the net amount resulting from deducting from the sale price the cost and the expenses incurred in Argentina necessary for obtaining, maintaining and conserving this asset, as well as any deductions permitted by the Argentine income tax law or (ii) on the presumed net income determined under the Income Tax Law (i.e. 90%), which results in an effective rate of 13.5% of the sale price. There is currently no regulation under Argentine law with respect to how to elect the method for determining this income tax. When both the seller and the buyer are non-residents, the person liable to pay the tax is the buyer of the equity interests transferred. However, as of the date of this prospectus supplement, no regulations have been issued stipulating the withholding and payment mechanism that the non-resident buyer must follow.

Following the amendments made by Law No. 26,893, and its implementing Decree 2334/13, the tax treatment applicable to income obtained by Argentine and non-Argentine resident beneficiaries from the sale of ADSs is open to interpretation and it may not be uniform under the amended Argentine income tax law. Possible variations in the treatment of the income source can effect both Argentine and non-Argentine resident holders because the former may or may not apply the exemption for publicly traded shares and the latter may or may not consider that any gain is from Argentine sources. Additionally, should the sale of ADSs take place between non-Argentine parties and such sale were deemed to give rise to Argentine source income, capital gains obtained by non-Argentine resident individuals or non-Argentine entities would be subject to income tax as mentioned above. However, as of the date of this prospectus supplement no regulations have been issued regarding the mechanism through which payment would be made to satisfy such obligation. In addition, there is no administrative or judicial decision clarifying the law. Therefore, holders of BBVA Francés’ ordinary shares or ADS are encouraged to consult tax advisors as to the particular Argentine income tax consequences derived from holding and disposing of our ordinary shares or the ADSs.

Personal assets tax

Argentine entities, such as us, have to pay the personal assets tax determined based on the Argentine and foreign domiciled individuals and foreign domiciled entities who hold our shares, or ADSs. The applicable tax rate is 0.25% and is levied on the proportional net worth value (valor patrimonial proportional), or the book value, of the shares.

Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled holders.

Value added tax

The sale, exchange or other disposition of our ordinary shares and ADSs, and the distribution of dividends in connection therewith, are exempted from the value added tax.

Tax on debits and credits on Argentine bank accounts

Credits to and debits from bank accounts held at Argentine financial institutions, as well as certain cash payments, are subject to tax at a rate of 0.6%. There are also increased rates of 1.2% and reduced rates of 0.075% that may apply in certain cases. Holders with bank accounts subject to the general 0.6% rate may be entitled to a credit of 34% of the tax paid upon credits in to such bank accounts and holders subject to the 1.2% rate may be entitled to a credit of 17% of all tax paid in to such bank accounts. When financial institutions governed by Law No. 21,526 make payments acting in their own name and on their own behalf, the application of this tax is limited to certain specific transactions. Such specific transactions include dividends or profits distributions.

Tax on minimum presumed income

Entities domiciled in Argentina are subject to this tax at the rate of 1% applicable over the total value of their taxable assets at the end of the fiscal year, to the extent it exceeds in the aggregate an amount of Ps.$200,000. Specifically, the law establishes that banks, other financial institutions and insurance companies shall apply the 1% rate to only 20% of the tax basis. This tax shall be payable only to the extent the income tax determined for any fiscal year does not equal or exceed the amount owed under the tax on minimum presumed income. In such case, only the difference between the tax on minimum presumed income determined for such fiscal year and the income tax determined for that fiscal year shall be paid. Any tax on minimum presumed income paid will be applied as a credit toward income tax owed in the immediately-following 10 fiscal years. Shares and other equity interests in entities subject to tax on minimum presumed income are exempt from this tax.

The tax on minimum presumed income is scheduled to be abrogated for fiscal years beginning on or after January 1, 2019.

Turnover tax

In addition, gross turnover tax may be applicable to Argentine residents on the transfer of shares and on the payment of dividends to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the payment of dividends, are exempt from gross turnover tax.

Argentine resident holders of our ordinary shares or ADSs are encouraged to consult tax advisors as to the particular Argentine gross turnover tax consequences derived from holding and disposing of our ordinary shares or ADS.

Stamp taxes

Stamp tax is a local tax that is levied based on the formal execution of public or private instruments.

Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes, including an agreement evidencing the sale of our Shares or ADSs. Each province and the City of Buenos Aires have its own stamp tax legislation.

Stamp tax rates vary according to the jurisdiction and type of agreement involved. In certain jurisdictions such as the City of Buenos Aires, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our ordinary shares or ADSs. The provinces of Buenos Aires and Entre Ríos establish a tax on free transmission of assets, including inheritance, legacies, donations, etc. if the beneficiary is a resident in either of these two provinces or the asset transferred is located in either province. Free transmission of our ordinary shares or ADSs could be subject to this tax.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is no tax treaty or convention in effect between Argentina and the United States.

THE ABOVE DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF ALL ARGENTINE TAX CONSEQUENCES RELATING TO THE OWNERSHIP OR DISPOSITION OF ORDINARY SHARES OR ADSs. HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING IN THEIR PARTICULAR CASE.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

United States Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ADSs or ordinary shares. However, this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire such securities. The discussion applies only to U.S. Holders that hold ADSs or ordinary shares as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding ADSs or ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to ADSs or the ordinary shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	persons that own or are deemed to own ten percent or more of our voting stock; or

•	persons holding ADSs or ordinary shares in connection with a trade or business conducted outside of the United States

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding ADSs or ordinary shares and partners in such partnerships should consult their tax advisers as to the U.S. federal income tax consequences of holding and disposing of the ADSs or ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These are subject to change, possibly on a retroactive basis. It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. U.S. Holders of ADSs or ordinary shares are urged to consult their own tax advisers as to the U.S., Argentine and other tax consequences of the ownership and disposition of ADSs or ordinary shares in their particular circumstances, including the effect of any U.S. state or local tax laws.

As used herein, a “U.S. Holder” is a beneficial owner of ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before shares are delivered to the depositary (“pre-release”), or intermediaries in the chain of ownership between U.S. Holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of American depositary shares. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Argentine taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of ADSs or ordinary shares in their particular circumstances.

Except as described below, this discussion assumes that the Company is not, and will not become, a passive foreign investment company (“PFIC”).

Taxation of Distributions

Distributions paid on ADSs or ordinary shares, other than certain pro rata distributions of ordinary shares, will generally be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions will be reported to U.S. Holders as dividends. The amount of a dividend will include any amounts withheld in respect of Argentine taxes. The dividend generally will be treated as foreign-source income and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends generally will be included in a U.S. Holder’s income on the date of such U.S. Holder’s (or in the case of ADSs, the depositary’s) receipt of the dividend. The amount of any dividend income paid in Argentine pesos will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, U.S. Holders should not be required to recognize foreign currency gain or loss in respect of the dividend income. U.S. Holders may have foreign currency gain or loss if the dividend is not converted into U.S. dollars on the date of its receipt.

Subject to certain exceptions, including for short-term positions, and the discussion above regarding concerns expressed by the U.S. Treasury, dividends received by a non-corporate U.S. Holder with respect to ADSs may be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on ADSs will be treated as qualified dividends if the ADSs remain listed on the New York Stock Exchange. U.S. Holders should consult their tax advisers to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, Argentine income taxes, if any, withheld from payments of dividends on ADSs or ordinary shares generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. Amounts withheld on account of the Argentine Personal Assets Tax as described under “Material Argentine Tax Considerations—Personal assets tax”, if any, will not be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. U.S. Holders should consult their tax advisers to determine the tax consequences applicable to them as result of amounts paid on account of the Argentine Personal Assets Tax, including whether such amounts are includible in income or deductible for U.S. federal income tax purposes. The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances. Instead of claiming a foreign tax credit, a U.S. Holder may, at its election, deduct such otherwise creditable Argentine taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of ADSs or Ordinary Shares

For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of ADSs or ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ADSs or ordinary shares for more than one year. The amount of a U.S. Holder’s gain or loss will equal the difference between its tax basis in the ADSs or ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. If an Argentine tax is withheld on the sale or disposition of ADSs or ordinary shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds of the sale or disposition before deduction of the Argentine tax. See “Material Argentine Tax Considerations—Capital Gains” for a description of when a disposition may be subject to taxation by Argentina. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Since the U.S. foreign tax credit can only reduce U.S. taxes attributable to foreign source income, if Argentine withholding tax is imposed on gain from the sale or disposition of ADSs or ordinary shares, a U.S. Holder that does not have sufficient foreign source income from other sources in the relevant basket may not be able to credit any such Argentine withholding taxes against such holder’s U.S. federal income tax liability. U.S. Holders should consult their tax advisers as to creditability of any Argentine tax on gains.

Passive Foreign Investment Company Rules

Based upon certain proposed Treasury regulations that are not yet in effect but are generally proposed to become effective for taxable years after December 31, 1994, we do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, because our PFIC status depends upon the composition of our income and assets and the market value of our assets from time to time, and because the proposed regulations may not be finalized in their current form, there can be no assurance that we will not be a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which a U.S. Holder owned ADSs or ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of ADSs or ordinary shares would be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the resulting tax liability for each such taxable year. Further, any distribution in respect of ADSs or ordinary shares in excess of 125 percent of the average of the annual distributions on ADSs or ordinary shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the same manner. Certain elections (including a mark-to-market election) may be available to U.S. Holders that may mitigate the adverse consequences resulting from PFIC status. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for a taxable year in which we pay a dividend or the prior taxable year, the favorable tax rates discussed under “—Taxation of Distributions” above with respect to dividends paid to certain non-corporate holders would not apply.

If we are a PFIC for any taxable year during which a U.S. Holder owned our ADSs or ordinary shares, such U.S. Holder will generally be required to file IRS Form 8621 with the U.S. Holder’s annual U.S. federal income tax return, subject to certain exceptions.

U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to their ownership of our ADSs or ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is an exempt recipient and, if required, demonstrates such status or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals or entities closely-held by individuals may be required to report information relating to securities of non-U.S. companies, or accounts through which they are held, subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of these rules on their ownership or disposition of ordinary shares or ADSs.

LEGAL MATTERS

Certain matters of U.S. federal law relating to this offering will be passed upon for us by Davis Polk & Wardwell LLP. The validity of the Shares and certain matters of Argentine law relating to this offering will be passed upon for us by Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (h). Certain legal matters of U.S. federal law and Argentine law relating to this offering will be passed upon for the international underwriters by Cleary Gottlieb Steen & Hamilton, LLP and Errecondo, Gonzalez & Funes, respectively.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from BBVA Banco Francés S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016, and the effectiveness of BBVA Banco Francés S.A.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an emphasis-of-matter paragraph relating to the fact that the accounting rules established by the Argentine Central Bank vary in certain significant aspects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT REGISTERED ACCOUNTING FIRM

With respect to our unaudited condensed consolidated interim financial information as of March 31, 2017 and for the three-month period ended March 31, 2017, incorporated by reference herein, KPMG reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Q1 Form 6-K furnished to the SEC on June 30, 2017, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited condensed consolidated interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by KPMG within the meaning of Sections 7 and 11 of the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

BBVA Francés is a limited liability corporation (sociedad anónima) organized under the laws of Argentina. Substantially all of our directors and executive officers, and certain of the experts named in this document, are not residents of the United States. All or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. We are advised by Argentine legal counsel that there is doubt as to the enforceability in Argentina in original actions, of liabilities predicated solely upon the securities laws of the United States and that the enforcement of judgments of U.S. courts in respect thereof will be enforceable in Argentina subject to compliance with the requirements contained in the Argentine Civil and Commercial Procedure Code for the enforcement of final foreign judgments, including no breach of Argentine public policy principles. We have appointed CT Corporation as agent in New York City to accept service of process.

PROSPECTUS

BBVA Banco Francés S.A.

Ordinary Shares

American Depositary Shares, each representing three Ordinary Shares

We may offer from time to time ordinary shares and American Depositary Shares (each representing three ordinary shares, commonly referred to as ADSs).

This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer the securities. Such supplements may also add to, update, supplement or change information contained in this prospectus. We will not use this prospectus to issue any securities unless it is attached to a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealer managers and agents, or directly to purchasers, on a delayed or continuous basis. We will indicate the names of any underwriters in the applicable prospectus supplement.

Our ordinary shares are listed on Bolsas y Mercados Argentinos S.A. (“BYMA”) under the symbol “FRAN.” The ADSs are listed on the New York Stock Exchange under the symbol “BFR” and on the Madrid-Based LATIBEX under the symbol “XBFR.”

Investing in our securities involves risks. See the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor the Argentine Securities Commission (Comisión Nacional de Valores) (“CNV”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the Republic of Argentina or any other jurisdiction.

You should rely only on the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter has authorized anyone to provide you with different information. Neither we nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The date of this prospectus is June 30, 2017.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of those securities. The prospectus supplement and any documents incorporated by reference herein or therein may also add to, update, supplement or change information contained in this prospectus. If a prospectus supplement, including any documents incorporated by reference therein, is inconsistent with this prospectus, the terms of the prospectus supplement will control. Therefore, the statements made in this prospectus may not be the terms that apply to the securities you purchase. The registration statement that we filed with the SEC includes exhibits that provide more detail on certain of the matters discussed in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information,” and “Incorporation of Documents by Reference”.

In this prospectus, the following terms will have the meanings set forth below, unless otherwise indicated or the context otherwise requires:

“ADRs” refers to American Depositary Receipts representing ADSs.

“ADSs” refers to American Depositary Shares, each representing three ordinary shares of BBVA Francés.

“Argentina” refers to the Republic of Argentina.

“Argentine banks” refers to banks that operate in Argentina.

“Argentine government” or the “government” refers to the federal government of Argentina or any Argentine provincial, municipality or city government.

“Argentine private banks” refers to Argentine banks that are not controlled or owned by the Argentine government.

“BBVA” refers to Banco Bilbao Vizcaya Argentaria, S.A.

“BBVA Group” refers to BBVA and its consolidated subsidiaries, which includes BBVA Francés.

“Central Bank” and “BCRA” refer to the Banco Central de la República Argentina, or the Argentine Central Bank.

“CNV” refers to the Argentine Comisión Nacional de Valores, or the Argentine securities regulator.

“ordinary shares” refers to the ordinary shares of BBVA Francés, par value Ps. 1.00 per share.

“securities” refers to the shares and the ADSs, collectively.

“Securities Act” refers to the Securities Act of 1933, as amended.

“We”, “us”, “our”, the “Bank” and “BBVA Francés” refer to BBVA Banco Francés S.A. and its consolidated subsidiaries, unless the context otherwise requires.

“$”, “US$”, “US dollars” and “dollars” refer to United States dollars.

“Ps.” refers to Argentine pesos.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F with, and furnish other reports and information on Form 6-K to, the SEC. You may read and copy any document we file with, or furnish to, the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at +1-800-SEC-0330 for more information about the SEC’s Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains in electronic form the reports and other information that we have electronically filed with, or furnished to, the SEC. In addition, the securities may specify that certain documents are available for inspection at the office of the ADRs depositary. All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the information we file with, or furnish to, the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with, or furnish to, the SEC in the future and incorporate by reference in this prospectus or any prospectus supplement will automatically update and supersede information in this prospectus or any prospectus supplement and information previously incorporated by reference in this prospectus.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2016 (the “2016 Form 20-F”) filed with the SEC on April 19, 2017;

•	our report on Form 6-K as furnished to the SEC on June 30, 2017 (the “Q1 Form 6-K”); and

•	any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any report on Form 6-K furnished to the SEC to the extent any of those expressly states that it is being incorporated by reference herein, on or after the date of this prospectus and prior to the termination of the relevant offering under this prospectus.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at the following address or telephone number:

BBVA Banco Francés S.A.

Attention: Investor Relations Department

Av. Córdoba 111

C1054AAA Buenos Aires

Republic of Argentina

Telephone number: (54 11) 4341 5036

e-mail: ceciliaviviana.acuna@bbva.com; dcesarini@bbva.com

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FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in our other documents filed with, or furnished to, the SEC that are incorporated by reference into this prospectus. Forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “expect”, “estimate”, “intend”, “plan”, “may”, “anticipate” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, are not guarantees of future performance and are subject to inherent risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating but not limited to management objectives, the implementation of our strategic initiatives, trends in results of operations, margins, costs, return on equity and risk management, including our potential exposure to various types of risk such as market risk, interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—Risk Factors”, “Item 4. Information on the Company”, “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our 2016 Form 20-F, which is incorporated by reference herein. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in our 2016 Form 20-F listed above to be a complete set of all potential risks or uncertainties. Other important factors that could cause actual results to differ materially from those in forward-looking statements include, among others:

•	changes in general economic, business or political or other conditions in Argentina or changes in general economic or business conditions in Latin America;

•	changes in capital markets in general that may affect policies towards or lending to Argentina or Argentine companies;

•	increased costs and decreased income related to macroeconomic variables such as exchange rates and the consumer price index in Argentina;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt, equity or wholesale financing on attractive terms or at all; and

•	the factors discussed in the “Risk Factors” section set forth in our most recent annual report on Form 20-F incorporated by reference herein and, if any, in the relevant prospectus supplement.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures or to reflect the occurrence of unanticipated events, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature we may make in our other documents filed with, or furnished to, the SEC that are incorporated by reference into this prospectus.

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SUMMARY

Overview

BBVA Francés is a leading Argentine banking institution present in the local financial system since 1886. We are a subsidiary of the BBVA Group, a global financial group with a presence in South America, Europe, the United States, Mexico and Turkey, and our principal shareholder since 1996. We are the third largest Argentine private bank in terms of total deposits, with 5.8% of total banking system deposits (7.3% of private sector deposits), and the fourth largest in terms of private loans, with 6.7% of total banking system loans (10.1% of private sector loans) based on information published by the Central Bank as of March 31, 2017. We maintain a geographic presence in all 23 provinces in Argentina and the City of Buenos Aires, and as of March 31, 2017, we served 2.4 million customers.

As of March 31, 2017, we had total assets of Ps. 184.4 billion, a total loan portfolio of Ps. 82.9 billion, total deposits of Ps. 122.8 billion and total shareholders’ equity of Ps. 17.2 billion, on a consolidated basis. Our consolidated net income for the three months ended March 31, 2017 and for the year ended December 31, 2016 was Ps. 1.6 billion and Ps. 3.6 billion, respectively.

Through our universal banking platform, we provide a broad range of financial solutions to individuals and businesses throughout Argentina and across all segments of the population, including retail and commercial banking, insurance, asset management, securities brokerage and investment banking products and services. We believe that our ability to deliver comprehensive financial solutions to our clients, complemented with our unique strategic alliances and our capacity to leverage the BBVA Group’s global expertise, relationships and technological platform, provides us with significant competitive advantages over other Argentine financial services companies. Such competitive advantages place us in a privileged position to capture opportunities arising from recently implemented macroeconomic policies and reforms, which are expected to stimulate economic growth and reduce inflation, and to capitalize on the consolidation potential of the fragmented banking sector.

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USE OF PROCEEDS

The net proceeds from each issue of securities by BBVA Francés will be used for BBVA Francés’ general corporate purposes. If in respect of any particular issue of securities by BBVA Francés there is a particular identified use of proceeds, this will be stated in the applicable prospectus supplement.

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DESCRIPTION OF ORDINARY SHARES

Set forth below is a brief description of certain provisions of BBVA Francés’ by-laws and Argentine law and regulations with regard to BBVA Francés’ capital stock. This description does not purport to be complete and is qualified in its entirety by reference to BBVA Francés’ by-laws, Argentine law and the rules of the BYMA as well as the CNV and the Central Bank. A copy of BBVA Francés’ by-laws has been filed with the SEC with BBVA Francés’ Form 20-F for the year ended December 31, 2014.

Corporate Purpose

BBVA Francés is registered with the Inspección General de Justicia of the Argentine government under company number 1,065, Page 359, Book 5, Volume “A” of Local Corporate By-laws. Section 3 of our by-laws provides that the corporate purpose of BBVA Francés is to engage in the commercial banking business, including financial brokerage, whether in Argentina or abroad. Under our by-laws, BBVA Francés is authorized to perform the following activities:

•	accept term and demand deposits;

•	grant short-term bullet and other amortizable loans;

•	discount, purchase and sell bills of exchange, promissory notes, pledges, checks, drafts and other negotiable instruments;

•	grant guarantees, bonds or other forms of collateral;

•	accept bills of exchange, drafts and other orders of payment, transfer funds and issue and accept letters of credit;

•	grant advances on credits from property sales, acquire the same and undertake the risks resulting therefrom, take steps to collect them and offer technical and administrative assistance;

•	invest in government securities;

•	make temporary investments in liquid assets;

•	invest in new stock or securities issues, in pursuance of such regulations as may be set forth to that purpose;

•	accept securities in custody and provide other services related to the banking business;

•	manage, on account of third parties, the purchase and sale of securities, and act as paying agents in relation to dividends, redemption and interest;

•	engage in brokerage activities in the over-the-counter securities market;

•	perform foreign exchange transactions;

•	comply with agencies related to its operations;

•	receive deposits of participation in mortgage loans and in special accounts;

•	issue mortgage obligations;

•	grant loans for the acquisition, construction, enlargement, repair, improvement and maintenance of urban or rural real estate, and for the substitution of mortgages taken out for that same purpose;

•	receive loans from abroad and act as intermediary in local or foreign currency-denominated loans;

•	issue private bonds;

•	carry out such lending, borrowing and service-related operations as are not forbidden under the Argentine Financial Institutions Law; and

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•	serve and register before the CNV as management agent for collective investment products, custodian for collective investment products, trading agent, settlement and clearing agent, broker, capital market advisor agent, securities broker and/or custody, registration and paying agent, taking into account the compatibilities established by the Argentine Securities Commission and upon compliance with the requirements established by that entity.

Outstanding Capital Stock

The total authorized and issued share capital of BBVA Francés at March 31, 2017 amounted to Ps. 536,877,850, represented by ordinary shares, par value Ps.1.00. At March 31, 2017, there were 536,877,850 ordinary shares issued and fully paid, each of which carries one vote. The ordinary shares have been listed on the MERVAL (currently in BYMA as successor of MERVAL) since 1888.

Registration and Transfer

The ordinary shares may only be held in book-entry form. Stockholders of BBVA Francés will be required to hold their shares through book entries with brokers, banks and other entities that have accounts with Caja de Valores S.A. (“Caja de Valores” and “Caja de Valores Participants”, respectively). Caja de Valores maintains a stock registry for BBVA Francés based upon information received from Caja de Valores Participants and only those persons listed in such registry will be recognized as stockholders of BBVA Francés.

The ordinary shares are transferable on the books of Caja de Valores. Caja de Valores records all transfers in BBVA Francés’ registry. Within one business day of such transfer, Caja de Valores is required to confirm the registration of transfer with the transferor.

Limited Liability of Stockholders

Stockholders’ liability for losses is limited to their stockholdings in BBVA Francés. Under Argentine law, however, stockholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s by-laws (or regulations, if any) may be held jointly and severally liable for damages to such company or third parties resulting from such resolution. In connection with recommending any action for approval by stockholders, the Board or Directors of the Bank intends to obtain an opinion of counsel concerning the compliance of the action with Argentine law and the by-laws (or regulations, if any). A court in Argentina should hold that a non-controlling stockholder voting in good faith in favor of such a resolution on the advice of counsel to the effect that such resolution is not contrary to Argentine law or a company’s by-laws or regulations, is not liable under the above-mentioned provision.

Meetings and Voting Rights

Stockholders’ meetings may be ordinary meetings or extraordinary meetings. BBVA Francés is required to hold an annual ordinary meeting of stockholders within four months of the close of each fiscal year to consider the matters outlined in Article 234 of the Argentine General Corporations Law, including: (i) approval of BBVA Francés’ financial statements and general performance of the Board of Directors for the preceding fiscal year, (ii) election, removal and remuneration of directors and the members of the Supervisory Committee, and (iii) allocation of profits. Matters which may be considered at these or other ordinary meetings include consideration of the responsibility of directors and members of the Supervisory Committee, as well as capital increases and the issuance of negotiable obligations. Extraordinary stockholders’ meetings may be called at any time to consider matters beyond the competence of the ordinary meeting, including amendments to the by-laws, anticipated dissolution, merger, transformation from one type of company to another and limitations on stockholders’ preemptive rights. Stockholders’ meetings may be convened by the Board of Directors to discuss the matters set forth by the Board of Directors and no other matters in addition to those set forth by the Board of Directors may be discussed. A stockholder or group of stockholders holding at least 2% in the aggregate of

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BBVA Francés’ capital stock may submit proposals or comments as to the performance of the Company, with such proposals to be made available to the other shareholders by the Company at least five days prior to the ordinary stockholders’ meeting approving the financial statements of BBVA Francés. The Board of Directors or the members of the Supervisory Committee are required to call stockholders’ meetings upon the request of one or more stockholders holding at least 5% of the capital stock of BBVA Francés. If the Board of Directors fails to call the meeting, the CNV or a court of law may call the meeting.

Ordinary shares represented by ADSs will be voted or caused to be voted by the ADR depositary in accordance with instructions of the holders of such ADSs.

Notice of shareholders’ meetings is governed by the provisions of our by-laws, the Argentine General Corporations Law and Law No. 26,831 (the “Argentine Capital Markets Act”). According to the Argentine Capital Markets Act, notice of the shareholders’ meeting must be published for five days in the Official Gazette of the Republic of Argentina and in a widely circulated newspaper in Argentina at least twenty but not more than forty-five days prior to the meeting.

In case of adjournment of a regular shareholders meeting, the meeting on second call may be held on the same date, at least one hour after the time set for the meeting on first call, in compliance with Section 237 of the Argentine General Corporations Law. In case of adjournment of a special shareholders’ meeting, the meeting on second call must be held within the following thirty days, and the publication must appear for three days at least eight days before the date set for that meeting.

In order to attend a meeting and be listed on the meeting registry, stockholders must submit evidence or their book-entry share account held at Caja de Valores three days prior to the scheduled meeting date. If so entitled to attend the meeting, a stockholder may be represented by proxy granted to another person, provided that proxies may not be granted to directors, members of the Supervisory Committee, or officers of BBVA Francés.

Quorum for ordinary meetings consists of a majority of stock entitled to vote and resolutions may be adopted by the affirmative vote of 50% plus one vote (an “absolute majority”) of the votes present. If no quorum is present at the first meeting, a second meeting may be called at which the stockholders present, whatever their number, constitutes a quorum and resolutions may be adopted by an absolute majority of the votes present. The quorum for extraordinary meetings is 60% of the stock entitled to vote. However, if such quorum is not present at the first meeting, a second meeting may be called which may be held. The required quorum for the second meeting is 30% of the stock entitled to vote. In both cases, decisions are adopted by an absolute majority of shares voting except for certain fundamental matters (such as mergers and spin-offs (when BBVA Francés is not the surviving entity and the surviving entity is not listed on any stock exchange), anticipated liquidation, change of BBVA Francés’ domicile to outside Argentina, total or partial repayment of capital or a substantial change in the corporate purpose) which require a favorable vote of the majority of all the stock entitled to vote. In accordance with the by-laws, each ordinary share entitles the holder thereof to one vote at meetings of shareholders of BBVA Francés.

Neither the Argentine General Corporations Law nor the by-laws of BBVA Francés currently restricts the right of non-resident or foreign owners to hold or vote the ordinary shares.

Directors

Directors and alternate directors remain in office for three years; both can be reelected. Alternate directors replace directors who have resigned or been removed until the following general stockholders’ meeting is held, and, if it may be the case, during the length of their absence if it ends before the general stockholders’ meeting. The Board of Directors meets at least once every month and each time that any one of the directors should request.

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The Argentine General Corporations Law allows cumulative voting to enable minority stockholders to appoint representatives on the Board of Directors and members of the Supervisory Committee. Upon the completion of certain requirements, stockholders are entitled to appoint up to one third of the vacancies to be filled in the Board of Directors by cumulative voting. Each stockholder voting cumulatively has the number of votes resulting from multiplying those votes which such stockholder would normally have been entitled to by the number of vacancies to be filled. Such stockholder may apportion his votes or cast all such votes for one or a number of candidates not exceeding one third of the vacancies to be filled.

Under Argentine law, directors have the obligation to perform their duties with loyalty and the diligence of a prudent business person. Directors are jointly and severally liable to the Bank, the stockholders and third parties for the improper performance of their duties, for violating the law, the Bank’s by-laws or regulations and for any damage caused by fraud, abuse of authority or gross negligence. Under Argentine law, specific duties may be assigned to a director by the by-laws or regulations or by resolution of the stockholders’ meeting. In such cases, a director’s liability will be determined with reference to the performance of such duties, provided that certain recording requirements are met. Under Argentine law, directors are prohibited from engaging in activities in competition with the Bank without express authorization of a stockholders’ meeting. Certain transactions between directors and the Bank are subject to ratification procedures established by Argentine law.

A director will not be liable if, notwithstanding his presence at the meeting at which a resolution was adopted or his knowledge of such resolution, a written record exists of his opposition thereto and he reports his opposition to the Supervisory Committee before any complaint against him is brought before the Board of Directors, the Supervisory Committee, the stockholders’ meeting, the competent governmental agency or the courts. Any liability of a director vis-a-vis the Bank terminates upon approval of the directors’ performance by the stockholders’ meeting, provided that stockholders representing at least 5% of the Bank’s capital stock do not object and provided further that such liability does not result from a violation of the law or the by-laws or regulations.

The by-laws of BBVA Francés state that the Bank’s management is led by a Board of Directors consisting of a minimum of three and a maximum of nine directors, who are elected by the shareholders to hold such office for a period of three years and who may be re-elected. The by-laws also provide for the appointment of alternate directors. According to the by-laws, the Board of Directors meets at least once per month.

For further information regarding our current directors, see “Item 6. Directors, Senior Management and Employees” in the 2016 20-F and the Q1 Form 6-K.

Supervisory Committee

Argentine law provides for one or more auditors to oversee the accounting records of a corporation and to ensure compliance with law in the interest of all of the stockholders. Larger corporations such as the Bank are required to have at least three auditors, who form the “Supervisory Committee”. The Supervisory Committee is an independent body that, in the Bank’s case, is composed of three regular members and three alternate members appointed annually by the stockholders to attend Board of Directors meetings, view the Bank’s financial statements and fulfill other functions as provided in Article 294 of the Argentine General Corporations Law to ensure compliance with the law. The Supervisory Committee ordinarily meets at least once every three months or more often if required by one of its members. Regular members of the Supervisory Committee may be reelected and alternate members replace regular members in case of absence. Fees for members of the Supervisory Committee are established by the stockholders at the annual ordinary stockholders’ meeting. Members of the Supervisory Committee’s liabilities are joint and several and unlimited for the nonfulfillment of their duties. Unlike directors, members of the Supervisory Committee have no management functions.

For further information regarding our Supervisory Committee, see “Item 6. Directors, Senior Management and Employees” in the 2016 20-F.

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Dividends

The Bank has in place an earnings distribution policy in line with the Bank’s vocation for sustained stockholder value, that at the same time allows the Bank’s financial condition to perform favorably so as to strive for business growth and the maintenance of consistently high liquidity and solvency standards in compliance with currently applicable rules and regulations. According to Communication “A” 6013 dated July 12, 2016 of the Central Bank, such distribution must have the prior authorization of the Central Bank and none of the following situations may have occurred during the month immediately preceding the request for authorization made to the Superintendence:

•	The Bank falls under the provisions of Articles 34 “Regularization and restructuring” and 35 bis “Restructuring of the entity for the protection of credit and bank deposits” of the Financial Institutions Law;

•	The Bank has received financial assistance from the Central Bank, other than assistance received for lack of liquidity in terms of Decree Nr. 739/03 and its regulatory provisions (Communication “A” 3941 and complementary provisions), within the framework of article 17 of the Central Bank’s Charter, and in terms of the transactions foreseen by Communication “A” 4268;

•	The Bank incurs delays or noncompliance with respect to the information system set forth by the Central Bank;

•	The Bank shows deficiencies as to the payment of its minimum capital, either individually or on a consolidated basis (without computing for such purpose the effects of individual franchises granted by the Superintendence) or as regards its average minimum cash requirements in Argentine pesos or foreign currencies or government securities; or

•	The Bank recorded sanctions equivalent to 25% of its computable equity liability, disqualifications, restrictions, prohibitions or revocations on the last five years by the Central Bank, the Financial Information Unit (“UFI”), the CNV and/or the National Superintendence of Insurance qualified as material sanctions under applicable laws and regulations; provided, however, that corrective actions may have been implemented by the financial institution to the satisfaction of the Superintendence, upon prior consultation with the entity imposing such sanction.

Communications “A” 5272 dated February 1, 2012 and “A” 5827 dated November 10, 2015 of the Central Bank increased the capital requirements for financial institutions that carry out activities in Argentina. These Communications require certain capital levels in order to support operational risks.

Pursuant to the Argentine General Corporations Law, dividends can be lawfully paid and declared only out of BBVA Francés’ retained earnings representing the profit on BBVA Francés’ operations and investments. In addition, no profits may be distributed until prior losses are covered.

The Board of Directors submits to the stockholders for approval at an ordinary meeting of stockholders BBVA Francés’ financial statements for the previous fiscal year. The stockholders, upon approving the financial statements, determine the allocation of BBVA Francés’ net income. By law, the stockholders are required to allocate 20 percent of such net income to the legal reserve. If the legal reserve is subsequently impaired, dividends may not be paid until the legal reserve has been fully reestablished. The legal reserve is not available for distribution. Under the Bank’s by-laws, after the allocation to the legal reserve has been made, an amount will be segregated to pay the fees of the members of the Board of Directors and of the Supervisory Committee, and an amount will be segregated to pay dividends on preferred stock, if any. Under Central Bank regulations, this fee is required to be accrued on the income statement. The remainder of net income may be distributed as dividends on common stock or retained as a voluntary reserve, contingency reserve or other account or any combination thereof, all as determined by the stockholders’ meeting. Dividends may not be paid if the legal reserve has been impaired.

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In accordance with the above mentioned Communications, a dividend distribution for Ps. 911 million was approved by the stockholders’ meeting held on March 30, 2017 subject to the prior authorization by the Central Bank for the fiscal year 2016, which has been requested but not yet obtained as of the date hereof.

For a description of the declared dividends that we have paid on our ordinary shares and ADSs for the years 2010 to 2016, see “Item 3. Key Information—Declared Dividends” in our 2016 Form 20-F.

Capital Increases and Reductions

BBVA Francés may increase its capital upon authorization of the stockholders at an ordinary meeting. All capital increases must be registered with the CNV and published in the Official Gazette. Capital reductions may be voluntary or involuntary. Voluntary reductions of capital must be approved by an extraordinary meeting of the stockholders. Reduction is mandatory when losses have exceeded reserves and more than 50% of capital.

Preemptive Rights

Under Argentine law, in the event of an increase in capital, holders of ordinary shares have a preemptive right to purchase any issue of ordinary shares in an amount sufficient to maintain the proportion of capital then held by them. Except for specific situations, a company is prohibited from issuing stock with multiple voting rights after such company becomes public. Stockholders exercising preemptive rights are also entitled to subscribe for shares not otherwise subscribed for by other stockholders through the exercise of such other stockholders’ preemptive rights on a pro rata basis, based on the number of shares purchased by the exercising stockholder when exercising its preemptive rights, also known as accretion rights.

Under the Argentine General Corporations Law, preemptive rights must be exercised within thirty days following the time after which notice to the stockholders of their opportunity to preempt the capital increase has been published for three days in the Official Gazette of Argentina and in a widely circulated newspaper in Argentina, with the possibility for publicly listed companies (such as BBVA Francés) to reduce such period to a minimum of ten days.

Conflicts of Interest

Under the Argentine General Corporations Law, a stockholder is required to abstain from voting on a business transaction in which its interests conflict with those of BBVA Francés. In the event such stockholder votes on such business transaction and such business transaction would not have been approved without such shareholder’s vote, such stockholder may be liable to BBVA Francés for damages.

Redemption or Repurchase

Under the Argentine General Corporations Law, BBVA Francés may acquire ordinary shares issued by it only under the following circumstances: (i) to cancel such shares and only after a decision to reduce its capital stock (which requires approval of an extraordinary stockholders’ meeting); (ii) to avoid a significant damage under exceptional circumstances, using retained earnings or free reserves which have been fully paid, which action must be ratified at the following ordinary stockholders’ meeting; and (iii) in the case of an acquisition of a corporation whose assets include shares of BBVA Francés, BBVA Francés may repurchase or redeem its shares pro rata or by lot. In both cases, the repurchase or redemption will be made at a fair price. BBVA Francés may resell such shares within one year and must give stockholders a preemptive right to purchase such shares. The repurchased shares will not be calculated in the determination of a quorum or a majority.

Appraisal Rights

Whenever certain extraordinary resolutions are adopted at stockholders’ meetings such as the merger of BBVA Francés into another entity, a substantial change of corporate purposes, transformation from one type of

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corporate to another, or BBVA Francés’ shares cease to be traded publicly or listed on BYMA, any stockholder dissenting or absent from the adoption of any such resolution may withdraw from BBVA Francés and receive the book value per share determined on the basis of BBVA Francés’ annual financial statements (as approved by the annual ordinary stockholders’ meeting), provided that the shareholder exercises its appraisal rights within five days following the meeting at which the resolution was adopted in the case of a dissenting stockholder or within 15 days following the meeting if the stockholder was absent and can prove that he was a stockholder on the day of the meeting. In the case of a merger of another entity into BBVA Francés or spin-off of BBVA Francés, no appraisal rights may be exercised if the shares to be allocated are admitted to a public offering or listed for quotation on a stock exchange.

Appraisal rights are extinguished if the resolution is subsequently overturned at another stockholders’ meeting held within seventy-five days of the previous meeting at which the resolution was adopted.

Payment on the appraisal rights must be made within one year of the date of the stockholders’ meeting at which the resolution was adopted, except where the resolution was to cease to publicly offer BBVA Francés’ stock or to cease maintaining the corporate existence of BBVA Francés after the CNV or BYMA has canceled its authorization to publicly offer or list its stock, as the case may be, in which case the payment period is reduced to sixty days from the resolution date.

Liquidation

Upon liquidation of BBVA Francés, one or more liquidators may be appointed to wind up its affairs. All outstanding ordinary shares of common stock will be entitled to participate equally in any distribution upon liquidation.

In the event of liquidation, the assets of BBVA Francés shall be applied to satisfy its debts and liabilities.

Mandatory Acquisition Public Offer

Mandatory public offer in the case of significant acquisition of our capital stock and votes.

Pursuant to the Argentine Capital Markets Law and the rules of the CNV (as implemented through Resolution 622/2013, as amended, the “CNV Rules”) (in particular, as amended by Resolution No. 689/2017 of the CNV), any person who directly or indirectly intends to acquire for value, acting individually or in conjunction with others, in a single transaction or a series of transactions over a term of 90 calendar days, a number of voting shares, stock warrants or stock options, convertible securities or other similar instruments issued by BBVA Francés, that directly or indirectly (considering for that purpose that person’s existing shareholding) may give the right to subscribe for, acquire or convert into our voting shares, irrespective of how the transaction is implemented, that carry the right, or if exercised will carry the right, to a “significant interest” in BBVA Francés’ voting capital stock and/or votes, shall previously promote, within ten days after a firm decision to acquire any such instruments is made, a public tender offer to acquire and/or swap securities in accordance with the procedure and scope established in Chapter II, Title III of the CNV Rules (an “OPA”).

According to the CNV Rules, “significant interest” means an interest equal to or greater than 35% and up to 50% of the voting capital stock and/or the votes of the company. When trying to acquire an interest equal to or greater than 35% voting capital stock and/or the votes of the company, the offer shall be made on a number of securities that allows the purchaser to acquire at least 50% of the voting capital stock of the company.

The obligation set forth in the preceding paragraph shall not apply in those cases in which the acquisition of the “significant interest” does not entail the acquisition of control of the company.

When trying to reach a stake equal to or greater than 50% of the voting capital stock and/or the votes of the company, the offer shall be made on a number of shares that allows the purchaser to reach 100% of the voting capital stock of the company.

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The price shall be determined by the offeror with the following exceptions:

•	If the purchaser has purchased other securities related to the offering within the 90 days prior to the announcement of the offer, the price cannot be lower than the highest price the purchaser paid in such transactions.

•	If the purchaser has obtained firm sale commitments from the controlling shareholder or other shareholders entitled to take part in the public offering, the price cannot be lower than the price provided for in such commitments.

In order to determine the price, the purchaser shall also consider the following criteria, according to the CNV Rules: (i) book value of the shares; (ii) valuation of the target company according to discounted cash flows (DCF) or other applicable valuation criteria applicable to comparable business; and (iii) average price of the shares for the last six months before the “offer.” Based on certain interpretations of the Argentine Capital Markets Law and the CNV Rules, there is no certainty as to whether the average price of the shares for the last six months before the “offer” should be considered as a minimum price. The price could be challenged by both the CNV and any offeree shareholder.

When the securities are acquired in breach of the obligation to make a public offer as stated herein, the CNV will declare it illegal and ineffective for administrative purposes and will carry out the auction of the shares acquired in breach, without prejudice of other applicable penalties.

Public offer in the case of voluntary withdrawal from the public offer and listing system in Argentina

The Argentine Capital Markets Law and the CNV Rules also provide that, where a company whose shares are publicly offered voluntarily agrees to withdraw from the public offer and listing system, the company must follow the procedures contemplated in CNV Rules and must also launch a mandatory public offer to acquire the full amount of its shares and/or stock warrants or securities convertible into shares or stock options, in accordance with the provisions of the CNV Rules. The public offer need not be addressed to any shareholders who voted for withdrawal at the relevant shareholders’ meeting. The public offer may be made solely as a sale transaction, and payment thereunder must be made in cash.

The company’s own shares may be bought solely by using earned and net profits or freely-available reserves, provided that they are fully paid-up, and for amortization or disposition thereof, within the term established in Section 221 of the Argentine General Corporations Law, and the company must provide the CNV with proof of the company’s financial capacity to buy those shares and proof of the fact that the company’s financial soundness will not be adversely affected by payment of the shares.

The price offered in the case of voluntary withdrawal from the public offer and listing system in Argentina must be fair; the following criteria must be taken into account for that purpose:

•	The book value of the shares, taking into account a special balance sheet for withdrawal from the public offer and/or listing system.

•	The company’s value, in accordance with discounted cash flows and/or coefficients applicable to comparable companies or enterprises.

•	The company’s liquidation value.

•	Average trading prices in the stock market where the shares were listed over the six months immediately preceding the request for withdrawal, irrespective of the number of sessions required for such trading.

•	The amount of consideration previously offered, or price of placement of the new shares, if a public offer has been made in connection with the same shares or any new shares have been issued, as the case may be, in the last year before the date when an agreement is reached to submit a request for withdrawal.

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The price offered shall not be lower than the average trading price referred to above. The criteria for calculation of the price per share in the event of withdrawal from public offer and listing in Argentina are established in the Argentine Capital Markets Law and the CNV Rules and may differ from the price that might arise from application of the Argentine Capital Markets Law in the event of a shareholder exercising his appraisal right.

Mandatory or voluntary acquisition public offer in the event of almost total control (squeeze out)

If one person directly or indirectly owns 95% or more of the outstanding shares of a public company in Argentina, any minority shareholder may require the controlling shareholder to launch a mandatory public offer for all the outstanding shares of the company. Additionally, a person who directly or indirectly owns 95% or more of the outstanding shares of a public company in Argentina may unilaterally make the decision to buy all of the outstanding shares of the company within six months after the date when that person obtains ownership of such 95% of the company, and withdraw us from public offer and listing of shares. The price offered must be fair, in accordance with the criteria established in the Argentine Capital Markets Law and the CNV Rules.

Other Provisions

The ownership of any kind of BBVA Francés’ shares represents submission to the ordinary courts of Buenos Aires for any judicial complaint arising with respect thereto.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

BBVA Francés has listed on the New York Stock Exchange ADSs representing BBVA Francés’ ordinary shares. The depositary, The Bank of New York Mellon, also referred to as the “Depositary,” registers and delivers the ADSs. Each ADS represents an ownership interest in three ordinary shares. The ordinary shares are deposited with Banco Santander Rio S.A., the Depositary’s custodian in Argentina. Each ADS may also represent securities, cash or other property deposited with the Depositary but not distributed to ADS holders. The deposited shares, together with those other securities, cash or property are referred to collectively as the “Deposited Securities”. The Depositary’s corporate trust office is located at 101 Barclay Street, New York, NY 10286 and its principal executive office is located at 225 Liberty Street, New York, NY 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an “ADR”, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System (“DRS”), or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are an ADS registered holder. The information provided in this section assumes you are an ADS registered holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS registered holders described herein. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company (“DTC”) pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

ADS holders are not BBVA Francés shareholders and do not have shareholder rights. Because the Depositary will actually hold the underlying ordinary shares, you must rely on the Depositary to exercise the rights of a shareholder. The obligations of the Depositary are set out in a deposit agreement (the “Deposit Agreement”) dated as of December 1, 1993, as amended as of August 12, 1997, and as further amended and restated as of May 28, 2013 among BBVA Francés and The Bank of New York Mellon, as depositary, and ADS holders. The Deposit Agreement and the ADSs are governed by New York law.

The following is a summary of the material provisions of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement and the form of ADR. Copies of the deposit agreement and the form of ADR are available for inspection at the corporate trust office of the Depositary at the address set forth above.

American Depositary Receipts

ADSs are issuable pursuant to the Deposit Agreement. Each ADS represents three ordinary shares deposited with Banco Santander Rio S.A. as custodian (the “Custodian”) and registered in the name of the Custodian in an account maintained at the Custodian by the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADSs are registered on the books of the Depositary will be treated by BBVA Francés and the Depositary as owners and holders of ADSs.

Deposit and Withdrawal of Securities

The ordinary shares that are represented by the ADSs sold in any offering pursuant to this prospectus will be deposited in accounts maintained by the Custodian and registered in the name of the Custodian, who will be the holder of record of all such shares. Subject to the terms and conditions of the Deposit Agreement, upon transfer of such ordinary shares to the account of the Custodian or upon receipt of ordinary shares by the Depositary, the Depositary will execute and deliver ADSs to or upon the written order of the person or persons that made the deposit.

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Upon surrender of ADSs to the Depositary, and upon payment of the fees, taxes and governmental charges contemplated by the Deposit Agreement, ADS holders are entitled to delivery, to them or upon their order, of the amount of deposited securities represented by those ADSs. Such delivery will be made to the ADS holder or upon the ADS holder’s order without unreasonable delay. The forwarding of ordinary shares and other documents of title for such delivery to an ADS holder, or as ordered by such ADS holder, will be at its risk and expense or the risk and expense of the person submitting such written instruction for delivery.

The Depositary may deliver ADSs prior to the receipt of ordinary shares, subject to the conditions specified in the Deposit Agreement, which require persons to whom ordinary shares or ADSs are so delivered or issued to, among other things, furnish certain written representations and provide collateral to the Depositary. The Depositary is entitled to retain any compensation received by it in connection with such transactions including, without limitation, earnings on the collateral.

Dividends, Other Distributions and Rights

The Depositary is required to convert into dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting dollars to the United States, all cash dividends and other cash distributions denominated in Argentine pesos (or any other currency other than dollars) that it receives in respect of the deposited securities, and to distribute the amount received to the ADS holders in proportion to the number of ADSs without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of any ADS or ADSs or otherwise. The amount distributed will be reduced by any amounts to be withheld by BBVA Francés, the Depositary or the Custodian, including amounts on account of any applicable taxes and certain other expenses. If the Depositary determines that in its judgment any currency other than dollars received by it cannot be so converted on a reasonable basis and transferred, the Depositary may distribute such foreign currency received by it or in its discretion hold such foreign currency (without liability for interest) for the respective accounts of the ADS holders entitled to receive the same.

If BBVA Francés declares a dividend in, or free distribution of, additional ordinary shares, upon receipt by or on behalf of the Depositary of such additional ordinary shares, the Depositary may, and shall if BBVA Francés so requests, distribute to the applicable holders of outstanding ADSs, additional ADSs that represents the number of shares received as such dividend or free distribution after deduction or upon payment of applicable fees of the Depositary and any taxes or other governmental charges. In lieu of delivering fractional ADSs in the event or any such distribution, the Depositary will sell the amount of ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds in dollars to applicable ADS holders in accordance with the Deposit Agreement. If additional ADSs (other than ADSs for fractional ADSs) are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed in respect of the deposited securities represented by ADS prior to such dividend or free distribution.

If BBVA Francés offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to ADS holders. The Depositary will either (i) make such rights available to such ADS holders by means or warrants or otherwise, if lawful and feasible, or (ii) if making such rights available is not lawful or feasible, try to sell such rights, warrants or other instruments, if practicable, and, after deduction or upon payment of fees and expenses of the Depositary, allocate the net proceeds of such sales for the accounts of such ADS holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such ADS holders and beneficial owners because of exchange restrictions or the date or delivery of any ADS or ADSs, or otherwise, and distribute the net proceeds so allocated to the extent practicable. If, by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any holders or dispose of such rights and make the net proceeds available to such holders, then the Depositary shall allow the rights to lapse.

If registration under the Securities Act of the rights or the securities to which any rights relate is required in order for BBVA Francés to offer such rights to ADS holders or beneficial owners and sell the securities upon the

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exercise of such rights to ADS holders or beneficial owners, the Depositary will not offer such rights to the ADS holders or beneficial owners unless and until such a registration statement is in effect, or unless, based on an opinion from recognized counsel in the United States for the Company, the offering and sale of such securities to such ADS holders or beneficial owners are exempt from registration under the provisions of such Securities Act.

If the Depositary determines that any distribution of property (including securities or rights to subscribe therefor) is subject to any taxes or governmental charges that the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay such taxes or governmental charges, and thereafter will distribute the net proceeds of any such sale or the balance of any such property after deduction or such taxes or governmental charges to the ADS holders entitled thereto.

Changes Affecting Deposited Ordinary Shares

Upon any change in nominal or par value, any split-up, consolidation or other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting BBVA Francés or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, in conversion of or in respect of deposited securities shall be treated as newly deposited securities under the Deposit Agreement, and ADSs shall henceforth represent the new deposited securities so received in exchange or conversion, unless additional ADSs are delivered, as in the case of a stock dividend, or unless the Depositary calls for the surrender of outstanding ADSs to be exchanged for new ADSs.

In the event that any security so received may not be lawfully distributed to some or all owners, the Depositary may sell such securities at public or private sale, upon such terms as it may deem proper, and may allocate the net proceeds of such sales for the account of the owners otherwise entitled. This allocation shall be made upon an averaged or other practicable basis without regard to any distinctions among such owners.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, or whenever any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the Depositary causes a change in the number of ordinary shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of holders of ordinary shares or other deposited securities, the Depositary will fix a record date for the determination of the ADS holders who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, to exercise the rights of ADS holders with respect to such changed number of securities, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Voting of the Underlying Ordinary Shares

As soon as practicable after receipt by the Depositary of notice of any meeting of holders of ordinary shares, the Depositary, if requested in writing by the Bank, will mail the information contained in such notice of meeting to ADS holders. ADS holders at the close of business on the record date specified by the Depositary are entitled under the Deposit Agreement, subject to any applicable provisions of Argentine law’ and of the corporate charter of BBVA Francés, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by their respective ADSs. The Depositary will endeavor insofar as is practicable to vote or cause to be voted the ordinary shares represented by the ADSs in accordance with such instructions. The Depositary has agreed that it will not vote the ordinary shares so represented other than in accordance with such instructions from the record ADS holders or as described in the following sentence. If BBVA Frances requested the Depositary to solicit voting instructions but the Depositary does not receive voting instructions from a holder of ADSs by the date the Depositary specified, the Depositary will vote the amount of ordinary shares represented by those ADSs in favor of any matter proposed or recommended by

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BBVA Frances’s board of directors. Notwithstanding the foregoing, the Depositary will not send a meeting notice to ADS holders or vote any deposited shares unless it has received an opinion from BBVA Frances’ Argentine counsel to the effect that that the matters to be voted on are not contrary to Argentine law or BBVA’s by-laws. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

Reports and Notices

On or before the first date on which BBVA Francés gives notice, by publication or otherwise, of any meeting of holders of ordinary shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited ordinary shares, BBVA Francés will be required to transmit to the Depositary and the Custodian a copy of the notice thereof in the form given or to be given to holders of ordinary shares or other deposited securities.

BBVA Francés will arrange, to the extent, if any, required by any regulations of the SEC, for the translation into English, if not already in English, and the prompt transmittal by BBVA Francés to the Depositary and the Custodian of such notices and any other reports and communications which are made generally available by BBVA Francés to holders of its ordinary shares. If requested in writing by Banco Francés, the Depositary will arrange for the mailing, at BBVA Francés’ expense, of copies of such notices, reports, and communications to all ADR holders. BBVA Francés will timely provide the Depositary with the quantity of such notices, reports, and communications, as requested by the Depositary from time to time in order for the Depositary to effect such mailings.

Amendment and Termination of the Deposit Agreement

The form of the ADSs and the Deposit Agreement may at any time be amended by agreement between BBVA Francés and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes and governmental charges and certain expenses), or that otherwise prejudices any substantial existing right of ADS holders, will not take effect as to the outstanding ADSs until the expiration of 30 days after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. Except in order to comply with mandatory provisions of applicable law, in no event shall any amendment impair the right of any ADS holder to surrender his ADSs and receive therefor the deposited securities represented thereby.

The Depositary at any time at the direction of BBVA Francés shall terminate the Deposit Agreement by mailing notice of such termination to the holders of all ADSs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 90 days after the Depositary shall have delivered to BBVA Francés a notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. If any ADSs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except (1) the collection of dividends and other distributions pertaining to the securities and any other property represented by such ADSs, (2) the sale of rights as provided in the Deposit Agreement and (3) the delivery of ordinary shares, together with any dividends or other distributions and the net proceeds of the sale of any rights or other property received with respect thereto, in exchange for surrendered ADSs subject to the applicable terms of the Deposit Agreement, including the payment of the fees and other charges of the Depositary. At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities and hold the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro

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rata benefit of the holders of ADSs that have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except for certain indemnification and accounting obligations. Upon the termination of the Deposit Agreement, BBVA Francés will also be discharged of all obligations thereunder, except for its obligations to the Depositary with respect to indemnification, charges and expenses.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the Depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on BBVA Frances’ share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement) converting foreign currency to US dollars

Taxes and other governmental charges the Depositary or the Custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the Depositary or the Custodian or their agents for servicing the deposited securities	As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to BBVA Frances to reimburse it for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to it by the Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

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The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Liability of ADS Holders for Taxes or Other Charges

Any tax or other governmental charge or expense payable by the Custodian, the Depositary or its nominee as the registered holder of any deposited securities represented by ADSs shall be payable by the holder of such ADS to the Depositary. The Depositary may, and at the written request of BBVA Francés shall, refuse to effect any registration of transfer or withdrawal of the securities underlying such ADS until such payment is made, may withhold or deduct any dividends or other distributions or may sell for the account of the holder thereof any or all of the deposited securities underlying such ADS and may, and at the written request of BBVA Francés shall, apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge or expense and the holder of such ADS shall remain liable for any deficiency.

Execution, Transfer and Surrender of American Depositary Receipts

The ADSs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books, at any time and from time to time, when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the delivery, registration of transfer, split-up, combination or surrender of any ADSs, or withdrawal of ordinary shares, the Depositary, the registrar or the Custodian may require payment from the person presenting the ADS or the depositor of such ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge, and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to the ordinary shares being deposited or withdrawn) and payment of any applicable fees payable to the Depositary. The Depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution of, or related to, the underlying ordinary shares until it has received such proof of citizenship, residence, exchange control approval or other information as it may reasonably deem necessary or proper or as BBVA Francés may require by written request to the Depositary. The execution and delivery or transfer of ADSs generally may be suspended during any period when the transfer books of the Depositary are closed or if any such action is deemed necessary or advisable by the Depositary or BBVA Francés at any time or from time to time. The surrender of outstanding ADSs and withdrawal of the underlying ordinary shares may not be suspended, except as required in connection with (i) temporary delays caused by closing the transfer books of the Depositary or BBVA Francés or the deposit of the underlying ordinary shares in connection with voting at a meeting of security holders, or payment of dividends, (ii) the payment of fees, taxes and charges, and (iii) compliance with any US or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the underlying ordinary shares. ADS holders may inspect the transfer books of the Depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than the business of BBVA Francés or a matter related to the Deposit Agreement or the ADSs.

General

Neither the Depositary nor BBVA Francés will be liable to owners or holders of ADSs if prevented or forbidden from performing their obligations under the Deposit Agreement by the law of any country, by any governmental authority or stock exchange or by any circumstances beyond their control or, any provision of

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BBVA Francés’ corporate charter. The obligations of BBVA Francés and the Depositary to holders of ADSs under the Deposit Agreement are expressly limited to performing their respective duties specified therein without negligence or bad faith.

Neither the Depositary nor BBVA Francés shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any ordinary share or ADS that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.

So long as any ADSs are listed on one or more stock exchanges (including the New York Stock Exchange), the Depositary will act as registrar or appoint a registrar or one or more co-registrars, for registration of such ADSs in accordance with any requirements of such exchanges.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

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PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell the securities being offered by this prospectus: (1) through selling agents; (2) through underwriters; (3) through dealer managers; and/or (4) directly to purchasers. Any of these selling agents, underwriters or dealer managers in the United States or outside the United States may include affiliates of ours. In addition, we may issue our ordinary shares (including ordinary shares represented by ADSs) in a dividend or distribution or in a subscription rights offering to our existing shareholders.

We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act and state any commissions we are to pay to that agent in the applicable prospectus supplement or term sheet. That agent will be acting on a reasonable efforts basis for the period of its appointment unless otherwise indicated in the applicable prospectus supplement.

If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction, including the compensation the underwriters will receive, in the applicable prospectus supplement.

If we offer our ordinary shares in a subscription rights offering to our existing shareholders, we may enter into a standby underwriting agreement with dealer managers acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer manager to manage a subscription rights offering for us.

If we use a dealer manager to offer and sell these securities, we will sell the securities to the dealer manager, as principal, and will name the dealer manager and include the terms of the transaction in the applicable prospectus supplement. The dealer manager may then resell the securities to the public at varying prices to be determined by that dealer manager at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer manager, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent, in each case, less other expenses attributable to issuance and distribution.

Offers to purchase securities may be solicited directly by us, and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the applicable prospectus supplement or term sheet.

One or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any of our subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities they remarket.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and other participants in the offering to bid for and purchase the securities covered by the prospectus. As an

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exception to these rules, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing such securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of such securities compared to the price available under any over-allotment option. The underwriters may also sell the securities covered by this prospectus in excess of any over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the offered securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, such securities or any other securities in the open market to stabilize the price of such securities or of any other securities. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Any of these activities may raise or maintain the market price of such securities above independent market levels or prevent or retard a decline in the market price of such securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling agents, underwriters, dealer managers and remarketing firms may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize selling agents, underwriters or dealer managers to solicit offers by some purchasers to purchase securities from us at the public offering price stated in the applicable prospectus supplement or term sheet under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These contracts will be subject only to those conditions described in the applicable prospectus supplement or term sheet, and the applicable prospectus supplement or term sheet will state the commission payable for solicitation of these offers.

Any underwriter, selling agent or dealer manager utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

To the extent an initial offering of the securities will be distributed by an affiliate of ours, each such offering of securities will be conducted in compliance with the requirements of Financial Industry Regulatory Authority (“FINRA”) Rule 5121 regarding a FINRA member firm’s distribution of securities of an affiliate.

In the ordinary course of their respective businesses, the underwriters named in the applicable prospectus supplement and their affiliates may have engaged and may in the future engage in various banking and financial services for and commercial transactions with us and/or our affiliates for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriters may enter into interest rate swaps or other hedging transactions with us in connection with a particular offering of securities and may receive compensation in connection with that transaction.

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VALIDITY OF THE SECURITIES

The validity of our securities and certain other matters of Argentine law will be passed upon for us by Perez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (h), our Argentine counsel. Certain matters of US federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, our US counsel, and for any underwriters or agents by the applicable counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from BBVA Banco Francés S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016, and the effectiveness of BBVA Banco Francés S.A.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an emphasis-of-matter paragraph relating to the fact that the accounting rules established by the Argentine Central Bank vary in certain significant aspects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT REGISTERED ACCOUNTING FIRM

With respect to our unaudited interim financial information as of March 31, 2017 and for the three-month period ended March 31, 2017, incorporated by reference herein, KPMG reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Q1 Form 6-K furnished to the Commission on June 30, 2017, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by KPMG within the meaning of Sections 7 and 11 of the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

BBVA Francés is a limited liability corporation (sociedad anónima) organized under the laws of Argentina. Substantially all of our directors and executive officers, and certain of the experts named in this document, are not residents of the United States. All or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. We are advised by Argentine legal counsel that there is doubt as to the enforceability in Argentina in original actions, of liabilities predicated solely upon the securities laws of the United States and that the enforcement of judgments of US courts in respect thereof will be enforceable in Argentina subject to compliance with the requirements contained in the Argentine Civil and Commercial Procedure Code for the enforcement of final foreign judgments, including no breach of Argentine public policy principles. We have appointed CT Corporation as agent in New York City to accept service of process.

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66,000,000 Ordinary Shares

in the Form of Shares or American Depositary Shares

PROSPECTUS SUPPLEMENT

Global Coordinators and Joint Bookrunners

Morgan Stanley	Citigroup

Joint Bookrunners

Credit Suisse	BBVA

July 18, 2017